AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 31, 2000
                                                           REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ----------------

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                ----------------

                       INTERNATIONAL FAST FOOD CORPORATION
             (Exact Name of Registrant as Specified in its Charter)

                                ----------------

            FLORIDA                         5812                 65-0302338
(State or Other Jurisdiction of (Primary Standard Industrial (I.R.S. Employer Incorporation or Organization) Classification Code Number) Identification No.)

                               -------------------


                                                    MITCHELL RUBINSON
                                               CHAIRMAN OF THE BOARD AND CEO
1000 LINCOLN ROAD, SUITE 200                INTERNATIONAL FAST FOOD CORPORATION
 MIAMI BEACH, FLORIDA 33139                     1000 LINCOLN ROAD, SUITE 200
       (305) 531-5800                            MIAMI BEACH, FLORIDA 33139
 (Address and telephone number                       (305) 531-5800
of principal executive offices             (Name, address and telephone number
and principal place of business)                 of agent for service)

                                ----------------

                          COPIES OF COMMUNICATIONS TO:

                              PAUL BERKOWITZ, ESQ.
                             GREENBERG TRAURIG, P.A.
                              1221 BRICKELL AVENUE
                              MIAMI, FLORIDA 33131
                            TELEPHONE: (305) 579-0500
                            FACSIMILE: (305) 579-0717

                                ----------------

         APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]

                                ----------------

                         CALCULATION OF REGISTRATION FEE
================================ ============== ================= ======================== ================
                                                 PROPOSED MAXIMUM
      TITLE OF EACH CLASS OF     AMOUNT TO BE     OFFERING PRICE      PROPOSED MAXIMUM        AMOUNT OF
    SECURITIES TO BE REGISTERED   REGISTERED       PER SECURITY   AGGREGATE OFFERING PRICE REGISTRATION FEE
-------------------------------- -------------- ----------------- ------------------------ ----------------
Common Stock, $.01 par value(1).   46,145,038        $0.24(2)          $11,144,508(3)           $2,942.15
-------------------------------- -------------- ----------------- ------------------------ ----------------
Series B Convertible Preferred
  Stock, $.01 par value.........      158,134        $100(4)           $15,813,400              $4,174.74
================================ ============== ================= ======================== ================

(1) Reflects shares of common stock issuable upon conversion of 158,134 shares of Series B Convertible Preferred Stock, common stock issuable on conversion of our 11% Convertible Senior Subordinated Discount Notes and shares being sold by selling shareholders.
(2) Estimated solely for purposes of calculating the registration fee under Rule 457(c) based on the last reported trade as published by the NASD OTC Bulletin Board (the "OTC BB") on August 25, 2000, which was $0.24.
(3) Pursuant to Rule 457(i), does not include the shares of common stock which would be acquired upon the conversion of shares of Series B Convertible Preferred Stock being registered hereunder.
(4) Estimated solely for purposes of calculating the registration fee under Rule 457 based on the liquidation value per share of Series B Convertible Preferred Stock.

                                ----------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                  SUBJECT TO COMPLETION, DATED AUGUST __, 2000


                       INTERNATIONAL FAST FOOD CORPORATION

                        46,145,038 SHARES OF COMMON STOCK

             158,134 SHARES OF SERIES B CONVERTIBLE PREFERRED STOCK

                              --------------------

         We have the exclusive right to develop franchised Burger King restaurants and Domino's Pizza stores in the Republic of Poland. We currently operate 22 Burger King restaurants and 16 Domino's Pizza stores.

         The selling shareholders are offering up to 46,145,038 shares of our common stock and 158,134 shares of our Series B Convertible Preferred Stock. The shares of common stock are offered by existing shareholders or will be acquired by selling shareholders upon the conversion of shares of our Series B Convertible Preferred Stock or the conversion of our 11% Convertible Senior Subordinated Discount Notes.

         Our common stock is listed on the Nasdaq OTC Bulletin Board under the symbol "IFFC." On August 25, 2000, the last reported sales price of our common stock on the Nasdaq OTC Bulletin Board was $0.24 per share. Prior to this offering, there has been no public market for the Series B Convertible Stock.

         The selling shareholders may offer shares through public or private transactions, at prevailing prices or at privately negotiated prices. The selling shareholders may make sales directly to purchasers or through agents, dealers or underwriters.

                              --------------------

         SEE "RISK FACTORS" BEGINNING ON PAGE 8 TO READ ABOUT THE FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON OR PREFERRED STOCK.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                              --------------------


               THE DATE OF THIS PROSPECTUS IS __________ __, 2000

         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THE SELLING SHAREHOLDERS ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK AND PREFERRED STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THE PROSPECTUS OR OF ANY SALE OF THE COMMON STOCK OR PREFERRED STOCK.

                                TABLE OF CONTENTS

                                                                           PAGE

Prospectus Summary...........................................................3

Risk Factors.................................................................8

Note Regarding Forward-Looking Statements...................................17

Use of Proceeds.............................................................17

Dividend Policy.............................................................17

Price Range of Common Stock.................................................18

Management's Discussion and Analysis or Plan of Operation...................19

Business....................................................................31

Description of Property.....................................................42

Legal Proceedings...........................................................43

Management..................................................................44

Certain Relationships and Related Transactions..............................45

Principal Shareholders......................................................47

Selling Shareholders........................................................49

Description of Securities...................................................50

Shares Eligible for Future Sale.............................................56

Plan of Distribution........................................................57

Legal Matters...............................................................58

Experts.....................................................................58

Change in Accountants.......................................................58

Where You Can Find Additional Information...................................59

Index to Consolidated Financial Statements.................................F-1

                               PROSPECTUS SUMMARY

         THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. IT IS NOT COMPLETE AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THIS OFFERING FULLY, YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE RISK FACTORS AND THE FINANCIAL STATEMENTS.

                                      IFFC

OUR BUSINESS.....
                    We have the exclusive right to develop franchised Burger King restaurants and Domino's Pizza stores in the Republic of Poland. We currently operate 22 Burger King restaurants and 16 Domino's Pizza stores.

BURGER KING         We operate our Burger King division through our wholly owned
DIVISION.........   Polish subsidiary, International Fast Food Polska Sp.zo.o., which we refer to as IFFP, and IFFP's wholly-owned Polish limited liability corporations. IFFP receives operational support from Burger King Corporation through its London-based office in areas including site selection and construction review, operating systems and controls, marketing, sourcing of food and equipment, distribution and training and other operational matters.

                    Our Burger King restaurants are traditional free standing restaurants or attached drive-through restaurants with dine-in seating capacity ranging from 60 to 120 people. The typical restaurant is approximately 2,800 square feet and is located near and in metropolitan areas or adjacent to a service station site. Our Burger King restaurants offer flame-broiled hamburgers and cheeseburgers, french fries and soft drinks. Other menu items may include salads, pastries, chicken sandwiches, fish sandwiches, ice cream sundaes and shakes. We anticipate that our future Burger King restaurants will also offer other food items. We typically offer a Burger King meal for the zloty equivalent of approximately $1.50 to $3.30, depending on the menu items selected. We believe, to the extent a comparison is possible, that the prices we charge for meals are comparable to the prices charged by our American-style fast food competitors in Poland.

                    BURGER KING AGREEMENT. Under our development agreement with Burger King, we are required to open 73 restaurants before December 31, 2007. Each restaurant operates under an individual franchise agreement. For each restaurant opened, we are obligated to pay Burger King an initial fee of up to $40,000 for franchise agreements with a term of 20 years and $25,000 for franchise agreements with a term of ten years. Each restaurant must also pay 5% of the restaurant's gross sales to Burger King as a royalty for the use of the Burger King trademarks and system. As long as we are in compliance with the development agreement , Burger King has agreed to reduce the royalty fee to 3% through September 30, 2000 and 4% thereafter. It is unlikely that we will fulfill the obligation to open 9 restaurants by December 31, 2000, but we intend to seek a waiver, modification or extension of such provision of the agreement, but Burger King may not grant such waiver, modification or extension. Additionally, under the agreement with Burger King, if we exceed our obligations under the restaurant development schedule, Burger King will further reduce the royalty fee. The restaurants must also contribute a monthly advertising and promotion fee of 6% of gross sales to be used for advertising, sales promotion, and public relations.

DOMINO'S
DIVISION.........
                    We operate our Domino's Pizza division through Krolewska Pizza Sp.zo.o., which we refer to as KP, and its wholly owned subsidiary, Pizza King Polska, Sp.zo.o., which we refer to as PKP. KP controls the exclusive development rights and PKP controls the franchises for Domino's Pizza stores in Poland under a master franchise agreement with Domino's Pizza International, Inc., a wholly-owned subsidiary of Domino's Pizza, Inc. KP has also entered into a commissary agreement with Domino's under which KP has been granted the exclusive right to open and operate one or more commissaries for all Domino's Pizza stores in Poland for the term of our agreement with Domino's.

                    Through PKP, we operate 16 Domino's Pizza Stores. Our Domino's Pizza stores, which operate under individual franchise agreements, feature carry-out services and delivery services to any customer who can be reached in approximately 30 minutes. The stores also provide limited customer seating. The typical Domino's store size is approximately 1,000 square feet and located in a residential area with a high base of telephone installations. One Domino's store shares space with an existing Burger King restaurant.

                    Our Domino's Pizza stores offer various types of pizza, chicken wings, soft drinks and breadsticks, and we anticipate that our future Domino's Pizza stores will also offer other food items. Our stores typically offer pizza for the zloty equivalent of approximately $4.50 to $9.00, depending upon the size of the pizza and the number of toppings selected. We believe, to the extent a comparison is possible, that the prices we charge for meals is comparable to the prices charged by our American-style fast food competitors in Poland.

                    THE DOMINO'S AGREEMENT. Our relationship with Domino's is governed principally by the Domino's Master Franchise Agreement and the individual Domino's store franchise agreements. Pursuant to our agreement with Domino's, we are required to open 46 Domino's Pizza stores before December 31, 2003 including 19 before December 31, 2000. We have opened 12 Domino's Pizza stores under the Domino's agreement, but we do not expect to open any additional stores before December 31, 2000. We intend to seek a waiver, modification or extension of such provision of the agreement. Domino's may not grant such waiver, modification or extension; and may terminate rights granted under the Domino's Agreement for a variety of defaults, including among others, failure to open Domino's Pizza stores in compliance with the development schedule.

                    Each Domino's store operates under an individual franchise agreement. Pursuant to our agreement with Domino's, we may enter into individual franchise agreements with non-affiliated franchisees. However, each non-affiliated franchisee is subject to the approval of Domino's. PKP is currently the only Domino's franchisee in Poland.

                    Before the opening of each store, we are required to pay Domino's a franchise fee of up to $5,000. The standard franchise agreement for a Domino's store has a ten-year term with a ten-year renewal option. All Domino's stores are required to pay a monthly royalty fee of 3% of its store's gross sales, net of taxes.

                    DOMINO'S COMMISSARY. Pursuant to our agreement with Domino's, we have the exclusive right to develop and operate the commissaries from which all Domino's franchisees in Poland are required to purchase food and supplies. In 1999, we opened a new commissary in approximately 7,300 square feet of space, which has the capacity to serve up to 60 Domino's stores.

DOING BUSINESS
IN POLAND........
                    Since the fall of the Communist government in 1989, Poland has embarked on a program of economic reforms, based on a transition to a market economy and private ownership. Poland is one of the fastest growing economies in Europe. Although inflation has generally declined since prices were liberalized in the beginning of 1990, the rate of inflation in Poland is still high compared to Western Europe or the United States.

                    The only legal currency in Poland is the zloty. The value of the zloty is determined under a system based on a basket of currencies, as well as all other economic and political factors that effect the value of currencies generally. As of June 30, 2000, the exchange rate was 4.40 zlotys per dollar and as of August 15, 2000, the exchange rate was 4.36 zlotys per dollar.

CORPORATE
INFORMATION......
                    Our principal executive office is located at 1000 Lincoln Road, Suite 200, Miami Beach, Florida 33139, and our telephone number is (305) 531-5800.


                                  THE OFFERING

Securities offered(1).............................     158,134 shares of Series B Convertible Preferred Stock

                                                       46,145,038 shares of common stock
Common stock outstanding after the offering (2)...     89,008,247 shares
Trading symbol of common stock....................     "IFFC"
Plan of distribution..............................     All of the shares offered hereby may be sold from time to
                                                       time by the selling shareholders.  We will not receive any of the proceeds from the sale of the shares.  We are paying all of the expenses in connection with the preparation of this prospectus and the related registration statement, estimated at $75,000.
Risk factors......................................     This offering involves a high degree of risk.  See "Risk
                                                       Factors."


-------------------------

(1) Because the selling shareholders may sell all, some or none of their shares, no actual estimate can be made of the aggregate number of shares that are offered hereby.
(2) Based on the number of shares of common stock outstanding as of August 15, 2000 and assumes conversion of all outstanding shares of our Series A Convertible Preferred Stock, our Series B Convertible Preferred Stock, the conversion of our 9% Convertible Subordinated Debentures and the conversion of our 11% Convertible Senior Subordinated Discount Notes which are being registered hereunder.

                          SUMMARY FINANCIAL INFORMATION


         The following table summarizes our statement of operations and balance sheet. The summary financial information for the six months ended June 30, 2000 has been derived from our unaudited financial statements which are included elsewhere in this prospectus and which include, in our opinion, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of our financial position and results of operations during that period. The only currency that may be used in Poland is the zloty. As of December 31, 1999 and June 30, 2000, the exchange rates were 4.15 zlotys and
4.40 zlotys per U.S. dollar, respectively. For purposes of the financial information provided below, monetary assets and liabilities are translated from the zloty to U.S. dollars at the period end exchange rate. Non-monetary assets, liabilities, and related expenses, primarily furniture, equipment, leasehold improvements and related depreciation and amortization, are translated using historical exchange rates. Income and expense accounts, excluding depreciation and amortization and all other references except as otherwise stated, are translated at an annual weighted average exchange rate.

                                                                       YEARS ENDED                         SIX MONTHS ENDED
                                                                       DECEMBER 31,                              JUNE 30,
                                                           --------------------------------        --------------------------------
                                                                1999                1998                2000              1999
                                                           --------------------------------        --------------------------------
STATEMENT OF OPERATIONS DATA:
Net revenues .......................................       $ 15,098,313        $  8,426,104        $  5,853,689        $  7,841,918
Food and packaging costs ...........................          5,560,064           3,347,477           1,958,244           3,028,520
Gross profit .......................................          9,538,249           5,078,627           3,895,445           4,813,398
Operating expenses .................................         15,575,926           6,080,065           4,977,368           6,274,263
General and administrative expenses ................          4,833,854           3,326,997           1,515,482           2,258,714
Other income (expenses)(1) .........................         (2,857,775)         (1,543,701)          4,731,964          (2,025,137)
Net (loss) income ..................................        (13,729,306)         (5,872,136)          2,134,559          (5,744,716)
Basic net (loss) income per share ..................               (.31)               (.14)                .04                (.13)
Diluted net (loss) income per share ................               (.31)               (.14)                .03                (.13)
Weighted average number of common shares
   outstanding:
   Basic ...........................................         45,198,921          44,727,685          45,593,049          45,056,418
   Diluted .........................................         45,198,921          44,727,685          84,988,700          45,056,418


         The following table is a summary of our balance sheet as of June 30, 2000 on an actual basis.


                                                              JUNE 30, 2000
                                                                 ACTUAL
                                                           -----------------
BALANCE SHEET DATA:
Working capital (deficiency).........................      $   (4,644,590)
Total assets.........................................          21,186,289
Total liabilities....................................          19,413,017
Shareholders' equity.................................           1,773,272

-----------------
(1) Includes a charge for the cumulative effect of accounting change in the amount of $620,000 for the year ended December 31, 1999 and the six months ended June 30, 1999; a credit of $115,478 for minority interest in losses of consolidated subsidiary for the year ended December 31, 1998; and a non-recurring gain of $5,830,416 for the six months ended June 30, 2000.

                                  RISK FACTORS

         You should carefully consider the following risks, together with the other information contained in this prospectus, before making an investment decision. We may also face some non-material risks which we have not discussed in the following description of our risk factors. If any of the following risks occur, our business, financial condition or results of operations could be materially adversely affected and the trading price of our common stock could decline.

OUR OPERATING FUTURE
IS UNCERTAIN
                    Management believes that cash flows from current existing stores together with existing financial resources will not be sufficient to fund operations and meet our commitments to develop new Burger King restaurants and Domino's Pizza stores. Management is seeking to obtain additional equity and or debt financing to fund operations and future development. No assurance can be given that such financing will be obtained or that it can be obtained on favorable terms. If we are unable to obtain additional equity or debt financing we may be forced to curtail or cease operations with respect to Burger King and Domino's operations.

                    We may sell our Polish subsidiaries to third parties, or sell some or all of our Burger King restaurants or Domino's Pizza stores to third parties, or to a joint venture between us and a third party. We also may decide to close some or all of our Burger King restaurants or Domino's Pizza stores.

WE HAVE LIMITED
REVENUES AND
HISTORICAL LOSSES.
                    Except for our fiscal quarter ended March 31, 1997, in which we recognized a one-time gain attributable to the settlement of our litigation with Burger King, and our fiscal quarter ended June 30, 2000, in which we recognized a gain on a settlement, our revenues from operations have not been sufficient to offset our operating expenses and corporate overhead. As a result, we have incurred losses. We incurred net losses of $13,729,306, or $0.31 per share of common stock for the year ended December 31, 1999 and, excluding the gain on the settlement of $5,830,416, a net loss of $3,698,857, or $.08 per share of common stock for the six months ended June 30, 2000. We anticipate that we will continue to incur losses until we establish a number of restaurants and stores which generate sufficient revenues to offset our operating costs and the costs of our proposed expansion. We cannot assure you that we will be able to successfully establish a sufficient number of restaurants and stores to generate meaningful revenues or achieve profitable operations. We have taken steps to reduce our food costs and general and administrative expenses; however, we cannot assure you that we will be able to do so effectively or that the reductions will be sufficient to achieve profitable operations.

WE ARE REQUIRED TO
COMPLY WITH THE
BURGER KING AGREEMENT.
                    Our material commitments for capital expenditures relate to the restaurants and stores that we must open and operate to comply with the provisions of the Burger King agreement . Pursuant to our agreement with Burger King, we are required to develop and be franchised to operate nine new Burger King restaurants by December 31, 2000, and a total of 73 Burger King restaurants in Poland by December 31, 2007.

                    We cannot assure you that we will not be in default under the agreement with Burger King or that a default will not adversely affect us. We cannot assure you that we will be able to open and operate Burger King restaurants in compliance with the specified schedule. If we are unable to open restaurants in compliance with the provisions of the agreement, we are likely to seek a modification or extension of the agreement. We cannot assure you, however, that Burger King will agree to any modification or extension.

WE MAY LOSE OUR
EXCLUSIVE RIGHTS TO
DEVELOP BURGER KING
RESTAURANTS IN
POLAND.
                    Pursuant to our agreement with Burger King, if we do not develop an additional nine Burger King restaurants by December 31, 2000, our development rights will become non-exclusive. To develop the restaurants, we will require additional financing. We estimate the cost of opening a Burger King restaurant to be approximately $450,000 to $1.0 million. If the restaurants are not opened, Burger King may license other parties to open Burger King restaurants in Poland from with we would not be entitled to any fees. The loss of our exclusive development rights could have a material adverse effect upon our financial condition.

WE ARE REQUIRED TO
COMPLY WITH THE
DOMINO'S AGREEMENT.
                    Pursuant to the agreement with Domino's, we are required to develop and be franchised to operate 46 Domino's Pizza stores in Poland by December 31, 2003. As of June 30, 2000, we had opened 12 Domino's Pizza stores under the agreement. Domino's may terminate our rights under the Domino's agreement, including franchise approvals for stores not yet opened, for a variety of possible defaults, including, among others, failure to open Domino's Pizza stores in compliance with the schedule shown in the agreement; failure to obtain Domino's site approval before the commencement of each Domino's store's construction; failure to obtain Domino's approval of any non-affiliated franchisee; failure to pay royalty payments in United States currency and failure to meet various operational, financial, and legal requirements shown in the Domino's agreement and the standard franchise agreements.

                    Upon termination of the Domino's agreement, whether resulting from default or expiration of its terms, Domino's has the right to license others to develop and operate Domino's Pizza stores in Poland, or to do so itself. If we fail to meet the development schedule during the initial term of agreement or any successor development term, we will lose our right to develop and franchise additional Domino's Pizza stores, but would be entitled to continue to act as a master franchiser and a franchisee with respect to all franchise agreements theretofore granted and executed. Under other specified circumstances of default, Domino's has the right to terminate the agreement and force the sale of, at the then current market value, all of our rights and interests as a master franchiser of Domino's Pizza stores and all of the assets of each Domino's store controlled by us.

                    We cannot assure you that we will not be in default under the agreement with Domino's or that a default will not adversely affect us. We cannot assure you that we will be able to open and operate Domino's Pizza stores in compliance with the specified schedules. If we are unable to open stores in compliance with the provisions of the agreement, we are likely to seek a modification or extension of the agreement. We cannot assure you, however, that Domino's will agree to any modification or extension.

WE MAY NOT BE ABLE
TO CONTINUE AS A
GOING CONCERN.
                    Our independent auditors have issued their report which includes an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern. We have sustained losses from operations since our incorporation in December 1991. For the year ended December 31, 1999, we reported net losses of $13,729,306. At December 31, 1999, we had an accumulated deficit of $35,374,274 and a shareholders' deficit of $411,287. These factors raise substantial doubt about our ability to continue as a going concern.

WE HAVE LIMITED
EXPERIENCE IN
OPERATING A
LARGE BUSINESS.
                    We have limited experience in developing and operating a business of the magnitude required by the Burger King and Domino's agreements, and we may encounter numerous risks, expenses, problems, and difficulties in expanding our operations. We cannot assure you that the proposed expansion contemplated under the agreements will not have an adverse effect on our financial condition or operations. In addition, our plan of operation and prospects are dependent upon, among other things, on the following:

                    --   achieving higher market acceptance in Poland for the
                         Burger King restaurant and the Domino's Pizza store
                         concepts,
                    --   the availability of suitable restaurant sites, timely
                         development and construction of restaurants,
                    --   the hiring and retention of skilled management and
                         personnel,
                    --   our ability to successfully manage growth (including
                         monitoring restaurants, controlling costs, and
                         maintaining effective quality controls), and
                    --   the availability of adequate financing.

                    The lack of success or closing of any of our restaurants or stores (and in the case of the closing of a restaurant or store, any continuing lease obligations or the resulting loss of our construction and development costs) may have a very adverse effect upon our financial condition. We cannot assure you that we will be able to successfully implement our proposed expansion and plan of operation or that unanticipated expenses, problems or difficulties will not result in material delays in its implementation.

WE WILL NEED
ADDITIONAL FINANCING.
                    We estimate the cost of opening a Burger King restaurant to be approximately $450,000 to $1.0 million and a Domino's store to be approximately $125,000 to $200,000, which includes costs due to leasehold improvements, furniture, fixtures, equipment and opening inventories. Our implementation of the expansion plans as required by the Burger King and Domino's agreements will require resources substantially greater than those currently available to us. The development of additional restaurants and stores is contingent upon our ability to generate cash from operations or to secure additional debt or equity financing. We intend to pursue the proposed development by using various credit facilities and cash flow from operations. We may also acquire additional funds through public or private offerings of debt and equity securities. If we do not secure adequate financing through additional debt or equity financing, or generate significant amounts of cash from operations, we may be required to curtail or cease our activities. We cannot assure you that any additional financing will be available to us on acceptable terms, or at all.

WE MAY EXPERIENCE
ADVERSE CONSEQUENCES
OF FINANCIAL LEVERAGE
AND RESTRICTIONS ON
INDEBTEDNESS.
                    As of June 30, 2000, we had approximately $19.4 million of total liabilities outstanding. Our ability to incur additional indebtedness is restricted by an indenture dated November 5, 1997, between us and HSBC Bank USA, as Trustee, regarding our 11% Convertible Senior Subordinated Discount Notes due 2007. The indenture also contains restrictions which limit our operating and financial flexibility, including our ability to incur liens, dispose of assets, engage in mergers, make restricted payments or engage in transactions with affiliates. Our ability to make scheduled payments under our present and future indebtedness will depend on, among other things, our future operating performance and our ability to refinance our indebtedness when necessary. Each of these factors is to a large extent subject to economic, competitive, regulatory and other factors beyond our control, in particular, those prevailing in Poland. In addition, any future borrowings are also likely to be subject to covenants which limit our operating and financial flexibility.

THERE ARE LIMITATIONS
ON OUR ACCESS
TO CASH FLOW FROM
OUR OPERATING
COMPANIES.
                    We operate as a holding company with no business operations of our own. All of our operations are conducted through our subsidiaries, which are separate and distinct legal entities and have no obligation, contingent or otherwise, to make investments in, or meet our working capital needs or other liabilities. In addition, the operating companies have generated negative cash flow, and we expect that they will continue to generate negative cash flow from operations in the foreseeable future. As a result, we do not expect that we will be able to generate any significant cash flow from our operating companies at any time in the foreseeable future.

OUR COMMON STOCK HAS
A LIMITED TRADING
MARKET AND EXPERIENCES
VOLATILITY OF AND
DECLINES IN PRICE.
                    Our common stock is traded on the NASD OTC Bulletin Board. As a result, you may find it difficult to dispose of, or to obtain accurate quotations as to the market value of, the common stock. Consequently, a limited trading market may have an adverse effect on the marketability of the common stock, and, in turn, negatively affect the value of the common stock. In addition, the trading price of the common stock could be subject to wide fluctuations in response to variations in our operating results, announcements by us or others, developments affecting us, and other events or factors. The stock market has experienced extreme price and volume fluctuations in recent years. These fluctuations have had a substantial effect on the market prices for many companies, often unrelated to their operating performance, and may adversely affect the market prices of the common stock. The common stock traded between $1.53 and $0.28 per share during the 52-week period ended June 30, 2000. The closing price for the common stock, as last reported on the OTC BB on August 25, 2000 was $0.24 per share.

                    If shares of common stock are traded, they may trade at a discount from the price you paid for them, depending upon prevailing interest rates, the market for similar securities and other factors. We cannot assure you that you will be able to sell the common stock in the future or that the sale will be at a price equal to or higher than the price you paid for it. We cannot assure you that the trading market for the common stock will be liquid. The liquidity of any market for the common stock will depend upon the number of holders of common stock, the interest of securities dealers in making a market in the common stock, if any, and other factors.

OUR COMMON STOCK IS
SUBJECT TO PENNY
STOCK REGULATIONS.
                    Sales of our common stock must conform to the rules promulgated by the Securities and Exchange Commission relating to sales of penny stocks. The SEC has adopted regulations which define a "penny stock" to be any equity security that has a market price of less than $5.00 per share, subject to specified exceptions. For any transaction involving a penny stock, unless exempt, the rules require the delivery to you, before the transaction, of a disclosure schedule prepared by the SEC relating to the penny stock market. Your broker-dealer also must disclose the compensation payable to both the broker-dealer and the registered representative, current quotations for the securities, and information on the limited market in penny stocks. In addition, your broker-dealer must obtain a written acknowledgment from you that the disclosure information was provided and must retain the acknowledgment for at least three years. Further, your broker must send monthly statements to you disclosing current price information for the penny stock held in your account. The foregoing rules may materially adversely affect the liquidity for the market of our securities. The rules may also affect the ability of broker-dealers to sell our securities and may impede your ability to sell our securities in the secondary market.

THERE IS NO TRADING
MARKET FOR THE
SERIES B CONVERTIBLE
PREFERRED STOCK.
                    There is currently no public trading market for shares of our Series B Convertible Preferred Stock and we do not intend to list the Series B Convertible Preferred Stock for trading on an exchange or in the Nasdaq system. As a result, you will find it difficult to dispose of, or to obtain accurate quotations as to the market value of, the preferred stock. This limited trading market may have an adverse effect on the marketability of the preferred stock, and, in turn, negatively affect its value.

MITCHELL RUBINSON
HAS VOTING CONTROL
OF OUR COMPANY.
                    Mitchell Rubinson, our Chairman of the Board and Chief Executive Officer, and his wife beneficially own approximately 60.5% of the outstanding common stock (assuming that outstanding convertible securities, and options held by others are not converted or exercised) and, thus, effectively may have the ability to elect the majority of our Board of Directors and control our affairs. Upon the conversion of the shares of Series B Convertible Preferred Stock and exercise of the options to acquire shares of common stock being registered hereunder, Mr. Rubinson will own approximately 31.2% of the outstanding common stock.

WE MUST COMPLY WITH
RESTRICTION ON
PAYMENT OF DIVIDENDS
UNDER FLORIDA LAW.
                    Florida law provides that no distribution may be made to our shareholders if, after giving effect to the distribution,

                    -- we would be unable to pay our debts as they become due in the usual course of business, or

                    -- our total assets would be less than the sum of our total liabilities plus the amount that would be needed in a dissolution to satisfy the preferential rights of shareholders whose preferential rights are senior to those receiving the distribution.

                    Our Board of Directors is empowered to base its evaluation of whether a distribution is permitted under the statute either on

                    -- financial statements that are prepared on a basis of accounting principles and practices that are reasonable under the circumstances or

                    -- fair valuation or other method that is reasonable in the circumstances.

                    Accordingly, the payment of dividends on the common stock will be subject to the statutory insolvency test. We have only once paid cash dividends on the common stock and anticipate that, for the foreseeable future, we will not pay any cash dividends. In addition, we have in the past failed to pay the dividends on our outstanding Series A Convertible Preferred Stock. The payment of the dividends, in arrears, owing to the holders of the preferred stock is a condition to the payment of dividends on the common stock. We cannot assure you that we will be able to pay any future dividends on either the preferred stock or the common stock.


THERE MAY BE FUTURE
SALES OF OUR STOCK
BY SHAREHOLDERS.
                    The possibility that substantial amounts of our common stock may be issued or freely resold in the public market may adversely affect prevailing market prices for our common stock, even if our business is doing well. Based on the number of our outstanding shares of common stock at August 15, 2000, we will have 45,863,209 shares of common stock outstanding upon the completion of this offering, not including the common stock issuable upon conversion or exercise of outstanding convertible securities or options. We have an additional 44,859,188 shares reserved for issuance upon the conversion or exercise of our outstanding convertible securities or options. The market price of our common stock could drop significantly if the holders of these securities sell the underlying shares of common stock or if the market perceives that they are intending to sell them. For a more detailed description, see "Shares Eligible for Future Sale."

WE HAVE A SUBSTANTIAL
NUMBER OF SHARES OF
COMMON STOCK ELIGIBLE
FOR FUTURE SALES.
                    The exercise and conversion of these options and convertible securities, and the issuances of common stock, will have a dilutive effect on our stockholders by decreasing their percentage ownership in the company. Moreover, the holders of these securities would be most likely to exercise or convert the securities at a time when we could obtain capital by a new offering of securities on terms more favorable than those provided by these securities. Consequently, the terms on which we could obtain additional capital may be adversely affected.

WE DEPEND ON THIRD
PARTY SUPPLIERS.
                    We are substantially dependent upon third parties for our equipment, food products and other supplies. Although we are not required to purchase supplies from any particular suppliers under the Burger King and Domino's agreements, all supplies must be of a quality and conform to specifications acceptable to them. We believe that there are adequate sources of supply in Poland, Western Europe and the United States. We currently obtain substantially all of our supplies and food products from Polish sources. We currently obtain our equipment and paper products primarily from approved sources in the United States and Europe. Although we believe, based upon our current arrangements with suppliers, that we will be able to continue to obtain equipment and inventories of food products and other supplies in sufficient quantities and of satisfactory quality, the unavailability of equipment or supplies from third-party manufacturers and suppliers would have a very adverse effect on our operations. Moreover, we are subject to the risks inherent in dependence on foreign sources of supply, shipping delays, fluctuations in foreign currency exchange rates, Value Added Tax and excise tax, custom duties and other trade restrictions, any of which could adversely affect our ability to obtain equipment and supplies on a satisfactory basis. Failure to obtain restaurant equipment, food products and other supplies on a timely basis may have a very adverse effect on our operations.


THE RESTAURANT
BUSINESS EXPERIENCES
SUBSTANTIAL COMPETITION.
                    We face competition from a number of other major American fast food companies, including but not limited to McDonald's, Pizza Hut and Kentucky Fried Chicken, that have substantial restaurant operations or others that are evaluating the possible development of restaurants in Poland.

                    We also encounter competition from a broad range of existing Polish restaurants and food service establishments, including local quick-service restaurants and restaurants offering American-style fast food, including hamburgers. These restaurants offer products that are familiar to Polish consumers and have achieved broad market acceptance. Additionally, many of our competitors and potential competitors, particularly the major United States fast-food companies, possess significantly greater financial, marketing, personnel and other resources than we do. We cannot assure you that we will be able to compete successfully.

                    Under our agreement with Burger King, Burger King reserved the right to open restaurants on United States military establishments and in some hotel chains with which Burger King has, or may in the future have, a multi-territory agreement encompassing Poland. However, we have the right of first refusal with respect to potential Burger King sites in airports, train stations, hospitals and other hotels.

WE RELY ON THE
BURGER KING AND
DOMINO'S TRADEMARKS.
                    We are authorized to use the Burger King and Domino's trademarks and service marks. Burger King has received trademark approval in Poland for specified Burger King marks, including the "Burger King" logo, the words "Burger King" and the word "Whopper." Domino's has received trademark approval in Poland for specified marks, including the "Domino's" logo and the words "Domino's Pizza". If other important trademarks are not approved or if another entity appropriates one or more of the marks, we could be adversely affected. Neither Burger King nor Domino's has made any warranty or representation that the Burger King marks or the Domino's marks will be available to us on an exclusive basis or at all. Any events or conditions that affect the marks may have an adverse effect on our business.
WE DEPEND ON OUR
MANAGEMENT.
                    Our business is largely dependent on the efforts of Mitchell Rubinson, our Chairman of the Board and Chief Executive Officer, President and Chief Financial Officer. The loss of the services of Mr. Rubinson may have a material adverse effect on our business and prospects. Additionally, to satisfy the terms of the Burger King and Domino's agreements and to implement our plan of operation, we are dependent upon Joanna Makowska, the President of PKP and the General Manager of IFFP, and on our ability to hire and retain other qualified financial, marketing, and restaurant and store management personnel and our ability to hire and train restaurant and store managers and hourly employees from the local labor pool who will be able to operate our restaurants and stores in conformity with the required standards of service and efficiency. We cannot assure you that we will be able to continue to meet the needs of our business with respect to hiring and employing qualified employees in the future.

WE EXPERIENCE
SEVERAL RISKS RELATED
TO OPERATIONS IN POLAND.
                    We are subject to numerous factors relating to conducting business in a foreign country, any of which, particularly in light of the fundamental political and economic changes occurring in Poland, could have a significant impact on our operations and exacerbate the risks inherent in the expansion of our business. We cannot assure you that developments in Poland will not have an adverse effect on our company.

                    POTENTIAL POLITICAL AND ECONOMIC INSTABILITY IN POLAND. Poland, which until 1989 had a communist form of government, has been undergoing fundamental political and economic change. Capitalism and free enterprise have only recently been introduced in Poland and, consequently, Poland lacks a well-established framework for dealing with private enterprise. Laws and regulations are sometimes adopted without widespread notification, which can delay full knowledge of their scope and impact, and the enforcement and administration of these laws and regulations are often inconsistent and without precedents. Any political or economic instability, including popular unrest, or any governmental policies that make Poland less hospitable to privately owned or foreign companies, including expropriation, confiscatory taxation, foreign exchange restrictions or nationalization, could have a negative effect on our company.

                    Poland is generally considered by international investors to be an emerging market. In general, investing in the securities of issuers with substantial operations in markets like Poland involves a higher degree of risk than investing in the securities of issuers with substantial operations in the United States, the countries of the European Economic Union or other similar jurisdictions. There can be no assurance that political, economic, social or other developments in other emerging markets will not have an adverse effect on the market value and liquidity of our common stock.

                    POLISH TAXATION. Our Polish subsidiaries are subject to Polish corporate income tax, which is currently 32%. Dividends paid to us by our Polish subsidiaries are subject to Polish withholding tax, which is currently limited to 5% under a bilateral tax treaty between Poland and the United States. Although we expect to receive a credit against our United States federal income tax liability for any Polish corporate tax or dividend withholding tax, there can be no assurance that the credit will be respected by United States taxing authorities. Additionally, all employers must pay payroll taxes for social security and unemployment funds, presently aggregating 48% of the wages paid to employees, before withholding for personal income tax. All goods and services, including imported goods and services, are subject to a VAT and excise tax, based on the value of the items. With respect to imports, the imputed value of the items is equal to the customs' value plus any customs duties. The VAT basic rate is 22%, but in the case of some products, it is reduced to 7% or entirely. Under the VAT system, credit is given for VAT paid against VAT collected. Any increase in levels of Polish taxation could have a very adverse effect on IFFC.

                    CUSTOMS DUTIES AND TRADE RESTRICTIONS. Our equipment import operations are subject to customs duties on goods imported into Poland currently ranging from 15% to 20% for furniture, fixtures and equipment. Customs duties, however, are not levied on non-monetary, in-kind contributions to capital, provided that the contributions constitute "fixed assets" and are not disposed of during the three-year period following customs clearance. Although we have and intend to contribute as capital substantially all of our Polish subsidiaries' furniture, fixtures and equipment, there can be no assurance that the equipment will ultimately qualify as "fixed assets" for purposes of this exclusion. At times, temporary restrictions, including import license requirements and import quotas, have been placed on the importation into Poland of some categories of food products. We believe that we will be able to continue to secure local supplies of food, satisfy license requirements, and/or obtain products with respect to which quotas exist so that it will be able to operate its business; however, the unavailability of some food products or the imposition of more severe import restrictions could adversely affect us. Any imposition or significant increases in the level of customs duties, import quotas or other trade restrictions could have a material adverse effect on us.

                    GOVERNMENT REGULATION. Our restaurant operations are subject to Polish laws and regulations primarily relating to foreign investment and numerous national and local laws and regulations. In particular, we are subject to laws and regulations primarily relating to sanitary requirements for imported meat and other food products. Restaurant operations are also subject to health, sanitation, employment and safety standards imposed by local authorities and local zoning, building code and land-use regulations. There can be no assurance that we will be able to comply with any the laws or regulations or that amendments to existing laws and regulations or new laws and regulations will not be enacted in the future that could require us to alter methods of operations at costs that could be substantial. Failure to comply with the laws or regulations could have a material adverse effect on us.

                    FOREIGN CURRENCY AND FOREIGN EXCHANGE REGULATION. The Polish economy has been characterized by high rates of inflation and a gradual devaluation of the Polish currency against the dollar and European currencies. The Polish government has adopted policies that slowed the annual rate of inflation from approximately 250% in 1990 to approximately 13.2% in 1997. The only legal currency in Poland is the zloty and the year-end exchange rate for the zloty for 1997 was 3.514 zlotys per dollar, for 1998 was 3.494 zlotys per dollar and for 1999 was 4.15 zlotys per dollar. As of June 30, 2000 and August 15, 2000, the exchange rates were 4.40 and 4.36 zlotys per dollar, respectively. There can be no assurance that further devaluation of the zloty will not have a material adverse effect on our operations in Poland. We will require substantial amounts of United States dollars and/or other European currencies. We are required to pay Burger King royalty fees in United States dollars.

                    Additionally, we are dependent on sources of supply outside of Poland, which will require payment in European or United States currencies. Because our subsidiaries' revenues from operations are or will be in zlotys, our subsidiaries' are subject to the risk that the value of the zloty will decline against these currencies. In addition, our results of operation as reported in United States dollars may be significantly affected by fluctuation in the value of the zloty in relation to the United States dollar. We maintain substantially all of our funds in United States dollar denominated accounts and securities, in part, to protect those funds from declines in the value of the Polish zloty, and to ensure the accessibility to United States or European currencies.

                    We do not currently engage or intend to engage in hedging. However, if circumstances change, we may seek to limit our exposure to the risk of currency fluctuations by engaging in hedging or other transactions, which transactions could expose us to substantial risk of loss. We have yet to formulate a strategy to protect us against currency fluctuations. There can be no assurance that we will successfully manage our exposure to currency fluctuations or that these fluctuations will not have a material adverse effect on us.

                    RISKS ASSOCIATED WITH INVESTMENTS IN POLAND AND EMERGING MARKETS. Political, economic, social and other developments in Poland may in the future have a significant negative effect on our business. In particular, changes in laws or regulations, or in the interpretation of existing laws or regulations, whether caused by change in the government of Poland or otherwise, could materially adversely affect our operations and business. Currently, there are no foreign exchange controls on the repatriation of capital and dividends from Poland that would be applicable to the payment of dividends on the common stock, but there can be no assurance that foreign exchange control restrictions, taxes or limitations will not be imposed or increased in the future with regard to these payments. Due to the many formalities required for compliance with laws in Poland and the rapid changes that Polish laws have undergone in the 1990s, we may from time to time have violated, may be violating and may in the future violate, some legal requirements, including provisions of labor, foreign exchange, customs, tax and corporate laws. We believe that these violations have not had an adverse effect upon our business, results of operation or financial condition, but there can be no assurance that this will continue to be the case.

                    NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus contains "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. These statements are indicated by words or phrases such as "believe," "anticipate," "expect," "intend," "plan," "will," "may" and other similar expressions. These forward-looking statements are based on our current expectations, assumptions, estimates and projections about our company and our industry and involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of factors more fully described in "Risk Factors" and elsewhere in this prospectus. All subsequent written and oral forward-looking statements attributable to our company or persons action on our behalf are expressly qualified in their entirely by the cautionary statements in this paragraph. The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.


                                 USE OF PROCEEDS

         We will not receive any of the proceeds for the sale of any of the securities being offered by the selling shareholders under this prospectus.

         We expect to incur expenses of approximately $75,000 in connection with this offering.


                                 DIVIDEND POLICY

         We have not paid cash dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future.

         We pay dividends on our Series A Convertible Preferred Stock at an annual rate of 6% ($6.00 per share). The dividends are payable semi-annually on December 15 and June 15 of each year, whether or not declared by the Board. The dividends may, at our option, be paid through the issuance of shares of our common stock, cash or any combination of cash and common stock.

         We will pay dividends on our Series B Convertible Preferred Stock at an annual rate of 3% of its liquidation value, or $3.00 per share. These dividends will accrue beginning on December 31, 2001 and will be paid annually beginning on December 31, 2002. The dividends may, at our option, be paid in cash or through the issuance of additional shares of Series B Convertible Preferred Stock or a combination of cash and shares of Series B Convertible Preferred Stock.

                           PRICE RANGE OF COMMON STOCK

         Our common stock is listed on the Nasdaq OTC Bulletin Board under the symbol "IFFC". The table below lists, for the periods indicated, the high and low sales prices for the common stock as reported by the Nasdaq OTC BB.

                                                                 SALES PRICE
                                                              ------------------
                                                               HIGH        LOW
                                                              ------------------
FISCAL YEAR ENDED DECEMBER 31, 1998:
     First Quarter..................................          $  .55      $  .31
     Second Quarter.................................             .85         .43
     Third Quarter..................................             .90         .70
     Fourth Quarter.................................            1.03         .72

FISCAL YEAR ENDED DECEMBER 31, 1999:
     First Quarter..................................          $  .90      $  .53
     Second Quarter.................................             .51         .35
     Third Quarter..................................            1.53         .44
     Fourth Quarter.................................             .90         .53

FISCAL YEAR ENDED DECEMBER 31, 2000:
     First Quarter..................................           $1.20       $0.65
     Second Quarter.................................             .75         .27
     Third Quarter (through August 25, 2000)........             .47         .20

--------------------------------------------------------------------------------

         The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. On August 25, 2000, the last sale price of the common stock as reported on the Nasdaq OTC BB was $0.24. At July 31, 2000, there were approximately 98 holders of record of our common stock, although we believe that the number of beneficial holders is substantially greater.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OR
                                PLAN OF OPERATION

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

         Information contained in this prospectus contains "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Such statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "could," "intends," "estimates," "projected," "contemplated" or "anticipates" or the negative thereof or other variations thereon or comparable terminology. No assurances can be given that the future results covered by the forward-looking statements will be achieved. These statements, by their nature, involve substantial risks and uncertainties, certain of which are beyond our control. The following factors and other factors described elsewhere in this prospectus could cause actual experience to vary materially from the future results covered in such forward-looking statements:

     -- the future growth of our business and our ability to comply with our agreements with Burger King and Domino's;

     -- our ability to improve levels of profitability; the sufficiency of cash flow provided by our operations, investing and financing activities;

     -- the demand for our products and the ability of our third-party suppliers to meet our quantity and quality requirements;

     -- the ability to consummate joint ventures or other strategic associations with third parties or lessors;

     --   the ability to obtain suitable restaurant sites;

     --   changes in the level of operating expenses and revenues;

     --   changes in the present and future level of competition;

     --   our future liquidity and capital resource needs; and

     -- changes in our financial condition, and the economic, business and political conditions in Poland.

         Other factors, such as the general state of the economy, could also cause actual experience to vary materially from the matters covered in such forward-looking statements.

GENERAL

         We currently operate 22 Burger King restaurants and 16 Domino's Pizza stores in Poland. We have incurred losses and anticipate that we will continue to incur losses until, at the earliest, we establish a number of restaurants and stores generating sufficient revenues to offset our operating costs and the costs of our proposed continuing expansion. We may never achieve profitability or be able to successfully establish a sufficient number of restaurants to achieve profitability.

RESULTS OF OPERATIONS

SIX MONTHS ENDED JUNE 30, 2000 VS SIX MONTHS ENDED JUNE 30, 1999

         For the six months ended June 30, 2000 and June 30, 1999, we generated sales of $5,853,689 and $7,841,918, respectively, which includes sales of $4,022,338 and $5,654,843 for the Burger King restaurants and $1,831,351 and $2,187,075 for the Domino's Pizza stores, respectively. In U.S. dollar and

Polish zloty terms our Burger King restaurant sales decreased by approximately 28.9% and 21.8%, respectively, for the six months ended June 30, 2000 as compared to the six months ended June 30, 1999. In U.S. dollar and Polish zloty terms our Burger King same restaurant sales decreased by approximately 25.2% and 17.7%, respectively, for the six months ended June 30, 2000 as compared to the six months ended June 30, 1999. The decrease in same restaurant sales was primarily attributable to the initial start up of television advertising in February 1999 compared to limited local store marketing promotions during the six months ended June 30, 2000. In U.S. dollar terms, our Domino's store sales decreased by approximately 16.3% for the six months ended June 30, 2000 as compared to the six months ended June 30, 1999. In Polish zloty terms, our Domino's store sales decreased by approximately 7.9% for the six months ended June 30, 2000 as compared to the six months ended June 30, 1999. In U.S. dollar and Polish zloty terms our Domino's same store sales decreased by approximately 23.6% and 15.9%, respectively, for the six months ended June 30, 2000 as compared to the six months ended June 30, 1999. The decrease in same store sales was attributed to increased competition in the Warsaw market, as well as the effect of less advertising during the six months ended June 30, 2000, as compared to the six months ended June 30, 1999.

         Food and packaging costs applicable to Burger King restaurants for the six months ended June 30, 2000 and 1999 were 34% and 40.4% of restaurant sales, respectively. The 6.4% decrease as a percentage of restaurant sales was primarily attributable to increased menu prices coupled with lower food costs obtained from key suppliers. Food and packaging costs applicable to Domino's stores for the six months ended June 30, 2000 and 1999 were 32.3% and 34% of store sales, respectively. The 1.7% decrease as a percentage of store sales was primarily attributable to a reduction in the cost of key food items from our major vendors.

         Payroll and related costs applicable to Burger King restaurants for the six months ended June 30, 2000 and 1999 were 23.8% and 18.6% of restaurant sales, respectively. The 5.2% increase as a percentage of restaurant sales was primarily the result of fixed labor costs at low volume drive-thru restaurants. Payroll and related costs applicable to Domino's stores were 21.8% of store sales for both the six months ended June 30, 2000 and 1999.

         Occupancy and other operating expenses applicable to Burger King restaurants for the six months ended June 30, 2000 and 1999 were 36.6% and 26.3% of restaurant sales, respectively. The 10.3% increase as a percentage of restaurant sales was primarily attributable to fixed costs incurred at low volume drive thru restaurants. Occupancy and other operating expenses applicable to Domino's stores for the six months ended June 30, 2000 and 1999 were 39.2% and 31.2% of store sales, respectively. The 8.0% increase as a percentage of store sales is primarily attributable to higher delivery vehicle costs coupled with higher fixed costs at the new Domino's commissary.

         Depreciation and amortization expense applicable to Burger King restaurants was $1,140,871 as compared to $1,029,942 for the six months ended June 30, 2000 and 1999, respectively. Depreciation and amortization expense applicable to Domino's stores was $301,524 as compared to $255,025 for the six months ended June 30, 2000 and 1999, respectively.

         General and administrative expenses for the six months ended June 30, 2000 and 1999 were 25.9% and 28.8% of sales, respectively. The 2.9% decrease as a percentage of sales was primarily attributable to lower salaries, legal and professional fees and consulting fees incurred at the corporate level. For the six months ended June 30, 2000, general and administrative expenses consisted of executive and office staff salaries and benefits of $517,725; legal and professional fees, office rent, travel, telephone and other corporate expenses of $893,248, and depreciation and amortization of $104,509. For the six months ended June 30, 1999, general and administrative expense included salary expenses of $711,951; corporate overhead expenses of $1,459,455, and depreciation and amortization of $87,308. The $743,232 decrease is primarily attributable to a reduction of salaries and benefits expenses at the corporate level; and a reduction in legal and professional and consulting fees primarily incurred in 1999 as the result of our loan from Citibank.

         For the six months ended June 30, 2000 and 1999 Interest and Other Income consisted of the following:

                                                   Six Months Ended June 30,
                                                ------------------------------
                                                    2000                1999
                                                ------------------------------
Interest income...............................  $   41,653        $    66,423
All other, net................................     175,949            185,006
                                                ------------------------------
Total.........................................  $  217,602        $   251,429
                                                ==============================

         Interest Expense consisted of the following:

                                                     Six Months Ended June 30,
                                                  ------------------------------
                                                       2000            1999
                                                  ------------------------------
Interest Expense on 9% Subordinated
        Convertible Debentures..........          $   124,020     $   124,020
Amortization of Debt Issuance Costs.............      366,861          65,056
Accretion of discount on 11% Convertible
        Senior Subordinated Discount Notes......      474,040       1,251,242
Interest Expense on Bank Facilities.............      469,395         226,434
Capitalized interest............................           --        (155,100)
                                                  ------------------------------
Total...........................................  $ 1,434,316     $ 1,511,652
                                                  ==============================

         Interest expense exceeded interest and other income by $1,216,714 and $1,260,223 for the six months ended June 30, 2000 and 1999, respectively. The primary reasons for the decrease for the six month period ended June 30, 2000 was higher interest and amortization of debt issuance costs, an increase in borrowings under bank facilities, a decrease in capitalized interest, all of which were offset by lower accretion of discount on the 11% Convertible Senior Subordinated Discount Notes.

         Interest expense on bank facilities was $469,395 and $226,434 for the six months ended June 30, 2000 and 1999, respectively. The $242,961 increase was attributable to an increase in borrowings under bank credit facilities.

         Included in the 2000 period results is a $5,830,416 gain recognized on the settlement of certain disputes with Burger King Corporation. See "Liquidity and Capital Resources."

         As a result of the foregoing, for the six months ended June 30, 2000, we reported net income of $2,134,559 (which includes a non recurring gain of $5,830,416) or $.04 per share compared to a net loss of $5,744,716, or $(.13) per share for the six months ended June 30, 1999.

YEAR-ENDED DECEMBER 31, 1999 VS. YEAR-ENDED DECEMBER 31, 1998

         RESULTS OF OPERATIONS. For the year ended December 31, 1999, we generated sales of $15,098,313 and for the year ended December 31, 1998, we generated sales of $8,426,104. Such amounts included sales of $10,886,141 in 1999 and $6,321,644 in 1998 for the Burger King restaurants and sales of $4,212,172 in 1999 and $2,104,460 in 1998 for the Domino's Pizza stores. Burger King restaurant sales increased by 72.2% in U.S. dollar terms and 95.4% in Polish zloty terms for the year ended December 31, 1999 as compared to the year ended December 31, 1998. The increase is primarily attributable to new restaurants opened in 1999. The Domino's store sales increased by 100.2% in U.S. dollar terms and 127.2% in Polish zloty terms for the year ended December 31, 1999 as compared to 1998. This increase is primarily attributable to new stores opened coupled with same store sales growth of 20.3% in Polish zloty terms.

         For the year ended December 31, 1999, our Burger King same restaurant sales (further defined as restaurants opened for entire years of 1998 and 1999) increased by approximately 2.8% in Polish zloty terms as compared to the year ended December 31, 1998. Due to the devaluation of the zloty of approximately 12.2%, the Burger King same restaurant sales, in U.S. dollar terms, decreased approximately 9.4% for the year ended December 31, 1999 as compared to the year ended December 31, 1998. The zloty increase in same restaurant sales was primarily attributable to television advertising commencing in March and ending in June 1999. In U.S. dollar and Polish zloty terms, our Domino's same store sales increased by approximately 20.3% and 6.0%, respectively, for the year ended December 31, 1999 as compared to the year ended December 31, 1998. The increase in same store sales was attributed to increased brand awareness in Warsaw, Poland.

         During the year ended December 31, 1999, we incurred food and packaging costs of $5,560,064, payroll and related costs of $3,181,693, occupancy and other operating expenses of $6,161,870 and depreciation and amortization expenses of $3,115,531. During the year ended December 31, 1998, we incurred food and packaging costs of $3,347,477, payroll and related costs of $1,608,283, occupancy and other operating expenses of $2,963,262 and depreciation and amortization expenses of $1,508,520.

         Food and packaging costs applicable to Burger King restaurants were 38.5% of restaurant sales for the year ended December 31, 1999 and 41.3% of restaurant sales for the year ended December 31, 1998. The 2.8% decrease as a percentage of restaurant sales is primarily attributable to improved product sourcing. Food and packaging costs applicable to Domino's Pizza stores for the year ended December 31, 1999 were 32.4% of store sales and for the year ended December 31, 1998 were 35.1% of store sales. The 2.7% decrease as percentage of store sales was primarily attributable to greater purchasing power due to increased sales in 1999.

         Payroll and related costs applicable to Burger King restaurants for the year ended December 31, 1999 were 20.5% of restaurant sales, and for the year ended December 31, 1998 were 17.9% of restaurant sales. The 2.6% increase as a percentage of restaurant sales was primarily as a result of higher payroll in new restaurants during initial openings of each. Payroll and related costs applicable to Domino's Pizza stores, which remained relatively stable, were 22.6% of store sales for the 1999 fiscal year, and were 22.8% of store sales for the 1998 fiscal year.

         Occupancy and other operating expenses applicable to Burger King restaurants for the year ended December 31, 1999 were 42.6% of restaurant sales, and for the year ended December 31, 1998 were 31.9% of restaurant sales. The 10.7% increase as a percentage of restaurant sales is primarily attributable to increases in advertising expense, utilities and repairs and maintenance. Occupancy and other operating expenses applicable to Domino's Pizza stores for the 1999 fiscal year were 36.2% of store sales, and for the 1998 fiscal year were 45.1% of store sales. The 8.9% decrease as a percentage of store sales was primarily attributable to higher sales and stable costs.

         Depreciation and amortization expense applicable to Burger King restaurants as a percentage of restaurant sales was 22.0% in the year ended December 31, 1999 and 17.5% in the year ended December 31, 1998. The 4.5% increase as a percentage of restaurant sales is primarily attributable to the increase in the number of Burger King restaurants. Depreciation and amortization expense applicable to Domino's Pizza stores as a percentage of store sales was 17.1% for the 1999 fiscal year and 19.3% for the 1998 fiscal year. The 2.2% decrease was primarily due to increased sales.

         General and administrative expenses for the year ended December 31, 1999 were 32.0% of sales and for the year ended December 31, 1998 were 39.5% of sales. These percentages include $1,705,675 for fiscal 1999 and $1,410,458 for fiscal 1998 applicable to the Burger King division and $553,406 for fiscal 1999 and $297,223 for fiscal 1998 applicable to the Domino's division. The 7.5% decrease as a percentage of sales is primarily attributable to the increase in sales in 1999. For the year ended December 31, 1999, general and administrative expense included salary expenses of $1,306,742; corporate overhead expenses of $3,498,241, and depreciation and amortization of $28,871. For the year ended December 31, 1998, general and administrative expenses include salary expenses of $1,149,363; corporate overhead expenses of $1,980,599, and depreciation and amortization of $197,035. The $1,517,642 increase in corporate overhead expenses is primarily attributable to costs incurred to secure and modify our new credit facility, legal fees and settlement costs associated with the Regenesis litigation matter, and investor relations fees.

         In the fourth quarter of 1999, we recorded asset impairment charges totaling $2,511,310 related to the write-off of costs in excess of the carrying value of assets acquired and asset write-offs related to three store closings. As described in Note 2 to the Consolidated Financial Statements, we have a history of net losses and have accumulated deficit of $35,374,274 as of December 31, 1999. As a result, we determined that the carrying value of cost in excess of net assets acquired would not be recoverable and have recorded a $1,448,033 impairment charge to write off the asset.

         During 1999, we committed to a plan to close three Burger King locations, of which two were closed in early 2000 and one is scheduled to close in the first half of 2000. In connection with these store closings, we have recorded asset impairment charges totaling $1,063,277. These charges primarily represent the carrying value of abandoned buildings, fixtures and leasehold improvements for the closed locations. Because our buildings are located on leased properties, we will not be able to market and sell the properties.

         For the year ended December 31, 1999, we generated a net loss of $13,729,306 or $.31 per share of our common stock compared to a net loss of $5,872,136 or $.14 per share of our common stock for the year ended December 31, 1998.

         For the years ended December 31, 1999 and 1998, interest and other income were comprised as follows:

                                                      YEAR ENDED DECEMBER 31,
                                                    --------------------------
                                                        1999            1998
                                                    --------------------------
         Interest income........................    $  128,846       $ 822,029
         Reduction in VAT penalty...............       426,139              --
         All other, net.........................       131,271          66,203
                                                    --------------------------
         Total..................................    $  686,256       $ 888,232
                                                    ==========================

         All other, net includes various non-recurring charges and credits not specifically related to operating activity.

         Interest expense is comprised as follows:

                                                                      YEAR ENDED DECEMBER 31,
                                                                   --------------------------
                                                                       1999            1998
                                                                   --------------------------
        Interest expense on subordinated convertible debentures ...$   248,040    $   258,375
        Amortization of debt issuance costs .......................    220,230         93,034
        Accretion  of discount on 11%  convertible
              senior  subordinated discount notes .................    456,782      2,290,522
        Write-off of deferred financing costs .....................  1,532,338           --
        Interest expense on bank facilities .......................    518,869        173,041
        Less:  capitalized interest ...............................    (94,038)      (142,658)
                                                                   --------------------------
             Total ................................................$ 2,882,221    $ 2,672,314
                                                                   ==========================

         Our interest expense on bank facilities was $518,869 for the year ended December 31, 1999 and $173,041 for the year ended December 31, 1998. The $345,828 increase is attributable to new bank borrowings under the Citibank credit facility during the 1999 fiscal year.

         In 1999, we exchanged $17,900,000 principal amount of our 11% Convertible Senior Subordinated Discount Notes for 158,134 shares of Series B Convertible Preferred Stock. Accordingly, deferred costs related to the exchanged notes were written off.

YEAR-ENDED DECEMBER 31, 1998 VS. YEAR-ENDED DECEMBER 31, 1997.

          Results of operations for the year ended December 31, 1997 include the results of KP and PKP, which were acquired in July 1997 in a transaction accounted for as a purchase. During the period from their acquisition in July through December 31, 1997, KP and PKP generated $612,757 of store sales from their four Domino's pizza stores and incurred food and packaging costs of $220,328, payroll and related costs of $155,135, occupancy and other operating expenses of $259,150 and depreciation and amortization of $107,171. As a percentage of sales, food and packaging costs were 36.0%, payroll and related costs were 25.3%, occupancy and other operating expenses were 42.3% and depreciation and amortization were 17.5%.

         For the year ended December 31, 1998, we generated sales of $8,426,104 and for the year ended December 31, 1997, we generated sales of $6,083,011. Such sales included sales of $6,384,691 in 1998 and $5,470,254 in 1997 for the Burger King restaurants and sales of $2,104,460 in 1998 and $612,757 in 1997 for the Domino's Pizza stores. Excluding miscellaneous revenue, Burger King restaurant sales increased by 17.4% in U.S. dollar terms and 25.2% in Polish zloty terms for the year ended December 31, 1998 as compared to the year ended December 31, 1997. The increase is primarily attributable to new restaurants opened in 1998. The Domino's store sales increased by 243% in U.S. dollar terms and 266% in Polish zloty terms for the year ended December 31, 1998 as compared to 1997. This increase is primarily attributable to our full year of reporting for Domino's in 1998 coupled with new stores opening.

         During the year ended December 31, 1998, we incurred food and packaging costs of $3,347,477, payroll and related costs of $1,608,283, occupancy and other operating expenses of $2,963,262 and depreciation and amortization expenses of $1,508,520.

         Food and packaging costs applicable to Burger King restaurants were 41.3% of restaurant sales (exclusive of miscellaneous revenue) for the year ended December 31, 1998 and 41.9% of restaurant sales (exclusive of miscellaneous revenue) for the year ended December 31, 1997. The 0.6% decrease is primarily attributable to improved product sourcing. Food and packaging costs applicable to Domino's Pizza stores for the year ended December 31, 1998 were 35.1% of store sales (exclusive of miscellaneous revenue)and for the years ended December 31, 1997 were 36.0% of store sales (exclusive of miscellaneous revenue). The 0.9% decrease was primarily attributable to greater purchasing power due to increased stores in 1998.

         Payroll and related costs applicable to Burger King restaurants for the year ended December 31, 1998 were 17.9% of restaurant sales (exclusive of miscellaneous revenue), and for the year ended December 31, 1997 were 16.9% of restaurant sales (exclusive of miscellaneous revenue). The 1.0% increase was primarily as a result of higher payroll in new restaurants during initial openings of each. Payroll and related costs applicable to Domino's Pizza stores for the 1998 fiscal year were 22.8% of store sales (exclusive of miscellaneous revenue), and for the 1997 fiscal year were 25.3% of store sales (exclusive of miscellaneous revenue). The 2.5% decrease was primarily attributable to more efficient staffing resulting from the implementation of a new store labor matrix system.

         Occupancy and other operating expenses applicable to Burger King restaurants for the year ended December 31, 1998 were 31.9% of restaurant sales (exclusive of miscellaneous revenue), and for the year ended December 31, 1997 were 29.2% of restaurant sales (exclusive of miscellaneous revenue). The 2.7% increase as a percentage of restaurant sales is primarily attributable to an increase in advertising expense, utilities and repairs and maintenance. Occupancy and other operating expenses applicable to Domino's Pizza stores for the 1998 fiscal year were 45.1% of store sales (exclusive of miscellaneous revenue ), and for the 1997 fiscal year were 42.3% of store sales (exclusive of miscellaneous revenue). The 2.8% increase was primarily attributable to increased advertising expenditures.

         Depreciation and amortization expense applicable to Burger King restaurants as a percentage of restaurant sales (exclusive of miscellaneous revenue) was 17.5% in the year ended December 31, 1998 and 14.5% in the year ended December 31, 1997. The 3% increase as a percentage of restaurant sales is primarily attributable to the amortization of pre-opening costs. Depreciation and amortization expense applicable to Domino's Pizza stores as a percentage of store sales was 19.3% for the 1998 fiscal year and 17.5% for the 1997 fiscal year (exclusive of miscellaneous revenue). The 1.8% increase was primarily due to amortization of pre-opening costs.

         General and administrative expenses for the year ended December 31, 1998 were 39.2% of sales and for the year ended December 31, were 32.3% of sales. These percentages include $297,223 for fiscal 1998 and $96,384 for fiscal 1997 applicable to KP and PKP. The 6.9% increase as a percentage of sales is primarily attributable to increased office rent, salaries and benefits, increase in the provision for disputes with Polish Fiscal Authorities (see "Legal Proceedings - Polish Fiscal Authority Disputes"), and costs associated with a planned private placement of our securities. Excluding the general and administrative expenses applicable to KP and PKP, general and administrative expenses applicable to Burger King restaurants was 22.1% for the years ended December 31, 1998 and 1997. For the year ended December 31, 1998, general and administrative expenses include executive and office staff salaries and benefits of $1,149,363; legal and professional fees, office rent, travel, telephone and other corporate expenses of $1,980,599, and depreciation and amortization of $197,035. For the year ended December 31, 1997, general and administrative expense included salary expenses of $612,225; corporate overhead expenses of $1,250,151, and depreciation and amortization of $100,857.

         For the year ended December 31, 1998, we generated a net loss of $5,872,136 or $.14 per share of our common stock compared to a net loss of $1,252,850, or $.05 per share of our common stock for the year ended December 31, 1997. During the year ended December 31, 1997, we recognized a non-recurring gain of $1,327,070 or $.05 per share of our common stock in connection with the settlement of the litigation with Burger King (the "Burger King Litigation").

         For the years ended December 31, 1998 and 1997, interest and other income was comprised as follows:

                                                         YEAR ENDED DECEMBER 31,
                                                         -----------------------
                                                             1998        1997
                                                         -----------------------
                 Interest income................         $ 822,029   $ 263,714
                 Management fee.................                --      18,190
                 Forgiveness of indebtedness....                --     329,465
                 All other, net.................            66,203    (134,316)
                                                         -----------------------
                 Total..........................         $ 888,232   $ 477,053
                                                         =======================

         All other, net includes various non-recurring charges and credits not specifically related to operating activity.

         Interest expense is comprised as follows:

                                                                    YEAR ENDED DECEMBER 31,
                                                                   ------------------------
                                                                       1998         1997
                                                                   ------------------------
        Interest expense on subordinated convertible debentures ...$   258,375    $248,040
        Interest expense on note payable to Litigation Funding .........  --        73,767
        Interest expense on 8% convertible promissory notes ............  --        16,178
        Amortization of debt issuance costs .......................     93,034      74,304
        Accretion  of discount on 11%  convertible  senior  subordinated
             discount notes .......................................  2,290,522     354,588
        Interest expense on bank facilities .......................    173,041     178,721
        Less:  capitalized interest ...............................   (142,658)       --
                                                                   ------------------------
             Total ................................................$ 2,672,314    $945,598
                                                                   ========================


         Our interest expense on bank facilities was $173,041 for the year ended December 31, 1998 and $178,721 for the year ended December 31, 1997. The $5,680 decrease is attributable to lower average outstanding borrowings under back credit facilities during the 1998 fiscal year.

LIQUIDITY AND CAPITAL RESOURCES

         To date, our business operations have been principally financed by proceeds from public offerings of equity and debt securities, private offerings of equity and debt securities, proceeds from various bank credit facilities, proceeds from the sale of certain equity securities, the settlement of certain litigation and disputes with Burger King Corporation, loans from shareholders and proceeds from the private sale of the notes.

         Net cash provided by operating activities for the six months ended June 30, 2000 was $6,531,982 as compared to net cash used in operating activities for the six months ended June 30, 1999 of $1,803,986. The increase was primarily attributable to the gain on settlement of disputes with Burger King before write-off of expenses related thereto.

         Net cash flows (used in) provided by investing activities increased from $(5,104,954) to $931,616 for the six months ended June 30, 1999 and 2000, respectively. The increase was primarily attributable to the lack of development of Burger King restaurants and Domino's stores in 2000.

         Net cash (used in) provided by financing activities decreased by $11,381,529 for the six months ended June 30, 2000, compared to the six months ended June 30, 1999. The decrease was primarily attributable to fewer advances under the Citibank Loan in 2000, as well as substantial loan repayments during the period.

         As of June 30, 2000, we had negative working capital of approximately $4,644,590 and cash of $229,641. We have significant commitments to develop restaurants in accordance with our agreements with Burger King and Dominos. We do not presently have sufficient financial resources to meet our development obligations under the terms of these agreements. We have sustained losses from operations since our incorporation in December 1991. For the six months ended June 30, 2000, we reported net income of $2,134,559 (which includes a non recurring gain of $5,830,416). At June 30, 2000, we had an accumulated deficit of $33,338,670. These factors raise substantial doubt about our ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might be necessary should we be unable to continue as a going concern.

         BURGER KING AGREEMENT AND DOMINO'S AGREEMENTS. We have material commitments for capital expenditures in our restaurant and store businesses. See "Risk Factors" and "Business."

         We do not believe that cash flows from existing stores, when combined with existing financial resources, will be sufficient to fund operations. Management is seeking to obtain additional equity financing to fund future development. No assurance can be given that such financing will be obtained or that it can be obtained on favorable terms.

         CONVERTIBLE NOTES. In November 1997, we sold $27,536,000 of our 11% Convertible Senior Subordinated Discount Notes Due October 31, 2007 in a private offering. Interest is payable semi-annually, in cash, on April 30 and October 31 of each year, commencing April 30, 2001. The notes are comprised as follows at June 30, 2000 and December 31, 1999:

                                                             JUNE 30,      DECEMBER 31
                                                              2000            1999
                                                          -----------------------------
Face amount of notes at maturity ......................   $ 9,636,000    $ 9,636,000
Unamortized discount to be accreted as interest
  expense and added to the original principal balance
  of the notes over a period of three years ...........      (343,428)      (817,468)
                                                          -----------------------------
Carrying value ........................................   $ 9,292,572    $ 8,818,532
                                                          =============================

         The notes became convertible, at the option of the holder, into our common stock on November 5, 1998. On August 31, 1999, $17,900,000 of the notes were exchanged for an aggregate of 158,134 shares of Series B Convertible Preferred Stock. Additionally, in October 1999, the remaining holders of the notes agreed to amend the notes to provide that interest earned on the notes from October 31, 2000 to October 31, 2003 will be paid in notes, rather than cash. Interest payable thereafter will be payable in cash. As of June 30, 2000, no additional portion of the notes had been converted into common stock or preferred stock.

         POLISH BANK ACCOUNTS. As of June 30, 2000, we had approximately $229,641 in Polish bank accounts with substantially all of such funds held as U.S. dollar denominated deposits. Substantially all of our remaining cash is held in U.S. dollar accounts in U.S. Banks.

         CREDIT FACILITIES. We have also financed our operations through the use of credit facilities.

         In January 1993, we entered into a revolving credit facility with American Bank of Poland S.A. ("AmerBank") totaling 300,000 zlotys (approximately $68,194 at June 30, 2000 exchange rates). Borrowings under the AmerBank credit facility were secured by a guarantee of our company and bore interest at a monthly adjusted variable rate approximately equal to AmerBank's prime rate. In April 1996, the credit available was decreased to 200,000 zlotys (approximately $45,463 at June 30, 2000 exchange rates) and in March 1997, the credit facility was further decreased to 100,000 zlotys (approximately $22,731 at June 30, 2000 exchange rates). The credit facility expires on September 30, 2000. On July 31, 2000, there were no amounts outstanding under this facility.

         In September 1996, PKP, the wholly-owned subsidiary of our Polish subsidiary KP, entered into a revolving credit facility with AmerBank totaling 100,000 zlotys (approximately $22,731 at June 30, 2000 exchange rates). The note is secured by our guarantee. The credit facility expires on May 31, 2001. The balance on this note as of July 31, 2000 was $0.

         In May 1997, we entered into a $999,000 credit facility with Totalbank that is secured by $999,000 of certificates of deposit. The credit facility bears interest at 6.5% per annum and was originally scheduled to mature in August 1998. The credit facility was renewed in February 2000 for six months under the same terms and is scheduled to mature in August 2000. We paid off and terminated this facility on June 2, 2000.

         In August 1997, we executed a credit agreement with AmerBank in the amount of $950,000. Interest is payable monthly at the prevailing one month LIBOR rate plus 2.75% (9.25% at December 31, 1999). We repaid this loan on August 12, 2000.

         In April 1998, PKP entered into a $300,000 development loan with AmerBank for the development of its Domino's stores. Borrowings under this credit facility are secured by: (a) fixed assets of each new restaurant financed; and (b) our guarantee. In December 1998 we started repaying the loan in ten equal quarterly installments of $30,000, with a final payment due at maturity (March 26, 2001). Interest is paid monthly at the prevailing one month LIBOR rate plus 31/8% (9.63% at December 31, 1999). As of August 15, 2000, approximately $86,363 was outstanding on the facility.

         In June 1998, we entered into a development loan in the principal amount of $1.3 million with AmerBank. Advances are secured by: (a) fixed assets of each new restaurant financed; and (b) our guarantee. In October 1998, we executed an amendment to this facility with AmerBank, increasing the borrowing limit to $1.5 million. The scheduled loan payments are as follows: thirty-five equal monthly installments of $41,666 starting in June 2000 with a final payment of $41,690 due at maturity on May 18, 2003. Interest is to be paid monthly at the prevailing one month LIBOR rate plus 2.5% (9.25% at June 30, 2000). The proceeds of the loan are to be used to finance up to half of the costs of furnishing and commencing operation of Burger King restaurants operated by us. As of August 15, 2000, $1,416,667 was outstanding on this credit facility.

         On February 24, 1999, we entered into a line of credit agreement with Citibank (Poland) S.A. under which Citibank granted IFFP a loan in the amount of $5,000,000 to finance the construction of nine Burger King restaurants. The line of credit was priced at 0.8% above LIBOR and was originally scheduled to mature on January 15, 2000. In order for us to enter into the credit agreement with Citibank, holders of our outstanding 11% Convertible Senior Subordinated Discount Notes were required to waive applicable provisions of the note indenture. As compensation for the waiver, the noteholders were issued an aggregate of 204,585 shares of our common stock, with a fair value of $.56 per share.

         The line of credit is guaranteed by both Burger King and us. As a condition to the guarantee, Burger King required that we, IFFP and Mr. Rubinson, our Chairman of the Board and Chief Executive Officer and a principal shareholder, enter into a general release in favor of Burger King for any and all matters occurring before the date of the guarantee. Additionally, we and IFFP entered into a reimbursement agreement under which we agreed to reimburse Burger King for any amounts paid out by Burger King under the guaranty and all costs and expenses incurred by Burger King in connection with the enforcement of its rights under the reimbursement agreement. Burger King also required that we, IFFP and Mr. Rubinson execute a general release of Burger King relating to any matters that occurred before the execution of the Credit Agreement.

         Additionally, Mr. Rubinson entered into a purchase agreement with Burger King which provides that if we and IFFP default on our and their obligations under the reimbursement agreement and Burger King takes possession of the IFFP shares pledged to them, Mr. Rubinson would be required to purchase the IFFP shares from Burger King for an amount equal to all amounts paid out by Burger King under the guaranty and all costs and expenses incurred by Burger King in connection with the enforcement of its rights. Mr. Rubinson received a fee of $150,000 from us in connection with the Purchase Agreement.

         In October 1999, IFFP increased the amount of the line of credit to $8,000,000. As security for the line of credit, Burger King required that Mr. Rubinson enter into a personal guaranty with Burger King and pledge 5,000,000 shares of our common stock owned by him. In connection with these matters, we entered into a reimbursement and fee agreement whereby we agreed to reimburse Mr. Rubinson for all amounts paid by him under his personal guaranty and to pay him a fee equal to 3% annually of the amount being guaranteed. In order for IFFP to increase the line of credit, holders of the outstanding 11% Convertible Senior Subordinated Discount Notes were required to waive applicable provisions of the note indenture.

         On June 16, 2000, we entered into an agreement with Burger King Corporation pursuant to which Burger King agreed, among other things, to discharge $8 million (plus interest) due to Citibank under IFFP credit facility and will be freed of the obligation to guarantee any future borrowings by IFFP. In addition, Burger King, on the one hand, and we, IFFP and Mr. Rubinson, on the other hand, granted mutual general releases with respect to any claims that may have arisen prior to the date of the agreement, subject to certain exceptions. The agreement also permits us, in our discretion, to close Burger King stores that are unprofitable, and thereafter to dispose of them as we deem fit. We recognized a gain on this transaction which is comprised as follows:

        Repayment of IFFP line of credit by Burger King,
                including accrued interest of  $109,898 ........$ 8,109,898
        Write-off of unamortized debt issuance costs ........... (1,624,830)
        Legal and professional fees ............................   (654,652)
                                                                -----------
        Gain on settlement .....................................$ 5,830,416
                                                                ===========

         In connection with the agreement the warrant held by Burger King to purchase 4,000,000 shares of common stock at a price of $2.00 per share was cancelled, and the 5,000,000 shares of common stock pledged to Burger King by Mr. Rubinson were released.

         SHAREHOLDER LOANS -- During the six months ended June 30, 2000, we borrowed an aggregate of $540,000 from Mitchell Rubinson, pursuant to the terms of a $1 million line of credit bearing interest at 10% per annum. The loans are due on demand. As of August 15, 2000, the balance of such loans was $951,000.

         As of June 30, 2000, we owed Mr. Rubinson $132,500 of salary and benefits applicable to the six months ended June 30, 2000. The balance of such amounts at August 15, 2000 was $143,365. As of June 30, 2000 and August 15, 2000, we also owed Mr. Rubinson a total of $109,000 for certain guarantee payments.

         DISPUTE WITH POLISH FISCAL AUTHORITIES. We anticipate that we will continue to incur certain expenses in connection with our disputes with the Polish Fiscal Authorities. See "Legal Proceedings -- Dispute with Polish Fiscal Authority."

ACCOUNTING POLICIES

         Prior to January 1, 1999, we capitalized preopening costs associated with opening new restaurants. Upon commencement of revenue producing activities at a restaurant location, these capitalized preopening costs were amortized over one year. In April 1998, the Accounting Standards Executive Committee of the American Institute of Public Accountants issued Statement of Position ("SOP") 98-5, "Reporting on the Costs of Start-Up Activities." SOP 98-5 requires costs of start-up activities to be expensed as incurred. We adopted SOP 98-5 on January 1, 1999. Upon adoption, we expensed previously capitalized start-up costs totaling $620,000 at January 1, 1999. In accordance with SOP 98-5, adoption has been reported as a cumulative effect of change in accounting principle on the accompanying statement of operations for the three months ended March 31, 1999. Preopening costs incurred subsequent to December 31, 1998 have been charged directly to expense.

         We account for advertising expense in accordance with SOP 93-7, "Accounting for Advertising Costs" which generally requires that advertising costs be expensed either as incurred or the first time the advertising takes place. It is our policy to expense advertising costs the first time the advertising takes place. However, Accounting Principles Board Opinion ("APB") No. 28, "Interim Financial Reporting" allows advertising costs to be deferred within a fiscal year if the benefits of an advertising expenditure clearly extend beyond the interim period in which the expenditure is made. Pursuant to APB 28, it is our policy to defer advertising expenses at the end of interim periods to the extent that such costs will clearly benefit future interim periods. During the six months ended June 30, 2000, we incurred advertising expense of $446,010, all of which was charged to expense during the period. During the six months ended June 30, 1999, the we incurred advertising expense of approximately $1,490,056, of which approximately $576,651 was deferred at June 30, 1999 and was included in prepaid expenses. Pursuant to SOP 93-7, we are required to expense all advertising incurred at the end of the fiscal year.

         In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities-Deferral of Effective Date of FASB Statement No. 133". SFAS No. 137 defers for one year the effective date of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 will now apply to all fiscal quarters of all fiscal years beginning after June 15, 2000. SFAS No. 133 will require us to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. We will adopt SFAS No. 133 as required for our first quarterly filing of fiscal year 2001. We believe the adoption of this Statement will not have a material effect on our results of operations and financial position.

IMPACT OF INFLATION AND CURRENCY FLUCTUATIONS

         The official currency in Poland is the zloty. The value of the zloty is pegged pursuant to a system based on a basket of currencies, as well as all other economic and political factors that effect the value of currencies generally. At December 31, 1999 and June 30, 2000, the exchange rates were 4.15 and 4.40 zlotys per dollar, respectively. The accounts of IFFC's Polish subsidiaries are maintained using the Polish zloty.

         Our restaurant and store operations are conducted in Poland. The Polish economy has historically been characterized by high rates of inflation and devaluation of the Polish zloty against the dollar and European currencies. However, in the years ended December 31, 1997 and 1998 and the six months ended June 30, 2000, the rates of inflation and devaluation improved. For the years ended December 31, 1995, 1996, 1997, 1998 and 1999 and the six months ended June 30, 2000, the annual inflation rate in Poland was 21.6%, 19.5%, 13.0%, 8.6%, 7.3% and 10.2%, respectively, and as of December 31, 1995, 1996, 1997, 1998 and 1999 and June 30, 2000, the exchange rate was 2.468, 2.872, 3.514, 3.494, 4.1483 and 4.40 Polish zlotys per the U.S. dollar, respectively. Payment of interest and principal on the 9% Convertible Subordinated Debentures, 11% Convertible Senior Subordinated Discount Notes and payment of franchise fees to Burger King and Domino's for each restaurant and store opened are in United States currency. Additionally, we are dependent on certain sources of supply which require payment in European or United States currencies. Since our revenues from operations are in zlotys, we are subject to the risk of currency fluctuations. We have and intend to maintain substantially all of our unutilized funds in United States or Western European currency denominated securities and/or European Currency Units. There can be no assurance that we will successfully manage its exposure to currency fluctuations or that such fluctuations will not have a material adverse effect on us.

         Thus far, our revenues have been used to fund restaurant operations and our expansion. As a result, such revenues have been relatively insulated from inflationary conditions in Poland. There can be no assurance that inflationary conditions in Poland will not have an adverse effect on us in the future.

                                    BUSINESS

GENERAL

         Our company was incorporated in December 1991 as a Florida corporation to develop franchised Burger King restaurants in the Republic of Poland. We have the exclusive right to develop franchised Burger King restaurants and Domino's Pizza stores in the Republic of Poland and we currently operate 22 Burger King restaurants and 16 Domino's Pizza stores. The Burger King restaurants and the majority of the Domino's Pizza stores are similar to their respective U.S. versions and are developed to the strict corporate standards set out in the respective development agreements and franchise agreements.

RECENT DEVELOPMENTS

         Management believes that cash flows from current existing stores together with existing financial resources will not be sufficient to fund operations and meet our commitments to develop new Burger King restaurants and Domino's Pizza stores. Management is seeking to obtain additional equity and or debt financing to fund operations and future development. No assurance can be given that such financing will be obtained or that it can be obtained on favorable terms. If we are unable to obtain additional equity or debt financing we may be forced to curtail or cease operations with respect to Burger King and Domino's operations.

         We may sell our Polish subsidiaries to third parties, or sell some or all of our Burger King restaurants or Domino's Pizza stores to third parties, or to a joint venture between us and a third party. We also may decide to close some or all of our Burger King restaurants or Domino's Pizza stores.

BURGER KING DIVISION

         We operate our Burger King division through our subsidiary, IFFP and IFFP's wholly owned Polish limited liability corporations, IFF Polska-Kolmer and IFF-DX Management. IFFP receives operational support from Burger King Corporation through Burger King's London-based office in areas including site selection and construction review, operating systems and controls, marketing, sourcing of food and equipment, distribution and training, and other operational matters.

         Through IFFP, we currently operate 22 Burger King restaurants. We closed two Burger King restaurant in early 2000 and anticipate that we will close one more during the year. The restaurants, which operate under individual franchise agreements, are traditional free standing and/or attached drive-through restaurants with dine-in seating capacity ranging from 60 to 120 people. The typical store size is approximately 2,800 square feet and is located near and in metropolitan areas and/or adjacent to service station sites. Currently all Burger King restaurants in Poland are operated by IFFP.

         Our Burger King restaurants offer flame-broiled hamburgers and cheeseburgers, french fries and soft drinks. Other menu items may include salads, pastries, chicken sandwiches, fish sandwiches, ice cream sundaes and shakes. We anticipate that our future Burger King restaurants will expand their menus by offering additional food items. We typically offer a Burger King meal for the zloty equivalent of approximately $1.50 to $3.30, depending upon the menu items selected. We believe, to the extent a comparison is possible, that the prices we charge for meals are comparable to the prices charged by our American-style fast food competitors in Poland.

         By October 1994, we had opened eight Burger King restaurants in urban locations, including five in Warsaw, and had created an organizational infrastructure to manage future growth. During 1994, however, a dispute emerged between our company and Burger King regarding Burger King's logistical development support and other matters, which resulted in litigation between the parties commencing in March 1995. During the period from the beginning of the dispute with Burger King in 1994 until its settlement, we curtailed our Burger King restaurant expansion. In March 1997, we settled the litigation and, under the settlement, entered into a new ten year development agreement with Burger King.

         BURGER KING AGREEMENT AND STANDARD FRANCHISE AGREEMENTS. In October 1999, we entered into an amendment to our development agreement with Burger King. Under the amended agreement, IFFP is required to open 73 "Development Units" before December 31, 2007. Each traditional restaurant or drive-through restaurant constitutes one Development Unit and each kiosk constitutes a quarter of a Development Unit. Pursuant to the amended agreement, four of the Development Units in each year must be in-line or free-standing restaurants within city centers or shopping mall locations. The schedule for our required opening of Development Units is as follows:

                                                         MINIMUM NUMBER OF
                                                         DEVELOPMENT UNITS
                                                         OPEN AND TRADING
                                                       --------------------
                 December 31, 2000                     31 Development Units
                 December 31, 2001                     37 Development Units
                 December 31, 2002                     43 Development Units
                 December 31, 2003                     49 Development Units
                 December 31, 2004                     55 Development Units
                 December 31, 2005                     61 Development Units
                 December 31, 2006                     67 Development Units
                 December 31, 2007                     73 Development Units



         We do not expect to satisfy our development requirements through December 31, 2000, but we will seek a waiver, modification or extension from Burger King under the Burger King agreement. Burger King may not grant such waiver, modification or extension.

         For each restaurant opened, IFFP is obligated to pay Burger King an initial fee of up to $40,000 for franchise agreements with a term of 20 years and $25,000 for franchise agreements with a term of ten years. Each fee is payable not later than 20 days before the restaurant's opening. Pursuant to the amendment to the Burger King agreement, Burger King agreed to defer payment of $280,000 in accrued franchise fees until January 15, 2001. Each franchised restaurant must also pay a percentage of the restaurant's gross sales, irrespective of profitability, as a royalty for the use of the Burger King system and Burger King trademarks. The annual royalty fee is 5% of gross sales. As long as we are in compliance with the development agreement, Burger King agreed to reduce the royalty fee to 2% through September 30, 1998 and 3% through December 31, 2002. Thereafter, the annual royalty fee will be 5%. The restaurants must also contribute a monthly advertising and promotion fee of 6% of gross sales to be used for advertising, sales promotion, and public relations. Payment of all amounts due from IFFP to Burger King under the franchise agreements is guaranteed by our company.

         Burger King may terminate rights granted to IFFP under the Burger King agreement, including franchise approvals for restaurants not yet opened, for a variety of possible defaults by IFFP, including, among others, failure to open restaurants in compliance with the development schedule; failure to obtain Burger King site approval before the commencement of each restaurant's construction; and failure to meet various operational, financial, and legal requirements, including the maintenance of IFFP's net worth at $7.5 million. As of June 30, 2000, IFFP [met] such net worth requirement. However, IFFP does not currently have a net worth of $7.5 million. Burger King has agreed to suspend the net worth requirement through December 30, 2000. Upon termination of the Burger King agreement, whether resulting from default or expiration of its term, Burger King has the right to license third parties to develop and operate Burger King restaurants in Poland, or to do so itself.

         Specifically excluded from the scope of the Burger King agreement are restaurants on U.S. military establishments. Burger King has also reserved the right to open restaurants in hotel chains with which it has, or may in the future have, a multi-territory agreement encompassing Poland. With respect to restaurants in airports, train stations, hospitals and other hotels, IFFP has the right of first refusal for of these sites. If IFFP is unable to reach a mutually acceptable agreement with the owners of the sites, Burger King or its affiliates or designated third parties may initiate negotiations for these sites. IFFP and the Rubinson Group are restricted from engaging in the fast food hamburger restaurant business, without the prior written consent of Burger King, which consent may not be withheld so long as our company and the franchises operating Burger King restaurants are adequately funded.

         Subject to some exceptions, as long as we are a principal of IFFP, Burger King has the right to review and consent to our equity issuances. This consent is not to be unreasonably withheld, provided that we have complied with all reasonable conditions established by Burger King in connection with the proposed sale or issuance by us of applicable equity securities.

         We have obtained all required Burger King, government and regulatory approvals and permits for our 22 Burger King restaurants.

         CO-DEVELOPMENT AGREEMENTS. We intend to develop a majority of the new Burger King restaurants in conjunction with oil companies which are presently expanding throughout Poland. In July 1997, IFFP executed letters of intent with Conoco Poland Sp.zo.o ("Conoco") and BP Poland Sp.zo.o, an affiliate of British Petroleum ("BP"), for the co-development of Burger King restaurants and service stations throughout Poland. In connection with the execution of these letters of intent, Conoco and BP agreed to cooperate with IFFP to achieve the rapid and coordinated growth of the respective networks and operations in Poland. The letters, although not binding, state that Conoco and BP agree to make sites available to IFFP to lease for a specific term plus option periods at IFFP's discretion, subject to Burger King approval. Rental terms will be based on a minimum monthly rental fee and/or a percentage of sales. Currently, IFFP has open six Burger King restaurants adjacent to BP stations and one Burger King restaurant adjacent to a Conoco station.

         In September 1997, IFFP entered into an agreement with Statoil to develop up to 19 Burger King restaurants on Statoil service station properties in Poland. Pursuant to the agreement, the rental terms for each site consists of a 20-year term with a ten-year option. The annual lease payments are 4% of sales or $36,000, whichever is higher. Currently, IFFP has opened nine restaurants adjacent to Statoil stations. In January 2000, IFFP and Statoil agreed to terminate the agreement; with no further obligation to either party.

         In October 1998, IFFP and the Polish subsidiary of Shell Oil ("Shell") entered into a joint venture and became equal partners in the newly incorporated polish limited liability company, CRSB Sp.zo.o. IFFP and Shell intend to co-develop a limited number of Burger King restaurants and Shell service stations throughout Poland. We have not currently executed any leases under our joint venture with Shell.

         AGREEMENT WITH MARRIOTT. In March 1999, we entered into a letter agreement whereby we granted Host Marriott Service Corporation the non-exclusive rights to develop and operate Burger King restaurants within enclosed shopping centers located in Poland where Host Marriott has leased substantially all of the food and beverage facilities, each location to be subject to the approval of Burger King. Pursuant to this agreement, which was amended in May 1999, Host Marriott will pay us an initial fee of US $25,000 per location in exchange for our pre-opening support and assistance, including furnishing design and construction advice, hiring and training management staff, and advising on the selection of information and accounting systems for each Burger King restaurant developed by Host Marriott, and an on-going annual fee equal to the greater of U.S. $7,000 per location, or 1.5% of Host Marriott's gross receipts from the operation of each Burger King restaurant, in exchange for our on-going technical assistance and services, including maintaining quality standards, procurement and supply services, and on-going staff training. The annual fee is payable monthly, with an annual reconciliation, and will continue for the duration of Host Marriott's operation of the location as a Burger King restaurant. Currently, Host Marriott operates three Burger King restaurants in Poland.

         Further, we have the option to acquire up to 50% interest in the net income of any Burger King restaurants developed by Host Marriott under the agreement. We may exercise the option by giving Host Marriott written notice, at any time before the opening of each Burger King restaurant, specifying the percentage interest that we intend to acquire. If we exercise the option, we will be responsible for a pro rata portion of the total costs incurred by Host Marriott in building, equipping and opening the restaurant, together with a pro rata portion of the cost of any common facilities (e.g., seating areas, tray wash areas, office and storage space, point of sale and telecommunications systems, etc.). The letter agreement terminates simultaneously with the Burger King agreement. Additionally, Host Marriott will be responsible for all amounts payable to Burger King (e.g., franchise fees, advertising contributions, and royalty fees) for the franchise rights for each location developed by it under the agreement.

         BURGER KING RESTAURANT SYSTEM. The Burger King restaurant system is one of the world's largest restaurant systems, with approximately 10,000 restaurants currently located in the United States and 53 foreign countries and territories around the world, including extensive company-owned and franchised operations in Europe. Burger King has developed a restaurant format and operating system, which includes a recognized design, decor and color scheme for restaurant buildings; kitchen and dining room equipment and layout; service format; quality and uniformity of products and services offered; procedures for inventory and management control; and the Burger King marks, which include the trademarks, services marks and other marks as Burger King may authorize from time to time for use in connection with Burger King restaurants.

         All Burger King restaurants are required to be operated in compliance with Burger King standards. Most Burger King restaurants offer a substantially similar core menu, featuring flame-broiled hamburgers, cheeseburgers, french fries, and soft drinks. Other menu items may include salads, pastries, chicken sandwiches, fish sandwiches, ice cream sundaes, shakes and breakfast menu items. Our current menu does not include breakfast items. Sandwich menu items account for the most significant amount of system-wide sales. Prices for the menu items are determined by us and, accordingly, may vary from other Burger King restaurants in other countries.

         The standard restaurant floor plan consists of a kitchen/preparation area and ordering counter and customer seating area. The design must comply with specified Burger King standards, which are relatively flexible, and can be located in an existing building or a specially constructed free-standing building with varying floor plans and configurations. We currently estimate that once space has been leased and made available to us, approximately 120 days are required to complete construction, obtain necessary licenses and approvals and open a restaurant. We currently estimate the cost of opening a Burger King restaurant to be approximately $450,000 to $1,000,000, including the construction of the restaurant, road and leasehold improvements, the initial franchise fee, furniture, fixtures, and equipment, opening inventories and staff training (but excluding the cost of land). These estimates, however, vary depending on the size and condition of a proposed restaurant and the extent of leasehold improvements required.

         BURGER KING RESTAURANT DEVELOPMENT. Our restaurant development strategy is to lease prominent sites in major Polish metropolitan areas and adjacent to service stations on major thoroughfares. All sites are subject to the approval of Burger King. We consider restaurant location to be critical to our success and devote significant efforts to locating and evaluating potential sites. The site selection process involves an evaluation of a variety of factors, including demographics (such as population density); specific site characteristics (such as visibility, accessibility and traffic volume); proximity to activity centers (such as office or retail shopping districts and hotel and office complexes); and potential competition in the area. Our personnel inspect and approve a proposed site for each restaurant and a detailed site package is prepared for Burger King review and approval before the execution of a lease. The opening of restaurants is contingent upon, among other things, locating satisfactory sites, negotiating acceptable leases or similar rights to a site, completing any necessary construction, and securing required government permits and approvals.

         ADVERTISING AND PROMOTION. IFFP's franchise agreements with Burger King provide that each franchised restaurant must spend 6% of its gross sales on advertising, sales promotion, and public relations. We contribute these funds into a self-administered marketing fund. All expenditures are based on a marketing plan created jointly by us and Burger King, except for local store marketing programs. In addition, the fund reimburses us up to a specified amount for our marketing manager.

         SOURCES OF SUPPLY. IFFP is dependent upon Burger King-approved suppliers for its food products and other supplies. Pursuant to the Burger King agreement and the standard franchise agreements, all of these supplies must be of a quality and conform to specifications acceptable to Burger King. Additionally, IFFP currently obtains its restaurant furniture and fixtures, prefabricated kitchen equipment and point of sale equipment in Poland and obtains other equipment and paper products from Burger King-approved sources in the United States and Europe.

         IFFP has established Burger King-approved lines of supply for all major ingredients used in its menu with substantially all of its inventory needs sourced in Poland from third-party vendors. We believe local sourcing is important because it avoids expensive import duties and taxes. IFFP has entered into multi-year contracts with its major suppliers of soft drinks, buns, meat patties and condiment supplies, and for the distribution of its supplies to each of its restaurants throughout Poland. The distributor has been our comprehensive logistics and distribution coordinator since 1994, providing state of the art inventory and cost controls to complement IFFP's point of sale system, which electronically disseminates information on a daily basis, controls inventory levels and maintains promotional, marketing and food preference information. Shipments of food and supplies are delivered directly to the Burger King restaurants. IFFP maintains approximately a seven to 30-day inventory of food products and supplies for its Burger King restaurants.

         RESTAURANT OPERATIONS AND PERSONNEL. We operate our restaurants under uniform standards shown in Burger King's operating manual, including specifications relating to food quality and preparation, design and day-to-day operations. IFFP uses Burger King training techniques and manuals and solicits the assistance and counsel of Burger King personnel . IFFP is responsible, at its expense, for the translation of Burger King manuals into Polish and pays Burger King for specified support services relating to employee training in Burger King facilities in Europe and the U.S. In addition, IFFP operates two Burger King-approved training facilities in Poland. IFFP maintains financial, accounting and management controls for its restaurants through the use of centralized accounting systems, detailed budgets and computerized management information systems.

         Our Burger King operations are managed by Joanna Makowska, the President of PKP and the General Manager of IFFP, who began her career with us in 1992. Pursuant to the requirements of the Burger King agreement, Ms. Makowska has been approved by Burger King as the Director of Operations of the Burger King restaurants. As of June 30, 2000, IFFP employed approximately 197 full-time and 426 part-time employees. IFFP's restaurant managers are responsible for supervising the day-to-day operations of the restaurants, including food preparation, customer relations, restaurant maintenance, inventory and cost control and personnel relations. In addition, restaurant managers are responsible for selecting and training new crew personnel, who undergo on-the-job training.

         TRADEMARKS. We are authorized to use the trademarks, service marks and other marks as Burger King may authorize from time to time for use in connection with Burger King restaurants (collectively, the "Burger King Marks"). Burger King has applied for and received trademark registrations in Poland for the Burger King logo, the words "Burger King" and the word "Whopper." Under the terms of the Burger King agreement and the individual franchise agreements, we are required to assist in the defense of any action relating to the right to use or the validity of the Burger King Marks and to cooperate in the prosecution of any action to prevent the infringement, imitation, illegal use or misuse of the Burger King Marks or the Burger King system. Burger King is obligated to bear the legal expenses and costs incidental to our participation in these actions. Burger King has made no warranty or representation that the Burger King Marks will be available to us on an exclusive basis or at all.

DOMINO'S DIVISION

         KP controls the exclusive development rights, and PKP controls the franchises, for Domino's Pizza stores in Poland under a master franchise agreement with Domino's Pizza International, Inc., a wholly-owned subsidiary of Domino's Pizza, Inc. ("Domino's"), which was executed in August 1997. KP has also entered into a commissary agreement with Domino's under which KP has been granted the exclusive right to open and operate one or more commissaries for all Domino's Pizza stores in Poland for the term of the Domino's agreement and any renewal term.

         Through PKP, we operate 16 Domino's Pizza stores. These stores, which operate under individual franchise agreements, feature carry-out services and delivery services to all customers who can be reached in approximately 30 minutes. The stores also provide limited customer seating. The typical Domino's Pizza store size is approximately 1,000 square feet and is located in a residential area with a high base of telephone installations. One Domino's store shares space with an existing Burger King restaurant.

         Our Domino's Pizza stores offer various types of pizza, soft drinks, salads, sandwiches, breadsticks and ice cream, and we anticipate that our future Domino's Pizza stores will offer other food items. We typically offer pizzas for the zloty equivalent of approximately $4.50 to $9.00, depending upon the size of the pizza and the number of toppings selected. We believe, to the extent a comparison is possible, that the prices we charge for meals is comparable to the prices charged by our American-style fast food competitors in Poland.

         DOMINO'S AGREEMENT AND STANDARD FRANCHISE AGREEMENT. Our relationship with Domino's is governed principally by the Domino's agreement and the individual Domino's store franchise agreements. Pursuant to the Domino's agreement, we have the exclusive right to develop, operate and franchise Domino's Pizza stores in Poland. The schedule for our required opening of Domino's stores is as follows:

                                                           NUMBER OF STORES
                                                             TO BE OPENED
                             TIME PERIOD                  DURING TIME PERIOD
        -------------------------------------------      --------------------
        August 1, 1997 through December 31, 1997                   1
        January 1, 1998 through December 31, 1998                  5
        January 1, 1999 through December 31, 1999                  6
        January 1, 2000 through December 31, 2000                  7
        January 1, 2001 through December 31, 2001                  8
        January 1, 2002 through December 31, 2002                  9
        January 1, 2003 through December 31, 2003                 10
                                                                ----

        Total stores to be opened by December 31, 2003            46

         We have opened 12 Domino's Pizza stores under the Domino's agreement and satisfied our development requirements through 1999. We do not expect to satisfy our development requirements through December 31, 2000, but we will seek a waiver, modification or extension from Domino's under the Domino's agreement. Domino's may not grant such waiver, modification or extension.

         As a condition to the Domino's agreement, we contributed $2,000,000 to KP. We also agreed that any additional capital required above this amount will also be dedicated to KP as needed to permit KP to meet its development quotas. Pursuant to the Domino's agreement, Domino's received $300,000 as a non-refundable development fee. The term of the Domino's agreement will expire on December 31, 2003, and if KP is in compliance with all material provisions of the agreement, it may be extended for an additional 10 years in compliance with specified minimum development quotas which KP and Domino's may agree upon by execution of an amendment to the Domino's agreement.

         With respect to each operating Domino's store, KP is required to pay an initial franchise fee of up to $5,000 and a monthly royalty fee equal to 3% of each store's gross sales, net of taxes, irrespective of profitability. KP's royalty payments to Domino's are payable in U.S. currency, or at Domino's option, in local currency. Although Domino's may elect to accept payment in alternative currencies if payment in U.S. currency is prohibited by applicable law, it may terminate the Domino's agreement if KP is unable to pay in U.S. currency for a period of one year.

         Under the terms of the Domino's agreement, Domino's is required to provide, on an ongoing basis, all information and materials necessary to make KP familiar with the Domino's system and the methods used to operate and manage Domino's Pizza stores and commissaries, including, without limitation, plans and specifications for Domino's Pizza stores and commissaries, site selection criteria, advertising and marketing plans, methods and procedures for the preparation, serving and delivery of food and beverages and management control systems. This information is to be provided by Domino's to us in the form of the Domino's Operations Manual, memoranda or through consultations with Domino's experienced staff members.

         Domino's has reserved the right to review and audit some of KP's operations, financial and tax accounting reports, statements and returns. Domino's may terminate rights granted to KP under the Domino's agreement, including franchise approvals for stores not yet opened, for a variety of possible defaults by KP, including, among others, failure to open Domino's Pizza stores in compliance with the development schedule; failure to obtain Domino's site approval before the commencement of each Domino's store's construction; failure to obtain Domino's approval of any non-affiliated franchisee; and failure to meet various operational, financial, and legal requirements shown in the Domino's agreement and the standard franchise agreements. Upon termination of the Domino's agreement, whether resulting from default or expiration of its terms, Domino's has the right to license others to develop and operate Domino's Pizza stores in Poland, or to do so itself. If KP fails to meet its development schedule during the initial term of the agreement or any successor development term, KP would lose its rights to develop and franchise additional Domino's Pizza stores, but would be entitled to continue to act as a master franchiser and a franchisee with respect to all franchise agreements theretofore granted and executed. Under other specified circumstances of default, Domino's has the right to terminate the Domino's agreement and force the sale of, at the then current market value, all of KP's rights and interests as a master franchiser of Domino's Pizza stores and all of the assets of each Domino's store controlled by KP.

         Upon termination of the Domino's agreement under some circumstances, Domino's also has the right to purchase KP's outstanding rights and interests as master franchisor at a fair market value.

         Before the opening of each Domino's store, KP is required to pay Domino's a franchise fee and, as master franchisor, is required to enter into a standard franchise agreement with the store franchisee (whether or not affiliated with us). Each franchisee and each Domino's store location is subject to the approval of Domino's, which approval may not be unreasonably withheld. The standard franchise agreement for a Domino's store has a ten-year term with a ten-year renewal option. During these periods the franchisee is permitted to use the Domino's system in an exclusive area, free of competition from other franchisees. With respect to each of its operating Domino's Pizza stores, a franchisee is required to pay KP an initial franchise fee and a monthly royalty fee, as well as an advertising fee based on a percentage of the gross sales of each Domino's store, net of taxes, irrespective of profitability. The financial terms of the standard franchise agreement may be renewed at the expiration of the term. A franchisee's rights under a standard franchise agreement may not be transferred without the consent of KP and Domino's. PKP is currently the only Domino's franchisee in Poland. There are no non-affiliated franchisees.

         Each franchisee must comply strictly with the Domino's system, and the standards, specifications and procedures comprising the system may be changed from time to time. Each Domino's store must be constructed, equipped, furnished and operated at the cost and expense of the franchisee in compliance with Domino's specifications. Each Domino's store is required to offer for sale only those pizza and beverage products authorized by Domino's. In addition, each Domino's store is obligated to offer delivery services to all customers within a prescribed delivery area, which delivery area is restricted to allow a delivery order to be satisfied within approximately 30 minutes. All of the food products and other supplies used in Domino's Pizza stores must be of a quality that conforms to Domino's specifications. Compliance with requirements as to signage, equipment, menu, service, hygiene, hours of operation and data and voice communications is similarly prescribed. Domino's and KP each reserve the right to enter each Domino's store, conduct inspection activities, and require prompt correction of any features that deviate from the requirements of the relevant standard franchise agreement. Similarly, KP has the right to review and audit each franchisee's operations, financial and tax accounting statements, reports and returns. KP is obligated to use its best efforts to ensure that each non-affiliated franchisee complies with its franchise agreement and local laws and regulations.

         The standard franchise agreement provides that a franchisee may not have any interest in, be employed by, advise or assist any other business that is the same as or similar to a Domino's store during the term of the agreement and, for a period of one year after termination or expiration of the franchise agreement, may not have any interest in, be employed by, advise or assist any other business that is the same as or similar to a Domino's store within ten miles of the Domino's store it had operated. KP may terminate the franchise agreement for any Domino's store for, among other things, failure to pay amounts due with respect to that Domino's store, failure to operate the Domino's store in compliance with prescribed operating standards, and persistent breaches. Upon termination, the franchisee's rights to use the Domino's trademarks and Domino's store system terminate, and KP becomes entitled to assume the franchisee's leasehold interest and purchase the Domino's store at its fair market value.

         During the term of the Domino's agreement, KP and its controlling shareholders, including the controlling shareholder of our company, cannot have any interest as an owner, investor, partner, licensee or in any other capacity in any business engaged in sit-down, delivery or carry-out pizza or in any business or entity which franchises or licenses or otherwise grants to others the right to operate a business engaged in this business which is located in Poland. The latter restriction shall apply for a period of one year following the effective date of termination of the Domino's agreement.

         DOMINO'S COMMISSARY. In conjunction with its exclusive right to develop and franchise Domino's Pizza stores in Poland, the Domino's agreement grants KP the exclusive right to develop and operate the commissaries from which all franchisees in Poland purchase food and supplies. Because KP is the owner of the Domino's commissary, additional mark-up costs on supplies provided by the commissary are eliminated for the Domino's stores operated by PKP. Domino's has agreed to provide us, on an ongoing basis, all information and materials necessary to make us familiar with the methods used to operate and manage a Domino's commissary.

         In January 1995, KP commenced operations of a full-service commissary in approximately 1,500 square feet of the Jana Pawla Domino's store. In 1999, PKP entered into a new ten year lease for approximately 7,300 square feet of warehouse space to be used for a new Domino's commissary. The initial annual lease payment was approximately $32,724, excluding the cost of electricity. Monthly lease payments commenced on June 1, 1999 at approximately $2,700 per month; which increased by 2% on January 1, 2000 and will increase by 2% each subsequent year. The site has been approved for its intended use by Domino's. We expect to service up to 60 Domino's Pizza stores from this facility. KP has the right to develop additional commissaries as needed. We intend to conduct all of our purchasing, distribution and main food supply operations from the new commissary.

         DOMINO'S STORE SYSTEM. All Domino's Pizza stores are required to be operated in compliance with Domino's standards. Domino's Pizza stores feature carry-out services and delivery services to all customers located within prescribed service areas and offer a substantially similar core menu including various types of pizza and soft drinks. Other menu items include salads, sandwiches and breadsticks. Pizza accounts for the most significant amount of system-wide sales. Prices for Domino's menu items are determined by the various operators of Domino's Pizza stores and, accordingly, may vary throughout the Domino's store system.

         Our initial Domino's Pizza stores are in existing buildings and range from 1,000 square feet to 2,500 square feet, depending upon whether only delivery and pick-up services are offered or counter service with limited seating for customers is also available. In the future, we intend to focus our efforts on the development of traditional Domino's Pizza stores which provide primarily delivery and pick-up services and Domino's Pizza stores developed by us should range in size from 900 to 1,200 square feet. We estimate that once the space has been leased and made available to us, approximately 30 to 90 days are required to renovate, equip, furnish and obtain necessary licenses and approvals to open a Domino's store. We estimate the cost of opening a Domino's store to be between $125,000 and $200,000, including leasehold improvements, furniture, fixtures, equipment, the initial franchise fee and opening inventories (but excluding the cost of land). These estimates may vary depending on the size and condition of a proposed Domino's store and the extent of leasehold improvements required.

         DOMINO'S STORE DEVELOPMENT. To date, we have opened 14 Domino's Pizza stores in Warsaw, Poland. We have also opened one Domino's store in each of the cities of Lublin and Lodz, and we intend to focus most of our future Domino's store development efforts on other Polish cities. All sites are subject to the approval of Domino's. We believe that the Domino's store concept may be successful in a wide variety of areas within a city. Accordingly, the site selection process involves an evaluation of a variety of factors, including demographics (such as population density); specific site characteristics (such as visibility, accessibility and traffic volume); proximity to activity centers (such as office or retail shopping districts and apartment, hotel and office complexes); potential competition in the area; construction or renovation costs; and lease terms and conditions. Because traditional Domino's Pizza stores provide delivery and pick-up services only, we have sought and seek to place Domino's Pizza stores in metropolitan areas with adequate levels of telephone ownership. Our personnel inspect and approve a proposed site for each Domino's store before the execution of a standard franchise agreement and store lease.

         ADVERTISING AND PROMOTION. The Domino's standard franchise agreement provides that each franchisee will contribute a monthly advertising and promotion fee equal to 4% of its gross sales to a fund self-administered by each Franchisee to be used for advertising, sales promotion and public relations. Each Franchisee is responsible for using the proceeds of the advertising fund to develop and implement advertising and promotional plans, materials and activities on behalf of the Domino's Pizza stores in Poland, which plans, materials and activities are subject to Domino's approval. Non-affiliated franchisees will be permitted to conduct their own advertising and promotion subject to our and Domino's approval. Domino's is required to provide advertising and promotional assistance to us.

         SOURCES OF SUPPLY. We are substantially dependent upon third parties for all of our capital equipment (including furniture, fixtures and equipment), food products, and other supplies. Pursuant to the Domino's agreement and the standard franchise agreements, all of these supplies must be of a quality and conform to specifications acceptable to Domino's. We currently obtain substantially all of our supplies and food products, including cheese, soft drinks, cold cuts and paper products from Polish sources and maintain approximately a seven to 30 day inventory of food products and supplies for our Domino's Pizza stores. We currently obtain our store furniture and fixtures from sources in Poland and obtain our restaurant equipment, flour and tomato sauce primarily from Domino's approved sources in the United States and Europe. We currently have no written, long-term supply agreements. Shipments of food and supplies are delivered directly to the commissary or Domino's Pizza stores.

         STORE OPERATIONS AND PERSONNEL. We operate our Domino's Pizza stores under uniform standards shown in Domino's Operating Manuals, including specifications relating to food quality and preparation, design and decor and day-to-day operations. Our operations are similar to those of other Domino's Pizza stores. We hire Domino's store managers who are responsible for supervising the day-to-day operations of the Domino's Pizza stores, including food preparation, customer relations, store maintenance, cost control and personnel relations. In addition, Domino's store managers are responsible for selecting and training new employees, who undergo on-the-job training.

         To date, we believe that we have successfully attracted and trained local managers and other employees. We operate our own Domino's approved training facility in Poland, with assistance from Domino's. We maintain financial, accounting and management controls for our Domino's Pizza stores through the use of centralized accounting systems, detailed budgets and computerized management information systems.

         Our Domino's operations are managed by Joanna Makowska, the President of PKP and the General Manager of IFFP. Ms. Makowska was supported by approximately 64 full-time and 286 part-time employees as of June 30, 2000.

         TRADEMARKS. We are authorized to use the trademarks, service marks and other marks as Domino's may authorize from time to time for use in connection with Domino's Pizza stores. Domino's has received trademark approval in Poland for specified marks, including the Domino's logo and the words "Domino's Pizza."

DOING BUSINESS IN POLAND

         THE INFORMATION PRESENTED IN THIS SECTION HAS BEEN EXTRACTED FROM PUBLICLY AVAILABLE DOCUMENTS AND IS NOT INTENDED TO BE A COMPLETE DESCRIPTION OF ALL INFORMATION ABOUT THE REPUBLIC OF POLAND THAT MAY BE MATERIAL TO OUR COMPANY.

         AREA AND POPULATION. Poland is one of the largest countries in Europe with a total land area of approximately 312,000 square kilometers. It shares land borders with Germany, the Czech Republic, Slovakia, Ukraine, Belarus, Lithuania and the Russian Federation. Its population, which was estimated at approximately 39 million (as of December 31, 1999), makes it one of the most populous countries in Europe, with approximately 62% of the population living in urban areas. Poland has an extensive network of roads, railways and canals, and has four major ports on the Baltic sea.

         GOVERNMENT AND POLITICAL SYSTEM. Poland is a democratic republic based on the three-party system. The President is elected in general elections. The President nominates the Prime Minister and the remaining Ministers who constitute the executive branch of the government. The Parliament, which is also elected in general elections, consists of a lower house (the Sejm) and an upper house (the Senate). Judicial power is vested in independent courts, which answer to the Supreme Court.

         ECONOMIC OVERVIEW. Since the fall of the Communist government in 1989, Poland has embarked on a program of economic reforms, based on a transition to a market economy and private ownership. Poland has become the first former centrally planned economy in Central and Eastern Europe to end its recession and return to growth. After a significant decline in GDP in real terms, a sharp rise in unemployment and an acceleration in inflation, Poland returned to growth, with positive rates of GDP growth for the years 1992 to 1998.

         The economic recovery in Poland since 1992 has benefited most sectors of the economy. Unemployment which peaked in 1994 at 16% dropped to 13.5% in June 2000. Real wages have grown during the last four years, increasing 4.8% in 1998. Domestic demand has been driven by an increase in investment and private consumption and exports have increased. In addition, Poland also benefits from increasing productivity. A significant portion of the growing domestic demand, however, has been met through imports, resulting in a growing trade deficit.

         Poland's government has run a budget deficit throughout the 1990's, although since 1993 the deficit has remained below the annually set target and was 1.5% of GDP in 1998. In recent years, the financing of the budget deficit has been secured mainly through the issuance of treasury securities on the domestic market with very limited recourse to external sources, and has been characterized by increasingly longer average maturities. Budgetary discipline has been maintained by cuts in areas including defense, health care and education.

         Poland is a member of the International Monetary Fund, the World Bank, the United Nations Organization and the Organization for Economic Cooperation and Development, and is an associate member of the EU. Additionally, in 1999 Poland became a formal member of the North Atlantic Treaty Organization ("NATO").

         GROSS DOMESTIC TOTAL. Poland is one of the fastest growing economies in Europe. In 1998, unofficial preliminary estimates indicated that Poland's GDP grew by 4.8% in real terms, following increasing real growth rates based on IMF estimates in 1995 of 7.0%, in 1996 of 6.1%, in 1997 of 6.9%, in 1998 of 4.8% and
in 1999 of 4.1%.

         INFLATION. Although inflation has generally declined since prices were liberalized in the beginning of 1990, the rate of inflation in Poland is still high compared to Western Europe or the United States. The annual increase in the consumer price index ("CPI") has been continuously but gradually declining from a rate of almost 250% in 1990 to 7.3% in 1999. This decline has occurred together with increases in real GDP and decreasing unemployment. Similarly, the annual increase in the producer price index ("PPI") decreased from approximately 293% in 1990 to 4.9% in 1998.

         EMPLOYMENT AND WAGES. Before 1989, unemployment was not officially recognized in Poland and over-employment was evident in many enterprises. By the end of the first quarter of 1994, registered unemployment had reached over 16.0% of the labor force but by the end of that year it had decreased for the first time since 1990 to 16.0% of the labor force. At June 30, 2000, registered unemployment was 13.5% of the labor force.

         All employees, Polish and foreign, must be paid in zlotys. Foreign employees require work permits from local authorities, which are typically not difficult to obtain for executive or managerial employees, and are typically obtained in due course. Employers are required to pay a minimum wage. All wages are subject to payroll taxes payable by the employer, and income tax payable by the employee.

         POLISH CURRENCY. The only currency that may be used in Poland is the zloty. The value of the zloty is determined under a system based on a basket of currencies (whose weights in the basket reflect their relative importance in Poland's foreign trading transactions), as well as all other economic and political factors that effect the value of currencies generally. At December 31, 1999 and June 30, 2000, the exchange rates were 4.15 and 4.40 zlotys per dollar.

         FOREIGN DIRECT INVESTMENT IN POLAND. In general, foreign investors are not required to obtain any special permits to invest in Polish companies. A foreign investor may establish a limited liability company (roughly analogous to a closely held corporation in the United States), in which it will hold 100% of the shares; establish a limited liability company, with the equity jointly contributed by it and other foreign and/or Polish parties; or enter business in Poland through acquisition of stock of an existing Polish limited liability company. A foreign investor may also invest in "joint stock companies," which are roughly analogous to publicly held corporations in the United States. Subject to specified restrictions, the Polish foreign investment law generally allows for full repatriation of capital dividends and profits by foreign investors.

         Other than the provisions of the Polish Commercial Code generally applicable to all limited liability companies, there is no minimum level of investment required of a foreign person investing in a Polish limited liability company. The minimum capital required for establishment of any limited liability company is 4,000 zlotys (approximately $909 at June 30, 2000 exchange rates), which must be made in Polish currency obtained from the sale of convertible currency (including United States or Western European funds) to a foreign exchange bank, or, to the extent designated in the company's incorporation documents, through in-kind, nonmonetary contributions that are transferred from abroad or purchased with Polish currency obtained from the sale of convertible currency to a foreign exchange bank. To the extent designated in the company's incorporation documents, fixed assets may constitute in-kind, non-monetary contributions to equity.

         GOVERNMENTAL REGULATION OF RESTAURANT OPERATIONS. Restaurant operations are subject to a number of national and local laws and regulations, primarily related to sanitation. All imported food products are subject to specific sanitary requirements. Restaurants are subject to national regulations relating to health and sanitation standards, generally implemented, administered and enforced at the local level. All properties are subject to local zoning, building code and land-use regulations. In general, necessary approvals and permits for restaurant operations are granted without undue delay.

         TAXATION. A limited liability company with foreign investors is subject to the same taxes, and general tax reductions, as domestic Polish companies without foreign participation. A limited liability company is subject to corporate income tax, VAT, which is known in Poland as the "Tax on Goods and Services," and excise tax and, depending on the nature of its business activities, may also be subject to real estate tax, local tax, and stamp duty. The corporate income tax rate is currently 34%. The rate is generally calculated by the extent to which revenues exceed expenses, including operating losses, which may be carried forward for three years. The shareholder of a limited liability company is liable for any income taxes not paid by the company.

         Goods and services, including imported goods and services, are subject to a VAT tax. Certain commodities like liquors and automobiles are subject to excise tax, based on the value of the items. With respect to imports, the value of the items is equal to the customs' value plus any customs' duties. The VAT basic rate is 22%, but in the case of some products (including food products), it is reduced to 7% or eliminated entirely. Under the VAT system, credit is given for VAT paid against VAT collected.

         Currently, dividends are taxed at the rate of 20%. However, Poland has executed a bilateral tax agreement with the United States, under which the tax on dividends of corporations in which at least 10% of the voting stock is held by a United States corporation may not exceed 5%. Thus, though current regulations would otherwise provide for a 20% tax on dividends, taxes on dividends paid by a limited liability company which is a subsidiary of our company will be at the rate of 5%.

         CUSTOMS DUTIES AND IMPORT RESTRICTIONS. Our operations may be subject to various levels of customs duties on some types of items imported into Poland. Customs duties and other similar fees, however, are not levied on non-monetary, in-kind contributions to capital, provided that the contributions constitute "fixed assets" and are not disposed of during the three-year period following customs clearance. Although we have contributed as capital substantially all of our subsidiaries' furniture, fixtures and equipment, there can be no assurance that this equipment will ultimately qualify as "fixed assets" for purposes of this exclusion.

                             DESCRIPTION OF PROPERTY

         OUR OFFICES. We maintain our executive offices in approximately 2,500 square feet of leased office space at 1000 Lincoln Road, Suite 200, Miami Beach, Florida 33139. Annual lease payments under the lease are approximately $38,000. We currently sublease approximately 1,400 square feet for an annual fee of $30,700. We have exercised our third of three two-year renewal options under the lease, which expires in December 2000.

         In April 1998, IFFP executed a lease for its corporate headquarters for approximately 4,680 square feet of space located at 16 Jagiellonska St., Warsaw, Poland. The annual rental payment is approximately $110,000, including common area charges. The agreement is for a five-year term and we have the right of first refusal in leasing the premises for subsequent annual periods, provided that the lessor is notified of our intention to continue leasing the premises no later than six months before the expiration of the initial term.

         Management believes that all of our properties are adequately covered by insurance. We have not incurred nor do we anticipate incurring any material costs or expenses associated with compliance with the environmental laws of the United States or Poland.

         BURGER KING STORES. The following table sets forth, as of June 30, 2000, the location, opening date, lease or sublease expiration date (including all renewal options), square meters and minimum annual lease payments (in U.S. dollars) for each of our Burger King restaurants:

                                                           LEASE                    SQUARE             MINIMUM ANNUAL
     LOCATION                  OPENING DATE           EXPIRATION DATE               METERS(2)           LEASE PAYMENTS
     --------                  ------------           ---------------               ---------           --------------
Warsaw, Poland                 December 1992            January 2004                   522                  $28,942
Warsaw, Poland                 April 1993               (1)                            720                  $43,766
Warsaw, Poland                 May 1993                 (1)                            851                  $52,758
Warsaw, Poland                 July 1993                January 2009                   476                  $33,282
Lublin, Poland                 March 1994               January 2014                   824                  $54,000
Warsaw, Poland                 March 1994               January 2009                   276                  $76,200
Katowice, Poland               October 1994             November 2003                  550                 $119,040(3)
Mikolow, Poland                July 1998                November 2017                  600                  $12,000
Torun, Poland                  August 1998              January 2018                 1,135                  $30,000
Plonsk, Poland                 September 1998           April 2018                   3,610                  $30,000
Pabianice, Poland              November 1998            June 2018                      560                  $24,000
Raciborz, Poland               November 1998            July 2018                      360                  $24,000(3)
Olsztyn, Poland                November 1998            July 2018                      800                  $24,000
Gorzow, Poland                 November 1998            October 2018                   850                  $24,000
Wroclaw, Poland                December 1998            September 2018               2,200                  $30,000
Szczecin, Poland               January 1999             November 2018                1,650                  $24,000
Walbrzych, Poland              January 1999             December 2018                1,600                  $24,000
Opole, Poland                  February 1999            September 2018               1,600                  $30,000
Czestochowa, Poland            February 1999            November 2018                1,180                  $24,000
Czechowice, Poland             March 1999               November 2038                3,733                  $21,000
Krakow, Poland                 April 1999               August 2018                  1,500                  $24,000
Tychy, Poland                  June 1999                January 2018                 2,078                  $30,000
Warsaw, Poland                 April 1999               October 2018                 1,250                  $24,000
Warsaw, Poland                 April 1999               November 2018                1,360                  $30,000

-----------------------
(1) Indicates lease is for an unlimited period of time, but may be terminated upon three months notice by the lessor, subject to specified conditions.
(2)  Includes basement, second floor and land area.
(3) We have closed the Burger King restaurants in Katowice and Raciborz, but continue to be obligated under the leases.

         DOMINO'S STORES. The following table sets forth, as of June 30, 2000, the name, location, opening date, lease or sublease expiration date (including all renewal options), square meters and minimum annual lease payments (in U.S. dollars) for each of our Domino's Pizza stores:

                                                          LEASE                     SQUARE          MINIMUM ANNUAL LEASE
    LOCATION                  OPENING DATE           EXPIRATION DATE                 METERS                PAYMENTS
    --------                  ------------           ---------------                 ------                --------
Warsaw, Poland                 March 1994               January 2009                   480                     $76,200
Warsaw, Poland                 May 1994                 (1)                            130                      $7,970
Warsaw, Poland                 August 1994              March 2004                     482                     $35,000
Warsaw, Poland                 July 1997                (1)                            100                      $5,415
Warsaw, Poland                 December 1997            (1)                             97                     $12,422
Warsaw, Poland                 March 1998               (1)(2)(3)                      190                      $6,900
Warsaw, Poland                 March 1998               January 2008                    93                     $14,400
Warsaw, Poland                 April 1998               February 2008                  100                     $14,315
Warsaw, Poland                 June 1998                (1)                            137                      $8,422
Warsaw, Poland                 July 1998                (1)                             83                      $4,740
Lublin, Poland                 December 1998            September 2008                 125                     $13,700
Lomianki, Poland               December 1998            October 2008                   116                      $8,054
Lodz, Poland                   December 1998            October 2008                   211                      $7,485
Warsaw, Poland                 January 1999             June 2007                      120                     $12,000
Legionowo, Poland              January 1999             October 2008                   120                      $9,480
Piaseczno, Poland              July 1999                October 2008                    92                      $7,800

-----------------------
(1) Indicates lease is for an unlimited period of time, but may be terminated upon three months notice by the lessor, subject to specified conditions and payments to lessee.
(2)  Includes commissary.
(3)  Includes training facility


                                LEGAL PROCEEDINGS

         DISPUTE WITH POLISH FISCAL AUTHORITY. In 1995, IFFP became subject to penalties for failure to comply with an amended tax law requiring the use of cash registers with calculating and recording capabilities and which are approved for use by the Polish Fiscal Authorities. As a penalty for noncompliance, Polish tax authorities had the right to disallow some value added tax deductions for July and August 1995. Additionally, penalties and interest could have been imposed on these disallowed deductions. Although IFFP's NCR Cash Register System was a modern system, it could not be modified. IFFP replaced the system with a new Siemen's system which complies with Polish regulations. In December 1999, the Polish Tax Court ruled against IFFP but reduced the fine and related penalties to 440,000 Polish zloty or approximately $100,018 at the June 30, 2000 exchange rates.

         REGENESIS MATTER. We are a party to the following legal proceeding:
ELPOINT COMPANY, LLC AND GENNADY YAKOVLEV, VS. MITCHELL RUBINSON, MARILYN RUBINSON, EDDA RUBINSON, NIGEL NORTON, JAMES F. MARTIN, LEON BLUMENTHAL, C. LAWRENCE RUTSTEIN, SHULMAN & ASSOCIATES, INC., MANNY SCHULMAN, FRANKLYN WEICHSELBAUM, JAMES MIRANTI, INTERNATIONAL FAST FOOD CORPORATION, DOMINO'S PIZZA INTERNATIONAL, INC., REGENESIS HOLDINGS CORPORATION, United States District Court, Northern District of California (Case No. 99-1107 CRB). In March 1999, some of the shareholders of Regenesis Holdings Corporation (f/k/a QPQ Corporation) filed a complaint against us and some of our senior management and principal shareholders, including Mitchell Rubinson, our Chairman of the Board and Chief Executive Officer, and James Martin, our former President and Chief Financial Officer. Regenesis formerly held the right to develop Domino's Pizza stores in Poland. Certain former officers and principal stockholders of Regenesis are officers and principal shareholders of our company. The complaint alleges, among other things, that the defendants fraudulently transferred the Domino's development rights to us, thereby causing Regenesis to lose value. Additionally, the complaint alleges that we engaged in the misappropriation of corporate opportunities of QPQ Corporation. We reached a settlement in this matter and pursuant to such settlement, we must pay $300,000. An accrual for this amount has been provided for in our financial statements.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

         Our executive officers and directors are as follows:

                     NAME                       AGE                              POSITION
                     ----                       ---                              --------
Mitchell Rubinson(1)(2)(3)...............        53      Chairman of the Board, Chief Executive Officer, Chief
                                                         Operating Officer and Chief Financial Officer
Larry H. Schatz(1)(2)(3).................        54      Vice Chairman of the Board

--------------------------

(1)      Member of the Audit Committee.
(2)      Member of the Stock Option Committee.
(3)      Member of the Nomination Committee.


         Mitchell Rubinson has served as our Chairman of the Board and Chief Executive Officer since our incorporation in December 1991, served as President from December 1991 to June 1998 and served as Chief Operating Officer and Chief Financial Officer since May, 2000. Mr. Rubinson has served as the Chairman of the Board, Chief Executive Officer and President of Capital Brands from March 1988 to April 1996, and was the Treasurer of Capital Brands from March 1992 to April 1993. Mr. Rubinson served as the Chairman of the Board, Chief Executive Officer and President of QPQ Corporation (now known as Regenesis Holdings, Inc.) from July 1993 to May 1997.

         Larry H. Schatz has served as our Vice Chairman of the Board since July 1997. Mr. Schatz has served as "of counsel" for the law firm of Grubman Indursky & Schindler P.C. since January 1996. From 1991 through December 1995 Mr. Schatz worked as an attorney in private practice.

KEY EMPLOYEES

         Joanna Makowska has been employed by our Polish subsidiaries since 1992 and has served as President of PKP since June, 2000 and as General Manager of IFFP since November, 1999.

         Jolanta Ciupinska has served as the finance director of IFFP since March 1999. From 1993 to 1999, she was employed as a senior accountant at PricewaterhouseCoopers Sp.Z.o.o. (formerly Coopers and Lybrand Sp.Z.o.o.).

COMPENSATION OF DIRECTORS

         We generally do not pay directors' fees, but reimburse all directors for their expenses in connection with their activities as directors. Directors who are also our employees do not receive additional compensation for their services as directors. Mr. Schatz receives $25,000 per annum for serving as Vice Chairman of the Board.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         In February 1999, IFFP entered into a credit agreement with Citibank (Poland) S.A. under which Citibank granted IFFP a line of credit in the amount of $5,000,000. The line of credit is guaranteed by Burger King and we granted Burger King a security interest in the outstanding shares of IFFP. As a condition to the guarantee, Burger King required that we and Mitchell Rubinson enter into a general release in favor of Burger King for any and all matters occurring before the date of the guarantee. In order for IFFP to enter into the line of credit, holders of the outstanding 11% Convertible Senior Subordinated Discount Notes were required to waive applicable provisions of the note indenture. As compensation for the waiver, the noteholders were issued an aggregate of 204,585 shares of our common stock at a value of $.56 per share.

         Additionally, in connection with this transaction, Mitchell Rubinson entered into a purchase agreement with Burger King which provided that if we default on the line of credit and Burger King takes possession of the IFFP shares and we are unable to repurchase the shares of IFFP from Burger King, Mr. Rubinson is required to purchase the IFFP shares from Burger King for an amount equal to all amounts paid out by Burger King plus costs and expenses incurred by Burger King in connection with the enforcement of its rights under a reimbursement agreement with us. In connection with the purchase agreement, we paid Mitchell Rubinson a fee of $150,000.

         In October 1999, IFFP increased the amount of the line of credit to $8,000,000. As security of the line of credit, Burger King required that Mitchell Rubinson enter into a personal guaranty with Burger King and pledge 5,000,000 shares of our common stock owned by him. In connection with these matters, we entered into a reimbursement and fee agreement whereby we agreed to reimburse Mr. Rubinson for all amounts paid by him under his personal guaranty and to pay him a fee equal to 3% annually of the amount being guaranteed. In order for IFFP to increase the line of credit, holders of the outstanding 11% Convertible Senior Subordinated Discount Notes were required to waive applicable provisions of the note indenture.

         On June 16, 2000, we entered into an agreement with Burger King Corporation pursuant to which Burger King agreed, among other things, to discharge $8 million (plus interest) due to Citibank under IFFP credit facility and will be freed of the obligation to guarantee any future borrowings by IFFP. In addition, Burger King, on the one hand, and we, IFFP and Mr. Rubinson, on the other hand, granted mutual general releases with respect to any claims that may have arisen prior to the date of the agreement, subject to certain exceptions. The agreement also permits us, in our discretion, to close Burger King stores that are unprofitable, and thereafter to dispose of them as we deem fit. We recognized a gain on this transaction which is comprised as follows:

         Repayment of IFFP line of credit by Burger King,
                including accrued interest of  $109,898........  $   8,109,898
         Write-off of unamortized debt issuance costs..........     (1,624,830)
         Legal and professional fees...........................       (654,652)
                                                                 --------------
         Gain on settlement....................................  $   5,830,416
                                                                 =============

         In connection with the agreement, the warrant held by Burger King Corporation to purchase 4,000,000 shares of our Common Stock at a price of $2.00 per share was cancelled, and 5,000,000 shares of common stock pledged by to Burger King Mr. Rubinson were released.

         In August 1999, $17,900,000 in stated principal amount at maturity of our 11% Convertible Senior Subordinated Discount Notes held by the Pilgrim Balance Sheet Opportunities Fund, Pilgrim High Total Return Fund and Pilgrim High Total Return Fund II were exchanged for an aggregate of 158,134 newly issued shares of our Series B Convertible Preferred Stock.

         During the six months ended June 30, 2000, we borrowed an aggregate of $540,000 from Mitchell Rubinson, our Chairman of the Board and Chief Executive Officer and principal shareholder, pursuant to the terms of a $1 million line of credit bearing interest at 10% per annum. The loans are due on demand. As of August 15, 2000, the balance of such loans was $951,000.

         As of June 30, 2000, we owed Mr. Rubinson $132,500 of salary and benefits applicable to the six months ended June 30, 2000. The balance of such amounts at August 15, 2000 was $143,365. As of June 30,2000 and August 15, 2000, we also owed Mr. Rubinson a total of $109,000 for certain guarantee payments.

         All of the foregoing transactions were authorized by the disinterested directors of IFFC.

                             PRINCIPAL SHAREHOLDERS

         The following table sets forth, as of August 15, 2000, the number of shares of our common stock which were owned beneficially by:

(a) each person who is known by us to own beneficially more than 5% of our common stock,

(b)      each director,

(c)      the Named Executive Officers, and

(d)      all directors and executive officers as a group.

         Unless otherwise indicated, the address of each of the listed beneficial owners identified is c/o 1000 Lincoln Road, Suite 200, Miami Beach, Florida 33139. Under Rule 13d-3 of the Exchange Act, certain shares may be deemed to be beneficially owned by more than one person. In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person's actual ownership or voting power with respect to the number of shares of common stock actually outstanding as of August 15, 2000.


                                                                                PERCENTAGE OF
                NAME AND ADDRESS OF                  AMOUNT AND NATURE OF    OUTSTANDING SHARES
                  BENEFICIAL OWNER                   BENEFICIAL OWNERSHIP           OWNED
                  ----------------                   --------------------           -----
DIRECTORS AND EXECUTIVE OFFICERS:
  Mitchell Rubinson..............................          27,759,211(1)              60.5%
  Larry H. Schatz................................             250,000(2)                *
  All directors and executive officers as a
     group (two persons).........................          28,009,211                 61.1%
OTHER 5% OWNERS:
  Edda Rubinson..................................          23,409,211(3)              51.0%
  Joel Hirschhorn................................           2,343,000(4)               5.1%
  Nigel Norton...................................           4,010,000(5)               8.7%
     24 Avenue Princess Grace
     Monte Carlo, Monaco
  Pilgrim Investments, Inc.......................          24,092,697(6)              34.4%
     40 N. Central, Suite 1200
     Phoenix, Arizona 85004
  Bank of America Corporation....................           5,441,279(7)              10.6%
     100 North Tryon Street
     Charlotte, North Carolina  28255
  Legg Mason High Yield Portfolio................          13,611,058(8)              22.9%
     117 E. Colorado Blvd.
     Pasadena, California 91105



                                       46

-----------------------

*    Less than 1%
(1) Includes 22,409,211 shares held jointly with his wife, Edda Rubinson and 5,000,000 of common stock owned by Mr. Rubinson, individually, and options to purchase 150,000 shares of common stock granted to Mr. Rubinson that are immediately exercisable at an exercise price of $.40 per share.
(2) Reflects options to purchase 50,000 shares of common stock granted to Mr. Schatz that are exercisable at any time prior to July 2001 at an exercise price of $.40 per share and options to purchase 200,000 shares of common stock granted to Mr. Schatz that are immediately exercisable at an exercise price of $.75 per share.
(3) Includes 22,409,211 shares held jointly with Mitchell Rubinson, Edda Rubinson's husband.
(4) Includes 353,000 shares held by Mr. Hirschhorn as trustee of the Hirschhorn and Beber 401k Profit Sharing Trust.
(5)  Nigel Norton is Mitchell Rubinson's brother-in-law.
(6) Includes shares of common stock which would be acquired upon the conversion of an aggregate of 158,134 shares of Series B Preferred Stock held by Pilgrim Balance Sheet Opportunities Fund, Pilgrim High Total Return Fund and Pilgrim High Total Return Fund II. Pilgrim Investments, Inc. is the parent company of such funds.
(7) As reported in the shareholder's Schedule 13G filed with the Securities and Exchange Commission on March 21, 2000. Reflects (i) 20,438 shares of common stock beneficially owned by NB Holdings Corporation, NationsBanc Montgomery Holdings Corporation and Banc of America Securities LLC and (ii) 5,420,841 shares a common stock which would be acquired by the conversion of 11% Convertible Series Subordinated Discount Notes held by such entity based on the principal amount at maturity of such notes and shares issuable for accrued interest thereon.
(8) Includes (i) 51,146 shares of common stock and (ii) 13,559,912 shares of common stock which would be acquired upon the conversion of 11% Convertible Senior Subordinated Discount Notes held by such entity based on the principal amount at maturity of such notes, and shares issuable for accrued interest thereon.

                              SELLING SHAREHOLDERS

         The shares of common stock, Series B Preferred Stock and 11% Convertible Senior Subordinated Discount Notes covered by this prospectus are offered by the selling shareholders identified in the table below. We have been advised by the selling shareholders that none of them have ever held a position or office, or had any material relationship with, our company, except as otherwise indicated below. It is unknown if, when, or in what amounts a selling shareholder may offer the shares for sale. There is no assurance that the selling shareholders will sell any or all of the shares offered hereby. Because the selling shareholders may offer all or some of the shares in the offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares that will be held by the selling shareholders after completion of the offering, no estimate can be given as to the amount of the shares that will be held by the selling shareholders after completion of the offering.


                                           OWNERSHIP OF SHARES           NUMBER OF           OWNERSHIP OF SHARES
                                             OF COMMON STOCK           SHARES OFFERED          OF COMMON STOCK
                                             BEFORE OFFERING(1)          HEREBY(2)            AFTER OFFERING(3)
                                             ---------------             ---------            -----------------
                                                                    SERIES B
            NAME AND ADDRESS                                        PREFERRED     COMMON
         OF SELLING SHAREHOLDER             SHARES    PERCENTAGE     STOCK        STOCK       SHARES    PERCENTAGE
         ----------------------             ------    ----------     -----        -----       ------    ----------

Pilgrim High Total Return Fund              108,839     *          129,423    19,009,454       --          *
Pilgrim High Total Return Fund II            13,012     *           15,460     2,342,424       --          *
Pilgrim Balance Sheet Opportunities Fund     11,150     *           13,251     2,007,727       --          *
Legg Mason High Yield Portfolio          13,611,058    22.9%         --       13,611,058       --          *
Bank America                              5,441,279    10.6%         --        5,441,279       --          *
Nigel Norton                              4,010,000     8.7%         --        3,000,000   1,010,000      1.1%

-------------------------

*    Less than 1%.
(1) Assumes all shares of Series B Convertible Preferred Stock and 11% Convertible Senior Subordinated Discount Notes (including Notes to be issued for future interest payments) have been converted into common stock.
(2) Because the selling shareholders may sell all, some or none of their shares, no actual estimate can be made of the aggregate number of shares that are to be offered hereby or the number or percentage of shares that the selling shareholders will own after completion of the offering to which this prospectus relates.
(3) Assumes all shares of Series B Convertible Preferred Stock and 11% Convertible Senior Subordinated Discount Notes (including Notes to be issued for future interest payments) have been converted into common stock and all shares registered hereunder have been sold.

                            DESCRIPTION OF SECURITIES

         Our authorized capital stock is 202,000,000 shares, consisting of 200,000,000 shares of common stock, par value $.01 per share, and 2,000,000 shares of preferred stock, par value $.01 per share. As of August 15, 2000, we had 45,863,209 shares of common stock issued and outstanding and had 48,364,188 shares of common stock reserved for issuance consisting of:

     -- 1,099,500 shares of common stock reserved for issuance upon conversion of shares of our Series A Preferred Stock (conversion price of $3.00 per share);

     -- 23,959,696 of common stock reserved for issuance upon conversion of shares of our Series B Preferred Stock at a conversion price $.66 per share, based on the liquidation value of each Series B Preferred Share;

     -- 495,000 shares of common stock reserved for issuance upon the exercise of outstanding options under our stock option plans at exercise prices ranging from $.40 to $.75 per share;

     -- 3,505,000 shares of common stock reserved for the grant of options under the stock option plans;

     -- 324,235 shares of common stock reserved for issuance upon conversion of $2,756,000 in principal amount of the 9% Convertible Subordinated Debentures (conversion price of $8.50 per share); and

     -- 18,980,757 shares of common stock reserved for issuance upon conversion of $13,286,530 in aggregate stated principal amount of maturity of the 11% Convertible Senior Subordinated Discount Notes (conversion price of $.70 per share), which includes shares issuable in lieu of interest payments made by issuance of additional notes.

         We may issue additional convertible securities, options, warrants and shares of common stock in the future.

COMMON STOCK

         The holders of common stock are entitled to one vote for each share held of record on all matters to be voted on by shareholders. There is no cumulative voting with respect to the election of directors and, as a result, the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. The holders of common stock are entitled to receive dividends when, as and if declared by the Board out of funds legally available therefor. In the event of liquidation, dissolution or winding up of our company, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of preferred stock, including the Series A Convertible Preferred Stock. Holders of shares of common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the common stock. All of the outstanding shares of common stock are fully paid and nonassessable.

PREFERRED STOCK

         Our Articles of Incorporation authorize the issuance of 2,000,000 shares of "blank check" preferred stock with the designation, rights and preferences as may be determined from time to time by the Board. Accordingly, the Board is authorized, without action by the stockholders, to issue preferred stock from time to time with the dividend, liquidation, conversion, voting and any other rights and restrictions as they may determine.

         SERIES A CONVERTIBLE PREFERRED STOCK. In October 1994, in connection with an exchange offer, our Board of Directors approved the issuance of 83,920 shares of the Series A Preferred Stock, par value of $.01 per share, with a liquidation preference value of $100 per share, plus all accrued but unpaid dividends. Holders of shares of Series A Preferred Stock are entitled to receive cumulative dividends at the annual rate of 6% ($6.00 per share) from the issuance date. These dividends are payable semi-annually on December 15 and June 15 of each year, whether or not declared by the Board. All dividends payable by us may, at our option, be paid through the issuance of shares of our common stock, cash or any combination of cash and common stock. For the purpose of paying dividends in common stock, the common stock will be valued at the average closing price of the common stock during the thirty consecutive full business days preceding our announcement of the dividends. Dividends payable for a portion of a dividend payment period will be computed on a pro rata basis. Accrued and unpaid dividends will not bear interest. Holders of the Series A Preferred Stock have no preemptive rights.

         Upon any liquidation, dissolution or winding up of our company, no distribution will be permitted to be made to either holders of stock ranking junior (either as to dividends or upon liquidation, dissolution or windup) to the Series A Preferred Stock unless, prior thereto, the holders of the Series A Preferred Stock have received $100 per share, plus an amount equal to unpaid dividends thereon if any, including accrued dividends, whether or not declared, to the date of the payment, or the holders of stock ranking in parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all other parity stock in proportion to the total amounts to which the holders of all these shares are entitled upon the liquidation, dissolution or winding up.

         The holders of the Series A Preferred Stock have no voting rights except as may be shown in our Articles of Incorporation and under applicable Florida law. Each share of Series A Preferred Stock is convertible at any time into shares of common stock at a conversion price of $3.00 per share, subject to adjustment in specified circumstances; provided, however, that if shares of Series A Preferred Stock are called for redemption, conversion rights with respect to these shares will expire at the close of business on the date fixed for redemption, unless we default in making the payment due upon redemption.

         The number of shares of common stock issuable upon the conversion of shares of Series A Preferred Stock is subject to adjustment under specified circumstances.

         The holders of Series A Preferred Stock will not be protected from dilution resulting from issuances of common stock at less than the conversion price or issuances of additional shares of preferred stock.

         Shares of the Series A Preferred Stock may, at our option, be redeemed by us at any time, provided that the closing market price for the common stock exceeds 150% of the then-effective conversion price of the Series A Preferred Stock for a period of ten consecutive trading days before the announcement of the redemption. If we determine to redeem shares of the Series A Preferred Stock, these shares are redeemable at our election in whole or in part at any time or from time to time, out of funds legally available for redemption, at a redemption price of $100 per share, plus accrued but unpaid dividends through the redemption date.

         SERIES B CONVERTIBLE PREFERRED STOCK. In August 1999, we issued 158,134 shares of our Series B Convertible Preferred Stock, par value of $.01 per share, with a liquidation preference value of $100 per share, plus all accrued but unpaid dividends. Holders of shares of Series B Preferred Stock are entitled to receive cumulative dividends at the annual rate of 3% ($3.00 per share) which accrue from December 31, 2001 and will be paid annually beginning on December 31, 2002. All dividends payable by us may, at our option, be paid through the issuance of shares of Series B Preferred Stock, cash or any combination of cash and Series B Preferred Stock. For the purpose of paying dividends in shares of Series B Preferred Stock, they will be valued at the liquidation price. Accrued and unpaid dividends will not bear interest. If at any time after January 1, 2003, our common stock has a market price of $1.28 or higher for ten consecutive trading days, the dividend rights of the Series B Preferred Stock will be cancelled.

         Holders of the Series B Preferred Stock have no preemptive rights.

         Upon any liquidation, dissolution or winding up of our company, no distribution will be permitted to be made to either holders of stock ranking junior (either as to dividends or upon liquidation, dissolution or windup) to the Series B Preferred Stock unless, prior thereto, the holders of the Series B Preferred Stock shall have received $100 per share, plus an amount equal to unpaid dividends thereon if any, including accrued dividends, whether or not declared, to the date of payment, or the holders of stock ranking in parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series B Preferred Stock, except distributions made ratably on the Series B Preferred Stock and all other parity stock in proportion to the total amounts to which the holders of all these shares are entitled upon the liquidation, dissolution or winding up.

         The holders of the Series B Preferred Stock have no voting rights except as may be shown in our Articles of Incorporation and under applicable Florida law. Each share of Series B Preferred Stock is convertible at any time into shares of common stock at a conversion price of $.66 per share, based upon the liquidation value of each Series B Preferred Share.

         The number of shares of common stock issuable upon the conversion of shares of Series B Preferred Stock is subject to adjustment under specified circumstances.

         The holders of Series B Preferred Stock will not be protected from dilution resulting from issuances of common stock at less than the conversion price or issuances of additional shares of preferred stock. Shares of the Series A Preferred Stock may, at our option, be redeemed by us at any time, provided that the closing market price for the common stock exceeds 150% of the then-effective conversion price of the Series A Preferred Stock for a period of ten consecutive trading days before the announcement of the redemption. If we determine to redeem shares of the Series A Preferred Stock, these shares are redeemable at our election in whole or in part at any time or from time to time, out of funds legally available for redemption, at a redemption price of $100 per share, plus accrued but unpaid dividends through the redemption date.

9% CONVERTIBLE SUBORDINATED DEBENTURES

         In December 1992 and January 1993, we received net proceeds of approximately $9.7 million from the sale of approximately $11.4 million principal amount of 9% convertible subordinated debentures. Thereafter, in January 1994, we offered to exchange for each $1,000 in principal amount of the 9% Convertible Subordinated Debentures validity tendered, one unit consisting of 160 newly issued shares of common stock and warrants to purchase 100 shares of common stock at an exercise price of $7.00 per share. See "Exchange Warrants" below for additional information on the warrants. As a result, only approximately $2.8 million in principal amount of the 9% Convertible Subordinated Debentures remain outstanding.

         Interest on the debentures has accrued from the date of issuance and is payable semi-annually on June 15 and December 15 of each year at a rate of 9% per annum. Payment of the full amount of principal is due on December 15, 2007, unless the 9% Convertible Subordinated Debentures are redeemed or converted earlier in compliance with the provisions of the indenture.

         To the extent provided in the indenture, the indebtedness, including interest and any premiums payable upon redemption, evidenced by the 9% Convertible Subordinated Debentures, is subordinate and subject in right of payment to the prior payment when due in full of all senior indebtedness. "Senior Indebtedness" is defined by the indenture to include, unless the terms respecting the particular indebtedness or obligation otherwise provide, any indebtedness of our company, thereafter existing for borrowed money or incurred by us or any of our subsidiaries in connection with the acquisition of any business, properties, or assets (including any properties or assets acquired in the ordinary course of business) and some types of lease obligations. The indenture contains no provision restricting the incurrence of additional debt or the issuance of additional securities.

         The 9% Convertible Subordinated Debentures are convertible at their principal amount into our common stock, at the conversion price of $8.50 per share. The conversion price is subject to adjustment upon the occurrence of specified events. The holders will not be protected from dilution resulting from issuances of common stock at less than the conversion price. The 9% Convertible Subordinated Debentures may be redeemed at our option, in whole or in part, at any time upon at least 30 days notice. The debentures are redeemable through the operation of a sinking fund which began on December 15, 1998, and on December 15th in each year thereafter to and including December 15, 2006, at a sinking fund redemption price equal to 100% of the principal amount of the debentures plus accrued interest to the date fixed for redemption.

         The indenture provides that if an event of default specified therein shall have happened and be continuing either the trustee or the holders of 25% in aggregate principal amount of the debentures then outstanding may declare the principal of all the 9% Convertible Subordinated Debentures to be due and payable. Events of default are defined in the indenture as being:

     --   default for ten days in payment of any interest installment;

     -- default in payment of principal and premium, if any, when due and payable;

     --   default in the deposit of any sinking fund payment when and as due;

     -- default for 60 days after written notice to us by the Trustee or to us and the Trustee by the holders of 25% in principal amount of the outstanding debentures, in the performance of any other covenant or agreement in the indenture;

     -- a default under any bond, debenture, note or other evidence of indebtedness for money borrowed by us which constitutes a failure to pay interest or principal when due or results in the indebtedness becoming or being declared due and payable without the default being cured; and

     --   specified events of bankruptcy, insolvency and reorganization.

         Under the indenture, we may not be consolidated with or merge into, or transfer all or substantially all of our assets to, another corporation unless the successor corporation assumes all our obligations.

11% CONVERTIBLE SENIOR SUBORDINATED DISCOUNT NOTES

         In November 1997, we raised an aggregate of approximately $17.7 million (before placement costs) from the sale of approximately $27.5 million stated principal amount at maturity of 11% Convertible Senior Subordinated Discount Notes issued under the terms of an indenture between us and HSBC Bank USA, as trustee. As of August 15, 2000, there was $9,636,000 in aggregate stated principal amount at maturity of the 11% Convertible Senior Subordinated Discount Notes outstanding. The notes are general, unsecured obligations, and will mature on October 31, 2007. From and after October 31, 2000, each note will pay interest at a rate of 11%, payable semi-annually on April 30 and October 31 of each year, commencing April 30, 2001. In 1999, the noteholders agreed that the interest will be payable in notes through October 31, 2003. Thereafter, the interest will be payable in cash.

         The 11% Convertible Senior Subordinated Discount Notes are redeemable, at our option, in whole or in part, at any time or from time to time, on or after October 31, 2002.

         In the case of any partial redemption, selection of the 11% Convertible Senior Subordinated Discount Notes for redemption will be made by us in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed or, if the notes are not listed on a national securities exchange, on a pro rata basis, by lot or any other method as we, in our sole discretion, shall deem fair and appropriate, PROVIDED, HOWEVER, that no 11% convertible note of $1,000 in principal amount or less shall be redeemed in part.

         The 11% Convertible Senior Subordinated Discount Notes are convertible (in denominations of $1,000 principal amount at maturity or integral multiples of $1,000), at the option of the holder, into our common stock at any time. The number of shares of common stock issuable upon conversion of the 11% Convertible Senior Subordinated Discount Notes is equal to the accreted value of the notes being converted (on the date of conversion) divided by $.70, subject to adjustment in specified events. We are not required to issue fractional shares upon conversion of the notes.

         In addition, if the best bid offered price on the OTC BB on days when transactions in the common stock are not effected, or, on the days as transactions are effected on the OTC BB, the highest price at which a trade was executed as reported to the National Association of Securities Dealers, Inc. through the Automated Confirmation Transaction Service, during any period described below has exceeded the price for the period referred to below for at least 20 consecutive trading days, and the registration statement with respect to the 11% Convertible Senior Subordinated Discount Notes is effective and available, all of the notes will be automatically converted into that number of shares of common stock derived by application of the conversion ratio described above.

        12 MONTHS BEGINNING                          CLOSING PRICE
        -------------------                          -------------
          October 31, 1999                               $2.80
          October 31, 2000                               $3.23

         The denominator of the conversion ratio is subject to adjustment (under formula shown in the indenture) in specified events, including:

     (1) the issuance of common stock as a dividend or distribution on common stock;

     (2)  subdivisions and combinations of the common stock;

     (3) the issuance to all holders of common stock of rights or warrants to purchase additional shares of common stock;

     (4) the distribution to all holders of common stock of shares of our capital stock (other than common stock) or evidences of our indebtedness or assets (including securities, but excluding those rights, warrants, dividends and distributions referred to above and dividends and distributions in connection with the liquidation, dissolution or winding up of our company or paid in cash);

     (5) distributions consisting of cash, excluding any quarterly, semi-annual, annual or other regularly scheduled cash dividend paid on the common stock; and

     (6) payment in respect of a tender or exchange offer by us or any of our subsidiaries for the common stock to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the current market price per share of common stock on the trading day next succeeding the last day on which tenders or exchanges may be made under the tender or exchange.

         No adjustment to the denominator of the conversion ratio will be required unless the adjustment would require a change of at least 1.0% in the denominator of the conversion ratio then in effect; PROVIDED that any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. Except as stated above, the denominator of the conversion ratio will not be adjusted for the issuance of common stock or any securities convertible into or exchangeable for common stock or carrying the right to purchase any of the foregoing.

         If holders of our common stock are entitled to receive stock or assets as a result of any reclassification or change of the common stock, a consolidation, merger or combination involving our company or a sale or conveyance to another corporation of our property and assets as an entirety or substantially as an entirety, the holders of the 11% Convertible Senior Subordinated Discount Notes will be entitled thereafter to convert the notes into the kind and amount of shares of stock, other securities or other property or assets which they would have owned or been entitled to receive upon the reclassification, change, consolidation, merger, combination, sale or conveyance had the notes been converted into common stock immediately before the reclassification, change, consolidation, merger, combination, sale or conveyance.

         We from time to time may, to the extent permitted by law, reduce the denominator of the conversion ratio by any amount for any period of at least 20 days, in which case we shall give at least 15 days' notice of the reduction, if the Board has made a determination that the reduction would be in our best interests, which determination shall be conclusive. We may, at our option, make the reductions in the denominator of the conversion ratio, in addition to those shown above, as the Board deems advisable to avoid or diminish any income tax to holders of common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as a dividend or distribution for income tax purposes.

         The holders of 11% Convertible Senior Subordinated Discount Notes are not entitled to receive dividends or other distributions, receive notice of any meeting of the stockholders, consent to any action of the stockholders, receive notice of any other stockholder proceedings, or to any other rights as stockholders of our company.

         At the date of conversion, the rights of the holders of 11% Convertible Senior Subordinated Discount Notes being converted will terminate, except the right to receive accrued and unpaid interest, if any, and the notes to be converted will no longer be deemed outstanding and will represent only the right to receive shares of common stock and a right to receive cash for fractional shares, as described above.

CERTAIN ANTI-TAKEOVER EFFECTS

         Certain provisions of our Articles of Incorporation could have the effect of deterring takeovers. Our Articles of Incorporation provide that a special meeting of shareholders may only be called by the Board of Directors, the Chief Executive Officer or by the written demand of the holders of not less than 50% of all the votes entitled to be cast on the issue proposed to be considered and do not provide for cumulative voting. In addition, the State of Florida has enacted legislation that may deter or frustrate takeovers of Florida corporations. The Florida Control Share Act generally provides that shares acquired in excess of specified thresholds will not possess any voting rights unless the voting rights are approved by a majority of a corporation's disinterested shareholders. The Florida Affiliated Transactions Act generally requires supermajority approval by disinterested shareholders of specified transactions between a public corporation and holders of more than 10% of the outstanding voting shares of the corporation (or their affiliates).

INDEMNIFICATION

         We have authority under Section 607.0850 of the Florida Business Corporation Act to indemnify our directors and officers to the extent provided for in the statute. Our Amended and Restated Articles of Incorporation provide that we shall indemnify our officers and directors to the fullest extent not prohibited by law, including indemnification against liability under the Securities Act. We have also entered into an agreement with some directors and executive officers wherein we have agreed to indemnify them to the fullest extent permitted by law.

         The provisions of the Florida Business Corporation Act that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances equitable remedies, including injunctive or other forms of nonmonetary relief, will remain available under Florida law. In addition, each director will continue to be subject to liability for (a) violations of criminal laws, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (b) deriving an improper personal benefit from a transaction, (c) voting for or assenting to an unlawful distribution and (d) willful misconduct or conscious disregard for our best interests in a proceeding by or in the right of our company to procure a judgment in its favor or in a proceeding by or in the right of a shareholder. The statute does not affect a director's responsibilities under any other law, including the federal securities laws.

         The effect of the foregoing is to require us to indemnify our officers and directors for any claim arising against these persons in their official capacities if the person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers or persons controlling our company under the foregoing provisions, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Act and is therefore unenforceable.

TRANSFER AGENT

         The transfer agent and registrar for the common stock, Series A Preferred Stock and the 9% Convertible Subordinated Debentures is Continental Stock Transfer & Trust Company, New York, New York. The transfer agent and registrar for the Series B Preferred Stock and the 11% Convertible Senior Subordinated Discount Notes is HSBC Securities, New York, New York.

                         SHARES ELIGIBLE FOR FUTURE SALE

         Sales of substantial amounts of our common stock in the public market, or the possibility of the sales occurring, could adversely affect prevailing market prices of our common stock and our ability to raise equity capital.

         After completion of this offering and assuming the conversion of all of the shares of Series B Preferred Stock and conversion of the 11% Convertible Subordinated Discount Notes, we will have outstanding 88,803,662 shares of our common stock, assuming no exercise of outstanding options or conversion of 9% Subordinated Convertible Debentures or conversions of Series A Preferred Stock. Of these shares, those freely tradable without restriction include:

     -- 46,145,038 shares offered in this offering, unless sold to our affiliates, as that term is defined in Rule 144;

     -- approximately 14,657,314 registered shares of common stock, unless held by our affiliates. Our affiliates are people or entities that directly or indirectly control our company, are controlled by our company or are under common control with our company. For instance, our directors, executive officers and principal stockholders are deemed to control our company, and are thus affiliates.

         The remaining 28,001,310 shares of common stock held by existing stockholders are "restricted securities" as that term is defined in Rule 144, all of which are held by our affiliates. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144, which rules are summarized below.

RULE 144

         In general, under Rule 144 as currently in effect, a person, including an affiliate, who has beneficially owned shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

     (1) 1% of the number of shares of common stock then outstanding, which will equal approximately 888,037 shares immediately after this offering; or

     (2) the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

         Sales under Rule 144 also must be sold through brokers or :market makers" and there must be current public information about our company available. Shares properly sold in reliance on Rule 144 to persons who are not affiliates become freely tradable without restriction or registration under the securities laws.

RULE 144(K)

         Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell the shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, "144(k) shares" may be sold immediately.

                              PLAN OF DISTRIBUTION

GENERAL

         TRANSACTIONS. The selling shareholders may offer and sell their shares of common stock or Series B Preferred Stock in one or more of the following transactions:

     --   in the over-the-counter market,

     --   in negotiated transactions, or

     --   in a combination of any of these transactions.

         PRICES. The selling shareholders may sell their shares of common stock or Series B Preferred Stock at any of the following prices:

     --   fixed prices which may be changed,

     --   market prices prevailing at the time of sale,

     --   prices related to prevailing market prices, or

     --   negotiated prices.

         DIRECT SALES; AGENTS, DEALERS AND UNDERWRITERS. The selling shareholders may effect transactions by selling the shares of common stock or Series B Preferred Stock in any of the following ways:

     --   directly to purchasers, or

     -- to or through agents, dealers or underwriters designated from time to time.

         Agents, dealers or underwriters may receive compensation in the form of underwriting discounts, concessions or commissions from the selling shareholders and/or the purchasers of shares for whom they act as agent or to whom they sell as principals, or both. The selling shareholders and any agents, dealers or underwriters that act in connection with the sale of shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any discount or commission received by them and any profit on the resale of shares as principal might be deemed to be underwriting discounts or commission under the Securities Act.

         SUPPLEMENTS. To the extent required, we will show in a supplement to this prospectus filed with the SEC the number of shares to be sold, the purchase price and public offering price, the name or names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offering.

         STATE SECURITIES LAW. Under the securities laws of some states, the selling shareholders may only sell the shares in those states through registered or licensed brokers or dealers. In addition, in some states the selling shareholders may not sell the shares unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is satisfied.

         EXPENSES; INDEMNIFICATION. We will not receive any of the proceeds from the sale of the shares of common stock or Series B Preferred Stock sold by the selling shareholders and will bear all expenses related to the registration of this offering but will not pay for any underwriting commissions, fees or discounts, if any. We will indemnify the selling shareholders against some civil liabilities, including some liabilities which may arise under the Securities Act.

                                  LEGAL MATTERS

         The legality of the securities offered by this prospectus will be passed upon for us by Greenberg Traurig, P.A., Miami, Florida.


                                     EXPERTS

         Our financial statements for the year ended December 31, 1999 and 1998 included in this prospectus have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm given as experts in accounting and auditing in giving said report. Reference is made to such report, which includes an explanatory paragraph with respect to the uncertainty regarding the Company's ability to continue as a going concern.


                              CHANGE IN ACCOUNTANTS

         On June 15, 2000, Arthur Andersen LLP resigned as our independent auditors. Because Arthur Andersen resigned, rather than being dismissed by us, neither our Audit Committee nor Board of Directors recommended or approved a change in our independent auditors.

         The reports of Arthur Andersen on our financial statements for the past two fiscal years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle, except for modified opinions for the past two fiscal years relating to our ability to continue as a "going concern."

         In connection with Arthur Andersen's audits of our financial statements for the two most recent fiscal years, there have been no disagreements with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Arthur Andersen would have caused them to make reference thereto in their report.

         Our Board of Directors intends to authorize the former accountant to respond fully to the inquiries of any successor accountant regarding the foregoing.

         None of the other reportable events listed in Item 304(a)(1)(v) of Regulation S-K occurred with respect to us during our two most recent fiscal years and the subsequent interim period preceding Arthur Andersen's resignation.

         We engaged Moore Stephens Lovelace, P.A. as our new independent accountants as of July 17, 2000. During the two most recent fiscal years and through July 17, 2000, the we have not consulted Moore Stephens Lovelace, P.A. regarding;

     -- the application of accounting principles to a specified transaction, either completed or proposed;

     -- the type of audit opinion that might be rendered on the Registrant's financial statements, and in no case was a written report provided to the Registrant nor was oral advice provided that the Registrant concluded was an important factor in reaching a decision as to an accounting, auditing or financial reporting issue; or

     -- any matter concerning a disagreement, as that term is defined in 304(a)(1)(iv) of Regulation S-K and the related instructions to item 304 of Regulation S-K, or a reportable event with the former independent accountant ( as defined in Regulation S-K Item 304(a)(1)(v)).

         Moore Stephens Lovelace, P.A. was the Registrant's independent accountants for the fiscal year ended December 31, 1996.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

         We are required to file reports, proxy statements and other information with the SEC. You may inspect reports, proxy statements and other information filed by us with the SEC without charge and may copy this information at prescribed rates at

     -- the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street N.W., Washington, D.C. 20549;

     -- the SEC's regional office located at Seven World Trade Center, Suite 1300, New York, New York 10048;

     -- the SEC's regional office located at Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661.

         The SEC maintains a world wide web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of this site is http://www.sec.gov.

         We have filed with the SEC a Registration Statement on Form SB-2 under the Securities Act with respect to the securities offered by this prospectus. This prospectus does not contain all of the information in the registration statement. For further information with respect to our company and the securities offered by this prospectus, refer to the registration statement, including the exhibits and schedules thereto. You may inspect a copy of the registration statement and the exhibits, without charge, at the SEC's principal office in Washington, D.C. and obtain copies of all or any part of the registration statement at prescribed rates from the Public Reference Section of the SEC at the address shown above.



                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                       INTERNATIONAL FAST FOOD CORPORATION



Six Months Ended June 30, 2000 and 1999 (Unaudited):
    Consolidated Condensed Balance Sheet as of June 30, 2000 (unaudited) ..............   F-2
    Consolidated  Condensed  Statements of Operations for the Six Months Ended June 30,
    2000 and 1999 (unaudited) .........................................................   F-3 - F-4
    Consolidated  Condensed Statements of Shareholders' Equity for the Six Months Ended
    June 30, 2000 (unaudited) .........................................................   F-5
    Consolidated  Condensed  Statements of Cash Flows for the Six Months Ended June 30,
    2000 and 1999 (unaudited) .........................................................   F-6
    Notes to Condensed Consolidated Financial Statements ..............................   F-7 - F-15
Years Ended December 31, 1999 and 1998:
     Report of Independent Certified Public Accountants ...............................   F-16
     Consolidated Balance Sheets as of December 31, 1999 and 1998 .....................   F-17
     Consolidated  Statements of Operations for the years ended  December 31, 1999
     and 1998 .........................................................................   F-18
     Consolidated  Statements of Shareholders' Equity (Deficit) for the years ended
     December 31, 1999 and 1998 .......................................................   F-19
     Consolidated  Statements of Cash Flows for the years ended  December 31, 1999
     and 1998 .........................................................................   F-20 - F-21
     Notes to Consolidated Financial Statements .......................................   F-22 - F-38




              INTERNATIONAL FAST FOOD CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED CONDENSED BALANCE SHEET

                                  JUNE 30, 2000

                                   (UNAUDITED)


                                     ASSETS
CURRENT ASSETS:
     Cash ...................................................................   $    229,641
     Receivables ............................................................        275,849
     Inventories ............................................................        623,690
     Prepaid expenses and other .............................................        382,333
                                                                                ------------
         Total Current Assets ...............................................      1,511,513
Furniture, Equipment, Buildings and Leasehold Improvements, net of
   accumulated depreciation and amortization of $8,915,955 ..................     17,448,313
Deferred Debt Issuance Costs, net of accumulated amortization of $462,408 ...        939,325
Other Assets, net of accumulated amortization of $519,013 ...................      1,103,449
Burger King Development Rights, net of accumulated amortization of $162,162 .         87,838
Domino's Development Rights, net of accumulated amortization of $93,252 .....         95,851
                                                                                ------------

         Total Assets .......................................................   $ 21,186,289
                                                                                ============

                    LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
     Accounts payable .......................................................   $  2,068,183
     Accrued interest payable ...............................................         10,339
     Other accrued expenses .................................................      2,894,643
     Current portion of bank credit facilities ..............................        642,938
     Shareholder Loans ......................................................        540,000
                                                                                ------------
         Total Current Liabilities ..........................................      6,156,103
11% Convertible Senior Subordinated Discount Notes due October 31, 2007 .....      9,292,572
Bank Credit Facilities ......................................................        958,342
9% Subordinated Convertible Debentures, due December 15, 2007 ...............      2,756,000
                                                                                ------------
         Total Liabilities ..................................................     19,163,017
                                                                                ------------
Other Liabilities ...........................................................        250,000
                                                                                ------------
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
     Series A Convertible Preferred Stock, $.01 par value, 2,000,000 shares
       authorized; 32,985 shares issued and outstanding (liquidation ........            330
       preference of $3,298,500)
     Series B Convertible Preferred Stock, $.01 par value, 400,000 shares
       authorized; 158,134 shares issued and outstanding (liquidation .......          1,581
       preference of $15,813,400)
     Common Stock, $.01 par value, 200,000,000 shares authorized; ...........     45,863,209
       shares issued and outstanding ........................................        458,633
     Additional paid-in capital .............................................     34,651,398
     Accumulated deficit ....................................................    (33,338,670)
                                                                                ------------
         Total Shareholders'Equity ..........................................      1,773,272
                                                                                ------------
         Total Liabilities and Shareholders' Equity .........................   $ 21,186,289
                                                                                ============

                             SEE ACCOMPANYING NOTES




              INTERNATIONAL FAST FOOD CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)


                                                                                       SIX MONTHS ENDED
                                                                                           JUNE 30,
                                                                               ----------------------------
                                                                                     2000            1999
                                                                               ------------    ------------

REVENUES:
Sales ......................................................................   $  5,853,689    $  7,841,918

FOOD AND PACKAGING COSTS ...................................................      1,958,244       3,028,520
                                                                               ------------    ------------

GROSS PROFIT ...............................................................      3,895,445       4,813,398
                                                                               ------------    ------------

OPERATING EXPENSES:
    Payroll and related costs ..............................................      1,344,677       1,517,851
    Occupancy and other operating expenses .................................      2,190,296       2,732,853
    Preopening expenses ....................................................           --           738,592
    Depreciation and amortization ..........................................      1,442,395       1,284,967
                                                                               ------------    ------------
         Total operating expenses ..........................................      4,977,368       6,274,263
                                                                               ------------    ------------
Loss from operations before general and administrative expenses ............     (1,081,923)     (1,460,865)
GENERAL AND ADMINISTRATIVE EXPENSES ........................................      1,515,482       2,258,714
                                                                               ------------    ------------
Loss from operations .......................................................     (2,597,405)     (3,719,579)
                                                                               ------------    ------------

OTHER INCOME (EXPENSES):
    Interest and other income, net .........................................        217,602         251,429
    Interest expense, including amortization of issuance costs .............     (1,434,316)     (1,511,652)
    Gain on settlement .....................................................      5,830,416            --
    Foreign currency exchange gain/(loss) ..................................        118,262        (144,914)
                                                                               ------------    ------------
         Total other income (expenses) .....................................      4,731,964      (1,405,137)
                                                                               ------------    ------------
Income (loss) before  provision  for income taxes and  cumulative  effect of
accounting change ..........................................................           --        (5,124,716)
      Provision for income taxes ...........................................           --              --
                                                                               ------------    ------------
      Income (loss) before cumulative effect of accounting change ..........      2,134,559      (5,124,716)
Cumulative effect of accounting change .....................................           --          (620,000)
                                                                               ------------    ------------
NET INCOME (LOSS) ..........................................................   $  2,134,559    $ (5,744,716)
                                                                               ============    ============

BASIC NET INCOME (LOSS) PER COMMON SHARE:
      Income (loss) before cumulative effect of accounting change ..........   $        .04    $       (.11)
      Cumulative effect of accounting change ...............................           --              (.02)
                                                                               ------------    ------------
      Net income (loss) ....................................................   $         04    $       (.13)
                                                                               ============    ============
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING .......................     45,593,049      45,056,418
                                                                               ============    ============

                             SEE ACCOMPANYING NOTES




              INTERNATIONAL FAST FOOD CORPORATION AND SUBSIDIARIES
                CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS,
                                    CONTINUED
                                   (UNAUDITED)


                                                                                  SIX MONTHS ENDED
                                                                                      JUNE 30,
                                                                               --------------------------
                                                                                   2000            1999
                                                                               ---------     ------------

DILUTED NET INCOME (LOSS) PER COMMON SHARE:
    Income (loss) before cumulative effect of accounting change.......             $ .03           $(.11)
    Cumulative effect of accounting change ...........................                --           $(.02)
                                                                              ----------   -------------
    Net income (loss).................................................             $ .03           $(.13)
                                                                              ==========   =============
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING..................        84,988,700      45,056,418
                                                                              ==========   =============











                             SEE ACCOMPANYING NOTES







              INTERNATIONAL FAST FOOD CORPORATION AND SUBSIDIARIES
            CONSOLIDATED CONDENSED STATEMENT OF SHAREHOLDERS' EQUITY
                     FOR THE SIX MONTHS ENDED JUNE 30, 2000
                                   (UNAUDITED)




                                                                                     ADDITIONAL
                                         PREFERRED STOCK          COMMON STOCK         PAID IN     ACCUMULATED
                                        SHARES      AMOUNT      SHARES     AMOUNT      CAPITAL       DEFICIT        TOTAL
                                        ------      ------      ------     ------      -------       -------        -----

Balances, December 31, 1999......       191,119    $1,911     45,497,655  $454,977   $34,506,099  $(35,374,274)  $ (411,287)

  Issuance of common stock upon
  exercise of stock options......             -           -       92,099      921         49,079             -        50,000


  Issuance of common stock for 6%
  Series A Preferred Stock dividends          -           -      273,455     2,735        96,220       (98,955)            -


  Net income for the period......             -           -        -          -              -        2,134,559     2,134,559
                                        -------     -------   ----------  --------   -----------  -------------  ------------
Balances, June 30, 2000 (unaudited)     191,119      $1,911   45,863,209  $458,633   $34,651,398  $ (33,338,670) $  1,773,272
                                        =======     =======   ==========  ========   ===========  =============  ============


                             SEE ACCOMPANYING NOTES




              INTERNATIONAL FAST FOOD CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

                                                                         SIX MONTHS ENDED JUNE 30,
                                                                        --------------------------
                                                                          2000               1999
                                                                        -----------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income (loss) ................................................   $ 2,134,559    $(5,744,716)
   Adjustments  to reconcile net income (loss) to net cash (used
     in) provided by operating activities: ..........................          --

     Cumulative effect of accounting change .........................          --          620,000
     Amortization and depreciation of furniture, equipment,
       buildings,leasehold improvements and development rights ......     1,546,504      1,410,889
     Amortization and write-off of debt discount and issuance .......     2,465,730      1,316,298
       costs
     Other operating items ..........................................       180,051        100,402
   Changes in operating assets and liabilities:
     Receivables ....................................................       (29,772)     1,150,107
     Inventories ....................................................       172,216          6,563
     Prepaid expenses and other .....................................      (235,324)      (269,972)
     Accounts payable and accrued expenses ..........................       298,018       (508,123)
                                                                        -----------   ------------
   Net cash provided by (used in) operating activities ..............     6,531,982     (1,918,552)
                                                                        -----------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Liquidation of certificates of deposit ...........................       990,990           --
   Payments for furniture, equipment, buildings and leasehold .......       (12,493)    (4,773,799)
     improvements
   Payments for franchise fees and other assets .....................       (46,881)      (216,589)
                                                                        -----------   ------------
   Net cash provided by (used in) investing activities ..............       931,616     (4,990,388)
                                                                        -----------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Repayments of bank credit facilities .............................    (9,292,666)      (277,673)
   Borrowings under bank credit facilities ..........................     1,101,311      4,057,847
   Borrowings from shareholder ......................................       540,000           --
   Issuance of common stock .........................................        50,000           --
                                                                        -----------   ------------
   Net cash (used in ) provided by financing activities .............    (7,601,355)     3,780,174
                                                                        -----------   ------------
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS ........       (16,133)      (100,402)
                                                                        -----------   ------------
INCREASE / DECREASE IN CASH AND CASH EQUIVALENTS ....................      (153,890)    (3,229,168)
BEGINNING CASH AND CASH EQUIVALENTS .................................       383,531      4,013,371
                                                                        -----------   ------------
ENDING CASH AND CASH EQUIVALENTS ....................................   $   229,641    $   784,203
                                                                        ===========   ============
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
   Cash paid during the period for:
     Interest .......................................................   $   639,213    $   376,133
                                                                        ===========   ============
     Interest capitalized ...........................................   $      --      $   155,100
                                                                        ===========   ============
SUPPLEMENTAL SCHEDULE OF NON CASH INVESTING AND FINANCING ACTIVITIES:

SIX MONTHS ENDED JUNE 30, 2000:
       ISSUANCE OF 273,455 SHARES OF COMMON STOCK IN PAYMENT OF $98,955 OF
       DIVIDENDS ON THE 6% SERIES A PREFERRED STOCK.

SIX MONTHS ENDED JUNE 30, 1999:
       ISSUANCE OF 204,585 SHARES OF COMMON STOCK WITH A FACE VALUE OF $114,568
       TO HOLDERS OF 11% SENIOR SUBORDINATED DISCOUNT NOTES IN EXCHANGE FOR A
       WAIVER ON BANK DEBT

       ISSUANCE OF 217,959 SHARES OF COMMON STOCK IN PAYMENT OF $96,775 OF
       DIVIDENDS ON THE 6% SERIES A PREFERRED STOCK

                             SEE ACCOMPANYING NOTES



              INTERNATIONAL FAST FOOD CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

                                  June 30, 2000

                                   (Unaudited)

1.       ORGANIZATION:

         International Fast Food Corporation ("IFFC" or the "Company"), was incorporated in December 1991 as a Florida corporation. The Company, has, subject to certain exceptions, the exclusive right to develop franchised Burger King restaurants and Domino's Pizza stores ("Domino's Stores") in the Republic of Poland ("Poland").

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

         BASIS OF PRESENTATION -- The accompanying unaudited consolidated condensed financial statements, which are for interim periods, have been prepared in conformity with the instructions to Form 10-QSB and Article 10 of Regulation S-X and therefore do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. These unaudited consolidated financial statements should be read in conjunction with the consolidated financial statements and the footnotes thereto for the years ended December 31, 1999 and 1998, which are included on pages F-17 to F-38.

         The accompanying unaudited consolidated financial statements include the accounts of the Company and its Polish subsidiaries, International Fast Food Polska, Sp. z.o.o. ("IFFP"), Krolewska Pizza, Sp. z.o.o. ("KP") and Pizza King Polska, Sp. z.o.o. ("PKP"). IFFP currently operates 22 Burger King restaurants and 16 Domino's Pizza stores and a Domino's-approved commissary in Poland. All significant intercompany transactions and balances have been eliminated in consolidation. In the opinion of management, the interim consolidated financial statements reflect all adjustments (which include only normal recurring adjustments) necessary for a fair presentation of the information contained therein. The interim results of operations are not necessarily indicative of the results which may be expected for the full year.

         IFFC's restaurant and store operations are conducted in Poland. The Polish economy has historically been characterized by high rates of inflation and devaluation of the Polish zloty against the dollar and European currencies. However, in recent years, the rates of inflation and devaluation improved. For the years ended December 31, 1995, 1996, 1997, 1998 and 1999 the annual inflation rate in Poland was 21.6%, 19.5%, 13.0%, 8.6% and 7.3%, respectively. Payment of interest and principal on the 9% Convertible Subordinated Debentures, 11% Convertible Senior Subordinated Discount Notes and payment of franchise fees to Burger King Corporation ("BKC") and Domino's Pizza, Inc. ("Domino's") for each restaurant and store opened are in United States currency. Additionally, the Company is dependent on certain sources of supply which require payment in European or United States currencies. Because IFFC's revenues from operations are in zlotys, the official currency of Poland, IFFC is subject to the risk of currency fluctuations. IFFC has and intends to maintain substantially all of its unutilized funds in United States or Western European currency denominated securities and/or European Currency Units. There can be no assurance that IFFC will successfully manage its exposure to currency fluctuations or that such fluctuations will not have a material adverse effect on IFFC.

         The value of the zloty is pegged pursuant to a system based on a basket of currencies, as well as all other economic and political factors that effect the value of currencies generally. At June 30, 2000 and December 31, 1999, the exchange rate was 4.40 and 4.15 zlotys per dollar, respectively. The accounts of IFFC's Polish subsidiaries are maintained in zlotys and are remeasured into U.S. dollars, the functional currency, at the end of each reporting period. Monetary assets and liabilities are remeasured, using current exchange rates. Non-monetary assets, liabilities, and related expenses, primarily furniture, equipment, leasehold improvements and related depreciation and amortization, are remeasured using historical exchange rates. Income and expense accounts, excluding depreciation and amortization, are remeasured using an annual weighted average exchange rate. Transaction gains and losses that arise from exchange rate fluctuations in transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

              INTERNATIONAL FAST FOOD CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

         GOING CONCERN -- The report of the Company's independent certified public accountants on their audit of the Company's December 31, 1999, financial statements contained an explanatory paragraph relating to the Company's ability to continue as a going concern. As shown in the accompanying financial statements the Company reported net income of $2,134,559 (which includes a non recurring gain of $5,830,416) for the six months ended June 30, 2000, and had a working capital deficiency and an accumulated deficit of $4,644,590 and $33,338,670 respectively, at June 30, 2000. These factors among others raise substantial doubt about the Company's ability to continue as a going concern. The accompanying financial statements do not include any adjustments relating to the outcome of this uncertainty.

         LIQUIDITY AND PLAN OF OPERATIONS -- As of June 30, 2000, IFFC had negative working capital of approximately $4,644,590 and cash of $229,641. IFFC has significant commitments to develop restaurants in accordance with the BKC Development Agreement and the New Master Franchise Agreement with Domino's. The Company does not presently have sufficient financial resources to meet its development obligations under the terms of the BKC and Domino's agreements. The Company has sustained losses from operations since its incorporation in December 1991. For the six months ended June 30, 2000 and 1999, the Company reported net income of $2,134,559 (which includes a non recurring gain of $5,830,416) and a net loss of $5,744,716, respectively. At June 30, 2000 the Company had an accumulated deficit of $33,338,670. These factors raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

         Management believes that cash flows from currently existing stores together with existing financial resources will not be sufficient to fund operations. Management is seeking to obtain additional equity and or debt financing to fund future development. No assurance can be given that such financing will be obtained or that it can be obtained on favorable terms. If the Company is unable to obtain additional equity or debt financing it may be forced to curtail or cease operations with respect to its Burger King and Domino's operations.

         NET INCOME (LOSS) PER COMMON SHARE -- The net income (loss) per common share in the accompanying statements of operations has been computed based upon the provisions of SFAS No. 128, Earnings Per Share, which became effective for reporting periods ending after December 15, 1997. The basic net income (loss) per common share in the accompanying statements of operations is based upon the net income (loss) after preferred dividend requirements of $98,955 and $96,775 in 2000 and 1999, respectively, divided by the weighted average number of shares outstanding during each period. Diluted per share data for the six months ended June 30, 1999 is the same as basic per share data since the inclusion of all potential common shares that would be issuable upon the exercise of options and warrants and the assumed conversion of convertible debt and preferred stock would be anti-dilutive.

         Diluted per share data for the six months ended June 30, 2000 assumes that all dilutive convertible debt and convertible preferred shares outstanding at the beginning of each period were converted at those dates, with related interest and preferred stock dividend requirements added to income available to common shareholders and weighted average outstanding shares increased to reflect the assumed conversions. It also assumes that outstanding common shares were increased by shares issuable upon exercise of those options for which the market price of the common stock exceeds the exercise price of the options, less shares which could have been purchased by the Company with proceeds received from such exercises.

              INTERNATIONAL FAST FOOD CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

         The computation of the adjusted numerator and denominator used in the computation of diluted per share data for the six months ended June 30, 2000 is as follows:


Net income .....................................................   $  2,134,559
Less preferred stock dividends .................................        (98,955)
                                                                   ------------
Income available to common shareholders, basic .................      2,035,604
Add interest expense on convertible debt .......................        671,919
Add preferred dividend requirements ............................         98,955
                                                                   ------------
Income available to common shareholders, diluted ...............   $  2,806,478
                                                                   ============
Weighted average number of common shares outstanding, basic ....     45,593,049
Assumed shares issuable upon conversion of  convertible debt ...     14,089,949
Assumed shares issuable upon conversion of preferred shares ....     25,059,196
Dilutive effect of stock options ...............................        246,506
                                                                   ------------
Weighted average number of common shares outstanding, diluted ..     84,988,700
                                                                   ============


         STORE PREOPENING EXPENSES -- Prior to January 1, 1999, the Company capitalized preopening costs associated with opening new restaurants. Upon commencement of revenue producing activities at a restaurant location, these capitalized preopening costs were amortized over one year. In April 1998, the Accounting Standards Executive Committee of the American Institute of Public Accountants issued Statement of Position ("SOP") 98-5, "Reporting on the Costs of Start-Up Activities." SOP 98-5 requires costs of start-up activities to be expensed as incurred. The Company adopted SOP 98-5 on January 1, 1999. Upon adoption, the Company expensed previously capitalized start-up costs totaling $620,000 at January 1, 1999. In accordance with SOP 98-5, adoption has been reported as a cumulative effect of change in accounting principle on the accompanying statement of operations for the six months ended June 30, 1999. Preopening costs incurred subsequent to December 31, 1998 have been charged directly to expense.

         ADVERTISING EXPENSE -- The Company accounts for advertising expense in accordance with SOP 93-7, "Accounting for Advertising Costs" which generally requires that advertising costs be expensed either as incurred or the first time the advertising takes place. It is the Company's policy to expense advertising costs the first time the advertising takes place. However, Accounting Principles Board Opinion ("APB") No. 28, "Interim Financial Reporting" allows advertising costs to be deferred within a fiscal year if the benefits of an advertising expenditure clearly extend beyond the interim period in which the expenditure is made. Pursuant to APB 28, it is the Company's policy to defer advertising expenses at the end of interim periods to the extent that such costs will clearly benefit future interim periods. During the six months ended June 30, 2000, the Company incurred advertising expense of $446,010, all of which was charged to expense during the period. During the six months ended June 30, 1999, the Company incurred advertising expense of approximately $1,490,056, of which approximately $576,651 was deferred at June 30, 1999 and was included in prepaid expenses. Pursuant to SOP 93-7, the Company is required to expense all advertising incurred at the end of the fiscal year.

         INCOME TAXES -- The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." SFAS No. 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based upon the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The Company has incurred losses since its inception. Due to the uncertainty of the realization of the tax loss carryforward, the Company has established a 100% valuation allowance against the carryforward benefit.

              INTERNATIONAL FAST FOOD CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS


         For the six months ended June 30, 2000, the Company reported net income of $2,134,559. No provision for income taxes has been provided since the Company expects to incur a loss for the full year ended December 31, 2000, and accordingly, no provision for income taxes is expected.

         For the six months ended June 30, 1999, the deferred tax asset associated with tax benefit of the losses incurred for such periods has been completely offset by a 100% valuation allowance due to the uncertainty of realization of the applicable tax loss carryforward.

         RECLASSIFICATION -- Certain amounts in the 1999 financial statements have been reclassified to conform with the 2000 presentation.

3.       RESTRICTED CASH:

         At December 31 1999, the Company had a $999,990 certificate of deposit hypothecated to an outstanding line of credit with Totalbank. During June 2000, proceeds from the liquidation of the certificate of deposit were used to repay the outstanding line of credit.

4.       BANK CREDIT FACILITIES:

         Bank credit facilities at June 30, 2000 consists of the following:


 Amerbank,   S.A,  PKP  overdraft  credit  line,  variable  rate
      approximately equal to prime, expires May 31, 2001............       $       2,583
 Amerbank,  S.A.,  IFFP  overdraft  credit line,  variable  rate approximately equal to prime, expires September 30, 2000......
                                                                                      --
 Amerbank, PKP line of credit of $300,000 payable in 10 quarterly installments of $30,000 commencing on December 26, 1998, interest payable monthly at
      3-1/8% above LIBOR,
      due at maturity March 26, 2001................................              86,363
 Amerbank,  IFFP  line  of  credit  of  $950,000  payable  in 29 monthly  installments  of $32,000  commencing on March 12,
      1998,  interest  payable monthly at .50% above LIBOR,  due
      at maturity on August 12, 2000................................              54,000
 Amerbank,   IFFP  revolving   credit  facility  of  $1,500,000,
      interest is payable monthly at 2.50% above LIBOR, payable in 35 monthly installments of $41,666 with final payment
      of $41,690 due at maturity on May 18, 2003....................           1,458,334
                                                                               ---------
 Total Debt.........................................................           1,601,280
 Less: Current Maturities...........................................             642,938
                                                                               ---------
 Long Term Debt.....................................................           $ 958,342
                                                                               =========


              INTERNATIONAL FAST FOOD CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

5.       9% CONVERTIBLE SUBORDINATED DEBENTURES:

         The 9% Convertible Subordinated Debentures (the "Debentures") mature on December 15, 2007 and provide for the payment of cash interest, semi-annually on June 15 and December 15, until maturity. At June 30, 2000, there were $2,756,000 of Debentures outstanding.

6.       11% CONVERTIBLE SENIOR SUBORDINATED DISCOUNT NOTES:

         On November 5, 1997, the Company sold $27,536,000 of 11% Convertible Senior Subordinated Discount Notes Due October 31, 2007 ( the "Notes") in a private offering. At June 30, 2000, the notes are comprised as follows:

         Face amount of notes at maturity.......................   $9,636,000
         Unamortized  discount  to  be  accreted  as  interest
         expense and added to the original  principal  balance
         of the notes over a period of three years..............     (343,428)
                                                                   ----------
         Carrying value.........................................   $9,292,572
                                                                   ==========

         The Notes are convertible, at the option of the holder, into Common Stock at any time after November 5, 1998. On August 31, 1999, $17,900,000 of the Notes were exchanged for an aggregate of 158,134 shares of Series B Convertible Preferred Stock. Additionally, in October 1999, the remaining holders of the Notes agreed to amend the Notes to provide that interest earned on the Notes from October 31, 2000 to October 31, 2003 will be paid in Notes, rather than cash. Interest payable thereafter will be payable in cash. As of June 30, 2000, no additional portion of the Notes had been converted into Common Stock or Preferred Stock.

7.        SHAREHOLDERS' EQUITY:

         The Company's stock option plan provides for the granting of options to qualified employees and directors of the Company. Stock option activity is shown below for the six months ended June 30, 2000:

                                                                WEIGHTED AVERAGE
                                                          2000     SHARE PRICE
                                                          ----     -----------

Outstanding at beginning of period...................   1,670,000         $ .45
Granted..............................................     200,000          $.75
Expired..............................................  (1,282,901)        $ .61
Exercised............................................     (92,099)        $ .54
                                                       ----------
Outstanding at end of period.........................     495,000         $ .54
                                                       ==========
Exercisable at end of period.........................     495,000         $ .54
Price range of options outstanding at end of period..  $.40 - $.75
Available for grant at end of period.................   3,505,000

         At June 30, 2000, IFFC had reserved the following shares of Common Stock for issuance:

              INTERNATIONAL FAST FOOD CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS


   Stock option plans...........................................................           4,000,000
   Convertible Debentures convertible into Common Stock at a conversion price
        of $8.50 per share on or before December 15, 2007.......................             324,235
   Series A Preferred Stock convertible into Common Stock at a conversion rate
        of 33 1/3 Common Shares per share.......................................           1,099,500
   Series B Preferred Stock convertible into Common Stock at a conversion
        rate of 151 1/2 Common Shares per share.................................          23,959,696
   Convertible Senior Subordinated Discount Notes convertible into Common
        Stock, after November 5, 1998, at a conversion price of $.70 per share..          13,765,714
                                                                                         -----------
   Total reserved shares........................................................          43,149,145
                                                                                         ===========

8.        RELATED PARTY TRANSACTIONS:

         During the six months ended June 30, 2000, the Company borrowed an aggregate of $540,000 from Mitchell Rubinson, the Chairman of the Board and Chief Executive Officer of the Company and principal shareholder, pursuant to the terms of a $1 million line of credit bearing interest at 10% per annum. The loans are due on demand. As of August 15, 2000, the balance of such loans was $951,000.

         As of June 30, 2000, the Company owed Mr. Rubinson $132,500 of salary and benefits applicable to the six months ended June 30, 2000. The balance of such amounts at August 15, 2000 was $143,365.

9.        COMMITMENTS AND CONTINGENCIES:

         On February 24, 1999, IFFP entered into a line of credit agreement with Citibank (Poland) S.A. under which Citibank granted IFFP a loan in the amount of $5,000,000. The purpose of the line of credit was to finance the construction of nine Burger King restaurants. The line of credit is priced at 0.8% above LIBOR (7.3% at December 31, 1999) and was originally scheduled to mature on January 15, 2000. In order for IFFP to enter into the credit agreement with Citibank, holders of our outstanding 11% Convertible Senior Subordinated Discount Notes were required to waive applicable provisions of the note indenture. As compensation for the waiver, the note holders were issued an aggregate of 204,585 shares of our common stock, with a fair value of $.56 per share.

         The line of credit is guaranteed by Burger King and the Company granted Burger King a security interest in the outstanding shares of IFFP. As a condition to the guarantee, Burger King required that the Company, IFFP and Mitchell Rubinson, the Chairman of the Board and Chief Executive Officer of the Company and a principal shareholder, enter into a general release in favor of Burger King for any and all matters occurring before the date of the guarantee. Additionally, the Company and IFFP entered into a reimbursement agreement (the "Reimbursement Agreement") under which the Company agreed to reimburse Burger King for any and all amounts paid out by Burger King under the guaranty and all costs and expenses incurred by Burger King in connection with the enforcement of its rights under the Reimbursement Agreement. Burger King also required that the Company, IFFP and Rubinson execute a general release of Burger King relating to any matters that occurred before the execution of the Credit Agreement.

         Additionally, Mr. Rubinson entered into a purchase agreement with Burger King which provides that if IFFP and the Company default on their obligations under the Reimbursement Agreement and Burger King takes possession of the IFFP shares, Mr. Rubinson is required to purchase the IFFP shares from Burger King for an amount equal to all amounts paid out by Burger King under the guaranty and all costs and expenses incurred by Burger King in connection with the enforcement of its rights under the Reimbursement Agreement. Mr. Rubinson received a fee of $150,000 from the Company in connection with the Purchase Agreement.

              INTERNATIONAL FAST FOOD CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

         In October 1999, IFFP increased the amount of the line of credit to $8,000,000. IFFP could increase the line of credit in increments of $500,000 to an aggregate of $10,000,000 if it met specified criteria. The maturity date of the line of credit was extended to December 2002. Drawings on the line in excess of the original $5,000,000 bore interest at 0.95% above LIBOR. The guarantee would automatically terminate in October 2002. In addition, Burger King could withdraw its guarantee if certain criterion set forth in the Guarantee of Future Advances Agreement were not met. In connection with the increase of the line of credit, all of the prior transaction documents were re-executed, including the purchase agreement and the release and the Company, Mr. Rubinson, IFFP and BKC entered into the Guarantee of Future Advances Agreement pursuant to which BKC would guarantee the repayment of future funds advanced under the line of credit. Additionally, as security for the line of credit, Burger King required that Mr. Rubinson enter into a personal guaranty with Burger King and pledge 5,000,000 shares of the Company's common stock owned by him. In connection with these matters, the Company entered into a reimbursement and fee agreement whereby the Company agreed to reimburse Mr. Rubinson for all amounts paid by him under his personal guaranty and to pay him a fee equal to 3% annually of the amount being guaranteed. In order for IFFP to increase the line of credit, holders of the outstanding 11% Convertible Senior Subordinated Discount Notes were required to waive applicable provisions of the note indenture.

         On June 16, 2000, the Company entered into an agreement (the "Agreement") with Burger King Corporation ("BKC"), pursuant to which BKC agreed, among other things, to discharge $8 million (plus interest) due to Citibank under IFFP credit facility and will be freed of the obligation to guarantee any future borrowings by IFFP. In addition, BKC, on the one hand, and the Company, IFFP and Mr. Rubinson, the Company's Chairman and Chief Executive Officer, on the other hand, granted mutual general releases with respect to any claims that may have arisen prior to the date of the Agreement, subject to certain exceptions. The Agreement also permits the Company, in its discretion, to close Burger King stores that are unprofitable, and thereafter to dispose of them as it deems fit. The Company recognized a gain on this transaction which is comprised as follows:

         Repayment of  IFFP line of credit by BKC, including accrued interest of
              $109,898..............................................$ 8,109,898
         Write-off of unamortized debt issuance costs............... (1,624,830)
         Legal and professional fees................................   (654,652)
                                                                    ===========
         Gain on settlement......................................... $5,830,416
                                                                    ===========

         In connection with the settlement agreement, the warrant held by BKC to purchase 4,000,000 shares of common stock of the Company at a price of $2.00 per share was cancelled.

10.       LITIGATION:

         DISPUTE WITH POLISH FISCAL AUTHORITIES. As of July 1995, IFFC may have become subject to penalties for failure to comply with an amended tax law requiring the use of cash registers with certain calculating and recording capabilities and which are approved for use by the Polish Fiscal Authorities. As a penalty for noncompliance, Polish tax authorities may disallow certain value added tax deductions for July and August 1995. Additionally, penalties and interest may be imposed on these disallowed deductions. Although IFFP's NCR Cash Register System was a modern system, it could not be modified. In 1998, IFFP replaced the system with a new Siemen's system which complies with Polish regulations. In December 1999, the Polish Tax Court ruled against IFFP but reduced the fine and related penalties to 440,000 Polish zlotys or approximately US$100,018 at June 30, 2000 exchange rates.

              INTERNATIONAL FAST FOOD CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS


         REGENESIS MATTER. The Company is a party to the following legal proceeding: ELPOINT COMPANY, LLC AND GENNADY YAKOVLEV, vs. MITCHELL RUBINSON, MARILYN RUBINSON, EDDA RUBINSON, NIGEL NORTON, JAMES F. MARTIN, LEON BLUMENTHAL, LAWRENCE RUTSTEIN, SHULMAN & ASSOCIATES, INC., MANNY SCHULMAN, FRANKLYN WEICHSELBAUM, JAMES MIRANTI, INTERNATIONAL FAST FOOD CORPORATION, DOMINO'S PIZZA INTERNATIONAL, INC., REGENESIS HOLDINGS CORPORATION, United States District Court, Northern District of California (Case No. 99-1107 CRB). On March 10, 1999, certain shareholders of Regenesis Holdings Corporation (f/k/a QPQ Corporation) ("Regenesis") filed a complaint against IFFC and certain of its senior management and principal shareholders, including Mitchell Rubinson, IFFC's Chairman of the Board and Chief Executive Officer, and James Martin, IFFC's former Vice President and Chief Financial Officer. Regenesis formerly held the right to develop Domino's Pizza stores in Poland. Certain former officers and principal stockholders of Regenesis are officers and principal shareholders of IFFC. The complaint alleges, among other things, that the defendants fraudulently transferred the Domino's development rights to IFFC, thereby causing Regenesis to lose value. Additionally, the complaint alleges that IFFC engaged in the misappropriation of corporate opportunities of Regenesis. The Company reached a settlement in this matter and pursuant to such settlement, the Company must pay $300,000. An accrual for this amount has been provided for in the 1999 consolidated financial statements.

         OTHER LITIGATION. The Company is not a party to any litigation or governmental proceedings that management believes would result in any judgments or penalties that would have a material adverse effect on the Company.

11.       SEGMENT INFORMATION:

         The Company operates subsidiaries in the fast food industry in the Republic of Poland. The Company, through its two wholly owned subsidiaries, International Fast Food Polska, Sp. z.o.o. ("IFFP") and Pizza King Polska Sp. z.o.o. ("PKP"), operates franchised Burger King restaurants and Domino's Pizza stores, respectively, in the Republic of Poland. The Company's reportable segments are strategic business units that offer different products. The Company evaluates the performance of its segments based on revenue and operating income. The Company's Burger King restaurants offer dine-in and take out hamburgers, cheeseburgers, chicken sandwiches, fish sandwiches, french fries, soft drinks including milk shakes and ice cream. The Company Domino's Pizza stores offer its customers take out and delivery service for its pizzas, salads, sandwiches, chicken wings, breadsticks, soft drinks and ice cream. There is no material intersegment revenue. Interest expense related to working capital and development activity is included in the Company's Consolidated Statements of Operations.

         The following table presents financial information regarding the Company's different industry segments as of and for the six month periods ended June 30, 2000 and 1999 (in thousands).

                                                     SIX MONTHS ENDED JUNE 30, 2000 (UNAUDITED)
                                        -----------------------------------------------------------
                                         IFFP         PKP         TOTAL     CORPORATE  CONSOLIDATED
                                         ----         ---         -----     ---------  ------------

Restaurant/store sales...........     $ 4,022     $ 1,832     $   5,854     $    -      $ 5,854
Food and packaging costs.........       1,367         592         1,959          -        1,959
Restaurant operating costs.......       2,427       1,108         3,535          -        3,535
Depreciation and amortization....       1,141         301         1,442          -        1,442
General and administrative expenses       608         282           890        625        1,515
                                      -------     -------      --------     ------     --------
Loss from operations.............     $(1,521)    $  (451)     $ (1,972)    $ (625)     $(2,597)
                                      =======     =======      ========     ======      =======


              INTERNATIONAL FAST FOOD CORPORATION AND SUBSIDIARIES
              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

                                             SIX MONTHS ENDED JUNE 30, 1999 (UNAUDITED)
                                        IFFP       PKP      TOTAL   CORPORATE  CONSOLIDATED

Restaurant/store sales ............   $ 5,655   $ 2,187    $ 7,842   $  --      $ 7,842
Food and packaging costs ..........     2,285       744      3,029      --        3,029
Restaurant operating costs ........     3,104     1,146      4,250      --        4,250
Preopening ........................       599       140        739      --          739
   expenses
Depreciation and amortization .....     1,030       255      1,285      --        1,285
General and administrative expenses       672       233        905     1,354      2,259
                                      -------   -------    -------   -------    -------
Loss from operations ..............   $(2,035)  $ ( 331)   $(2,366)  $(1,354)   $(3,720)
                                      =======   =======    =======   =======    =======
Total assets:
   June 30, 2000 ..................   $17,015   $ 3,048    $20,063   $ 1,123    $21,186
                                      =======   =======    =======   =======    =======



               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To the Shareholders and Board of Directors of International Fast Food Corporation:




We have audited the accompanying consolidated balance sheets of International Fast Food Corporation (a Florida Corporation) and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of International Fast Food Corporation and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.





/S/ ARTHUR ANDERSEN LLP
-----------------------
Miami, Florida,
     March 29, 2000.


              INTERNATIONAL FAST FOOD CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                     ASSETS
                                                                               DECEMBER 31,    DECEMBER 31,
                                                                                   1999            1998
                                                                                   ----            ----
CURRENT ASSETS:
     Cash and cash equivalents ............................................   $    383,531    $  4,013,371
     Restricted cash and certificates of deposit ..........................        999,990         999,990
     Receivables ..........................................................        246,077       1,573,480
     Inventories ..........................................................        795,906         842,867
     Prepaid expenses and other ...........................................        147,009       1,150,700
                                                                              ------------    ------------
         Total Current Assets .............................................      2,572,513       8,580,408
Furniture, Equipment, Buildings and Leasehold
   Improvements, net ......................................................     18,957,883      17,137,181
Deferred Debt Issuance Costs, net .........................................      2,931,015       2,659,205
Other Assets, net of accumulated amortization of $443,033
   and $284,532, respectively .............................................      1,132,548         991,461
Burger King Development Rights, net of accumulated
   amortization of $74,324 and $189,189, respectively .....................        175,676         810,811
Domino's Development Rights, net of accumulated
   amortization of $77,710 and $46,626, respectively ......................        111,393         142,477
Costs in excess of net assets acquired, net of
   accumulated amortization of $19,307 in 1998 ............................           --         1,525,260
                                                                              ------------    ------------
         Total Assets .....................................................   $ 25,881,028    $ 31,846,803
                                                                              ============    ============
                     LIABILITIES AND SHAREHOLDERS' DEFICIT

CURRENT LIABILITIES:
     Accounts payable .....................................................   $  2,658,055    $  3,889,528
     Accrued interest payable .............................................         56,137          87,077
     Other accrued expenses ...............................................      1,960,956       1,176,019
     Current portion of bank credit facilities ............................      1,615,685       1,512,260
                                                                              ------------    ------------
         Total Current Liabilities ........................................      6,290,833       6,664,884
11% Convertible Senior Subordinated Discount Notes due
   October 31, 2007 .......................................................      8,818,532      22,645,202
Bank Credit Facilities ....................................................      8,176,950       1,892,362
9% Subordinated  Convertible Debentures,  due December 15,
   2007 ...................................................................      2,756,000       2,756,000
                                                                              ------------    ------------
         Total Liabilities ................................................     26,042,315      33,958,448
                                                                              ------------    ------------
Other Liabilities .........................................................        250,000       1,000,000
                                                                              ------------    ------------
COMMITMENTS AND CONTINGENCIES (NOTES 2, 13 AND 14) SHAREHOLDERS' DEFICIT:
     Series A Convertible Preferred Stock, $.01 par value, 2,000,000 shares authorized; 32,985 shares
       issued and outstanding  (liquidation  preference of ................            330             330
       $3,298,500)
     Series B Convertible Preferred Stock, $.01 par value, 400,000 shares authorized; 158,134 shares and no shares issued and outstanding, respectively
       (liquidation preference of $15,813,400) ............................          1,581            --
     Common Stock, $.01 par value, 200,000,000 shares
       authorized; 45,497,655 and 44,901,587 shares
       issued and outstanding, respectively ...............................        454,977         449,016
     Additional paid-in capital ...........................................     34,506,099      17,888,248
     Accumulated deficit ..................................................    (35,374,274)    (21,449,239)
                                                                              ------------    ------------
         Total Shareholders' Deficit ......................................       (411,287)     (3,111,645)
                                                                              ------------    ------------
         Total Liabilities and Shareholders' Deficit ......................   $ 25,881,028    $ 31,846,803
                                                                              ============    ============



                             SEE ACCOMPANYING NOTES





              INTERNATIONAL FAST FOOD CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS



                                                               YEARS ENDED DECEMBER 31,
                                                               ------------------------
                                                                 1999            1998
                                                                 ----            ----

REVENUE ................................................   $ 15,098,313    $  8,426,104

FOOD AND PACKAGING COSTS ...............................      5,560,064       3,347,477
                                                           ------------    ------------
GROSS PROFIT ...........................................      9,538,249       5,078,627
                                                           ------------    ------------

OPERATING EXPENSES:
    Payroll and related costs ..........................      3,181,693       1,608,283
    Occupancy and other operating expenses .............      6,161,870       2,963,262
    Pre-opening expenses ...............................        605,522            --
    Depreciation and amortization ......................      3,115,531       1,508,520
    Asset impairment charges ...........................      2,511,310            --
                                                           ------------    ------------
         Total operating expenses ......................     15,575,926       6,080,065
                                                           ------------    ------------
Loss from operations  before general and  administrative
    expenses ...........................................     (6,037,677)     (1,001,438)
GENERAL AND ADMINISTRATIVE EXPENSES ....................      4,833,854       3,326,997
                                                           ------------    ------------
Loss from operations ...................................    (10,871,531)     (4,328,435)
                                                           ------------    ------------

OTHER INCOME (EXPENSE):
    Interest and other income, net .....................        686,256         888,232
    Interest  expense,  including  amortization  of debt
      issuance costs ...................................           --        (2,672,314)
                                                                             (2,882,221)
    Foreign currency exchange gain/(loss) ..............        (41,810)        124,903
                                                           ------------    ------------
         Total other expense ...........................     (2,237,775)     (1,659,179)
                                                           ------------    ------------
Loss before minority interest ..........................    (13,109,306)     (5,987,614)
                                                           ------------    ------------
Minority interest in losses of consolidated subsidiary .           --           115,478
                                                           ------------    ------------
Loss before cumulative effect of accounting change .....    (13,109,306)     (5,872,136)
                                                           ------------    ------------
Cumulative effect of accounting change (Note 2) ........       (620,000)           --
                                                           ------------    ------------
NET LOSS ...............................................   $(13,729,306)   $ (5,872,136)
                                                           ============    ============

BASIC AND DILUTED NET LOSS PER COMMON SHARE:
    Loss before cumulative effect of accounting change .   $       (.30)   $       (.14)
                                                           ============    ============
    Cumulative effect of accounting change .............           (.01)           --
                                                           ============    ============
    Net loss ...........................................   $       (.31)   $       (.14)
                                                           ============    ============
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING         45,198,921      44,727,685
                                                           ============    ============


                             SEE ACCOMPANYING NOTES




              INTERNATIONAL FAST FOOD CORPORATION AND SUBSIDIARIES
            CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998



                                                                                                                      TOTAL
                                                                                       ADDITIONAL                 SHAREHOLDERS'
                                         PREFERRED STOCK           COMMON STOCK          PAID-IN    ACCUMULATED       EQUITY
                                       SHARES       AMOUNT      SHARES       AMOUNT      CAPITAL      DEFICIT       (DEFICIT)

BALANCE, DECEMBER 31, 1997.....         33,450        $334    44,641,247   $446,413    $17,691,542  $(15,377,798)  $2,760,491
Conversion of preferred stock..           (465)         (4)       15,500        155          (151)           --            --
Issuance  of  common  stock  in
  payment   of   dividends   on
  Series     A      Convertible             --          --       244,840      2,448       196,857      (199,305)           --
  Preferred Stock..............
Net loss.......................             --          --            --         --            --    (5,872,136)   (5,872,136)
BALANCE, DECEMBER 31, 1998.....         32,985         330    44,901,587     449,016   17,888,248    (21,449,239)  (3,111,645)
Issuance  of  common  stock  to
  11% Noteholders..............             --          --       204,585       2,046      112,522             --      114,568
Issuance  of  common  stock  in
  payment   of   dividends   on
  Series     A      Convertible             --          --       365,650       3,657      192,072       (195,729)          --
  Preferred Stock..............
Issuance     of     Series    B
  Convertible  Preferred  Stock
  in exchange  for  $17,900,000
  face amount of 11% notes.....        158,134       1,581            --          --   14,281,871             --   14,283,452
Issuance of warrants...........             --          --            --          --    2,024,378             --    2,024,378
Exercise of warrants...........             --          --        25,833         258        7,008             --        7,266
Net loss.......................             --          --            --          --           --    (13,729,306) (13,729,306)
                                       -------      ------    ----------    --------   -----------  ------------    ---------
BALANCE, DECEMBER 31, 1999.....        191,119      $1,911    45,497,655    $454,977   $34,506,099  $(35,374,274)   $(411,287)
                                       =======      ======    ==========    ========   ===========  =============   ==========










                             SEE ACCOMPANYING NOTES




              INTERNATIONAL FAST FOOD CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS





                                                                    YEARS ENDED DECEMBER 31,
                                                                      1999            1998
CASH FLOWS FROM OPERATING ACTIVITIES:

   Net loss.................................................     $(13,729,306)   $ (5,872,136)
   Adjustments  to reconcile  net loss to net cash used
     in operating activities:
     Cumulative   effect  of   change   in   accounting               620,000              --
       principle............................................
     Amortization   and   depreciation   of  furniture,
       equipment,   buildings,  leasehold  improvements
       and development rights...............................        3,144,401       1,702,444
     Accretion  of debt  discount and  amortization  of
       issuance costs.......................................          677,012       2,383,556
     Write  off  of  deferred  issuance  costs  of  11%
       Convertible Senior Subordinated Discount Notes.......        1,532,338              --
     Minority interest in losses of subsidiary..............               --        (115,478)
     Other operating items..................................          118,794         (24,620)
     Asset impairment charges...............................        2,511,310              --
   Changes in operating assets and liabilities,
        net of acquisition of business:
     Receivables............................................        1,327,403      (1,471,952)
     Inventories............................................           46,961        (470,268)
     Prepaid expenses and other.............................          383,691      (1,019,989)
     Accounts payable and accrued expenses..................         (477,476)      3,695,580
                                                                  -----------     -----------
   Net cash used in operating activities....................       (3,844,872)     (1,192,863)
                                                                  -----------     -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Payments for  furniture,  equipment,  buildings  and
     leasehold                                                     (5,679,378)    (12,875,611)
     improvements...........................................
   Payments for franchise fees and other assets.............         (382,075)       (415,754)
   Purchase of minority interest in subsidiary..............                  --   (1,544,385)
                                                                  -----------     -----------
   Net cash used in investing activities....................       (6,061,453)    (14,835,750)
                                                                  -----------     -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Repayments of bank credit facilities.....................         (528,984)       (384,889)
   Borrowings under bank credit facilities..................        6,916,997       1,809,516
   Proceeds from exercise of warrants.......................            7,266              --
   Payment of registration costs............................                 --       (30,455)
                                                                  -----------     -----------
   Net cash provided by financing activities................        6,395,279       1,394,172
                                                                  -----------     -----------
   EFFECT OF  EXCHANGE  RATE  CHANGES  ON CASH AND CASH
     EQUIVALENTS............................................         (118,794)           5,477
                                                                  -----------     -----------
   DECREASE IN CASH AND CASH EQUIVALENTS....................       (3,629,840)    (14,628,964)
   BEGINNING CASH AND CASH EQUIVALENTS......................        4,013,371      18,642,335
                                                                  -----------     -----------
   ENDING CASH AND CASH EQUIVALENTS.........................        $ 383,531      $4,013,371
                                                                  ===========     ===========
   SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:.......
   Cash paid during the year for:
     Interest (net of  capitalized  interest of $94,038
       and $142,658 in 1999 and 1998, respectively).........         $739,688     $   405,258
                                                                  ===========     ===========

                                   (CONTINUED)


              INTERNATIONAL FAST FOOD CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (CONTINUED)


SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

YEAR ENDED DECEMBER 31, 1999:

         Issuance of 204,585 shares of common stock with a face value of $114,568 to holders of 11% Convertible Senior Subordinated Discount Notes in exchange for waiver on bank debt.

         Issuance of 365,650 shares of common stock in payment of $195,729 of dividends on Series A Convertible Preferred Stock.

         Issuance of 158,134 shares of Series B Convertible Preferred Stock in exchange for $14,283,452 in 11% Convertible Senior Subordinated Discount Notes.

         Issuance of 4,000,000 warrants with a fair value of $2,024,378 in exchange for Burger King Corporation guarantee of the Citibank (Poland) S.A. line of credit.

YEAR ENDED DECEMBER 31, 1998:

         Issuance of 15,500 shares of common stock upon the exchange of 465 shares of Preferred Stock.

         Issuance of 244,840 shares of common stock in payment of $199,305 of dividends on Preferred Stock.




                             SEE ACCOMPANYING NOTES

1.       ORGANIZATION:

         International Fast Food Corporation (the "Company" or "IFFC") was organized for the purpose of developing and operating franchised Burger King restaurants in the Republic of Poland. IFFC was incorporated in the State of Florida in 1991.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

         BASIS OF PRESENTATION -- The accompanying consolidated financial statements include the accounts of the Company and its Polish subsidiary, International Fast Food Polska, Sp.zo.o. ("IFFP"), a limited liability corporation, and IFFP's three wholly-owned Polish limited liability corporations. Additionally, the consolidated financial statements include the accounts of the Company's two wholly-owned Polish limited liability corporations, Krolewska Pizza, Sp.zo.o. ("KP") and Pizza King Polska, Sp.zo.o. ("PKP"). All significant intercompany transactions and balances have been eliminated in consolidation.

         IFFC's restaurant and store operations are conducted in Poland. The Polish economy has historically been characterized by high rates of inflation and devaluation of the Polish zloty against the dollar and European currencies. For the years ended December 31, 1995, 1996, 1997, 1998 and 1999 the annual inflation rate in Poland was 21.6%, 19.5%, 13.0%, 8.6% and 7.3%, respectively. Payment of interest and principal on the 9% Subordinated Convertible Debentures, 11% Convertible Senior Subordinated Discount Notes and payment of franchise fees to Burger King Corporation ("BKC") and Domino's Pizza International ("Domino's") for each restaurant and store opened are in United States currency. Additionally, IFFC is dependent on certain sources of supply which require payment in European or United States currencies. Because IFFC's operating revenues are in zlotys, IFFC is subject to the risk of currency fluctuations. IFFC has and intends to maintain substantially all of its unutilized funds in United States or Western European currency denominated securities and/or European Currency Units. There can be no assurance that IFFC will successfully manage its exposure to currency fluctuations or that such fluctuations will not have a material adverse effect on IFFC.

         LIQUIDITY AND PLAN OF OPERATIONS -- As of December 31, 1999, IFFC had negative working capital of $3,718,320 and cash and cash equivalents of $383,531. As described in Note 13, the Company has significant commitments to develop restaurants in accordance with the BKC Development Agreement and the New Master Franchise Agreement with Domino's. The Company has sustained losses from operations since its incorporation in December 1991. For the years ended December 31, 1999 and 1998, the Company reported net losses of $13,729,306 and $5,872,136, respectively. At December 31, 1999, the Company had an accumulated deficit of $35,374,274 and shareholders' deficit of $411,287. These factors raise substantial doubt about the Company's ability to continue as a going concern. The following paragraph sets forth management's plans with respect to addressing the foregoing factors:

         Management believes that cash flows from currently existing stores, when combined with existing financial resources and drawings on the Company's $10,000,000 line of credit secured by BKC (see Note 6), on which the Company has $2,000,000 of borrowing availability as of March 24, 2000, will be sufficient to fund operations through at least April 30, 2000. However, no assurance can be given that management's plans will be achieved. Further, no assurance can be given that the cash flows from existing and new stores will be sufficient to fund operations through April 30, 2000. Management is seeking to obtain additional equity or debt financing to fund operating losses and its commitment to develop new Burger King restaurants and Domino's Pizza stores. No assurance can be given that such financing will be obtained or that it can be obtained on favorable terms. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

         CASH AND CASH EQUIVALENTS -- The Company considers all highly liquid investments purchased with a maturity of three months or less at the time of acquisition to be cash equivalents. The Company maintains its U.S. cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents.

         INVENTORIES -- Inventories are stated at the lower of cost (first in, first out) or market and consist primarily of restaurant food items.

         FURNITURE, EQUIPMENT, BUILDINGS AND LEASEHOLD IMPROVEMENTS -- Furniture, equipment, buildings and leasehold improvements are stated at cost. Maintenance and repairs are charged to expense, when incurred. Leasehold improvements, additions, major renewals and betterments are capitalized. Furniture and equipment is being depreciated over periods ranging from three to five years on a straight-line basis. Buildings and leasehold improvements are amortized over the shorter of their expected useful lives or the respective lease term. When items are sold, or otherwise disposed of, the related costs and accumulated amortization or depreciation are removed from the accounts and any resulting gains or losses are recognized. In connection with the development of new restaurants, the Company has capitalized certain development costs. These costs include direct and indirect costs of the projects that are incremental to normal operations and specifically identifiable to the related projects. The amount of such costs included in the accompanying consolidated balance sheets are approximately $283,000 and $434,000 as of December 31, 1999 and 1998, respectively. In addition, the Company capitalizes interest incurred to finance construction of the Company's stores. Capitalized interest was $94,038 and $142,658 in 1999 and 1998, respectively.

         ACQUISITION COSTS OF DEVELOPMENT RIGHTS -- All costs associated with the acquisition of Burger King and Domino's Development Rights were capitalized. The cost of these rights is being amortized over the term of the respective agreements.

         DEFERRED CHARGES AND OTHER ASSETS -- Software costs are amortized on a straight-line basis over five years. Franchise fees are amortized over the primary term of each agreement ranging from five to twenty years. Debt issuance costs related to the issuance of the 9% Subordinated Convertible Debentures due December 15, 2007 and the 11% Convertible Senior Subordinated Discount Notes due October 31, 2007, have been capitalized and are amortized using the effective interest method over the life of the related debt.

         COST IN EXCESS OF NET ASSETS ACQUIRED - Cost in excess of net assets acquired principally represents the excess of cost over the fair value of the net assets of IFFP, which were acquired for approximately $1.5 million, with the purchase of the remaining interest of IFFP's minority shareholder, Agros Investments, S.A., in September 1998. These costs were written off in 1999. See
Note 16 for discussion of asset impairment charges.

         LONG-LIVED ASSETS -- The Company evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of any asset to undiscounted future cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. See Note 16 for discussion of asset impairment charges.

         TRANSLATION OF FOREIGN CURRENCIES -- The official currency of Poland is the Zloty. The value of the Zloty is pegged pursuant to a system based on a basket of currencies, as well as all other economic and political factors that effect the value of currencies generally. At December 31, 1999 and 1998, the exchange rate was 4.1483 and 3.494 zlotys per dollar, respectively. The accounts of IFFC's Polish subsidiaries are maintained in Zlotys and are remeasured into U.S. dollars, the functional currency, at the end of each reporting period. Monetary assets and liabilities are remeasured using current exchange rates. Non-monetary assets, liabilities and related expenses, primarily furniture, equipment, buildings and leasehold improvements and related depreciation and amortization, are remeasured using historical exchange rates. Income and expense accounts, excluding depreciation and amortization, are remeasured using an annual weighted average exchange rate. Transaction gains and losses that arise from exchange rate fluctuations in transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

         FAIR VALUE OF FINANCIAL INSTRUMENTS - The carrying amounts of cash and cash equivalents, receivables, accounts payable, and bank credit facilities payable approximate fair value because of the short-term nature of these items. The fair value of the Company's 9% Subordinated Convertible Debentures and 11% Convertible Senior Subordinated Discount Notes are not readily determinable at December 31, 1999, due to the lack of trading activity. However, management believes that the carrying value approximates fair value using valuation assumptions that would apply to similar debt instruments issued by companies with similar risks.

         INCOME TAXES - Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts. Deferred tax assets are also established for the future tax benefits of loss and credit carryforwards. Valuation allowances are established to reduce deferred tax assets to the amount expected to be realized.

         REVENUE RECOGNITION - Restaurant sales are recognized at time of sale with delivery of product to the customer.

         COMPREHENSIVE INCOME - Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income", establishes standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements. Comprehensive income is defined as the change in equity during the financial reporting period of a business enterprise resulting from non-owner sources. The Company had no items of other comprehensive income for the years ended December 31, 1999 and 1998. Therefore, comprehensive income is equal to net income for the periods presented.

         NET LOSS PER COMMON SHARE -- The net loss per common share in the accompanying consolidated Statements of Operations has been computed based upon the provisions of SFAS No. 128, "Earnings per Share". The basic and diluted net loss per common share in the accompanying consolidated statements of operations is based upon the net loss after preferred dividend requirements of $195,729 and $199,305 in 1999 and 1998, respectively, divided by the weighted average number of shares outstanding during each period. Diluted per share data is the same as basic per share data since the inclusion of all potentially dilutive common shares that would be issuable upon the exercise of options and warrants and the assumed conversion of convertible debt and preferred stock would be anti-dilutive.

         The following options to purchase shares of common stock were outstanding at the end of each year, but were not included in the computation of diluted loss per share because the effect would be anti-dilutive:


                                                       1999              1998
                                                       ----              ----

Options outstanding.......................            1,670,000        1,020,000
Weighted average exercise prices..........          $      0.58      $      0.52


         Additionally, the effect of approximately 43,149,000 shares of common stock issuable upon the exercise of warrants, the conversion of the 11% Senior Subordinated Discount Notes and 9% Subordinated Convertible Debentures, and the conversion of the Series A and B Convertible Preferred Stock have been excluded from the calculation of diluted loss per share because the effect would be antidilutive.

         ESTIMATES -- The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         ADVERTISING AND PROMOTION EXPENSES -- Production costs of future media advertising are deferred until the advertising occurs. All other advertising and promotion costs are expensed when incurred. Advertising expense for the years ended December 31, 1999 and 1998 was approximately $2,277,000 and $719,000, respectively. As of December 31, 1999 and 1998, the Company had no deferred advertising costs.

         STORE PRE-OPENING EXPENSES - Prior to January 1, 1999, the Company capitalized pre-opening costs associated with opening new restaurants. Upon commencement of revenue producing activities at a restaurant location, these capitalized pre-opening costs were amortized over one year. In April 1998, the Accounting Standards Executive Committee of the American Institute of Public Accountants issued Statement of Position ("SOP") 98-5, "Reporting on the Costs of Start-Up Activities." SOP 98-5 requires costs of start-up activities to be expensed as incurred. The Company adopted SOP 98-5 on January 1, 1999. Upon adoption, the Company expensed previously capitalized start-up costs totaling $620,000 at January 1, 1999. In accordance with SOP 98-5, adoption has been reported as a cumulative effect of change in accounting principle in the accompanying consolidated statement of operations for the year ended December 31, 1999. Pre-opening costs of $605,522 incurred subsequent to December 31, 1998 have been charged directly to expense.

         ACCOUNTING FOR STOCK-BASED COMPENSATION - As permitted by SFAS No. 123, "Accounting for Stock-Based Compensation", the Company continues to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and has made the pro forma disclosures required by SFAS No. 123 for each of the two years ended December 31, 1999.

         RECENTLY ISSUED ACCOUNTING STANDARD-- In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities-Deferral of Effective Date of FASB Statement No. 133". SFAS No. 137 defers for one year the effective date of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 will now apply to all fiscal quarters of all fiscal years beginning after June 15, 2000. SFAS No. 133 will require the Company to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. The Company will adopt SFAS No. 133 as required for its first quarterly filing of fiscal year 2001. The Company believes the adoption of this Statement will not have a material effect on its results of operations and financial position.

         RECLASSIFICATION OF PRIOR YEAR AMOUNTS -- Certain amounts in the December 31, 1998 financial statements have been reclassified to conform to the current year presentation.

3.       RESTRICTED CASH:

         At December 31, 1999, the Company had $999,990 in certificates of deposit which represents collateral for an outstanding line of credit.

4.       FURNITURE, EQUIPMENT, BUILDINGS AND LEASEHOLD IMPROVEMENTS:

         Furniture, equipment, buildings and leasehold improvements are comprised of the following at December 31, 1999 and 1998:


                                                         1999          1998
                                                         ----          ----
Vehicles............................................$    699,065   $    614,119
Office furniture and equipment......................     711,963        604,841
Restaurant equipment................................  11,754,410     12,469,826
Buildings and leasehold improvements................  13,341,940      8,346,745
Add: capitalized interest...........................     236,696        142,658
                                                    ------------   ------------
                                                      26,744,074     22,178,189
Less: accumulated depreciation and amortization.....  (7,786,191)    (5,041,008)
                                                    ------------   ------------
  Total............................................. $18,957,883    $17,137,181
                                                    ============   ============
Depreciation expense................................$  2,871,205    $ 1,430,340
                                                    ============   ============

5.       DEFERRED DEBT COSTS AND OTHER ASSETS:

         Deferred debt costs are comprised of the following at December 31, 1999 and 1998:


                                                                        1999           1998
                                                                        ----           ----
Deferred issuance costs on 11% Convertible Senior Subordinated
  Discount Notes .............................................   $   986,035    $ 2,518,373

Deferred Debenture Issuance Costs on 9% Subordinated
  Convertible Debenture ......................................       432,325        432,325

Deferred costs related to Citibank (Poland) S.A. $10 million
  line of credit .............................................     2,024,378           --
                                                                 -----------    -----------
                                                                   3,442,738      2,950,698
Less: accumulated amortization ...............................      (511,723)      (291,493)
                                                                 -----------    -----------
  Total ......................................................   $ 2,931,015    $ 2,659,205
                                                                 ===========    ===========
Amortization included in Interest Expense ....................   $   220,230    $    93,034
                                                                 ===========    ===========


         Other assets are comprised of the following at December 31, 1999 and 1998 :


                                                        1999           1998
                                                        ----           ----
Franchise fees.......................................$  915,761      $ 662,714
Deferred lease costs.................................   433,775        459,664
Software and other intangibles.......................   226,045        153,615
                                                     ----------      ---------
                                                      1,575,581      1,275,993
Less: accumulated amortization.......................  (443,033)      (284,532)
                                                     ----------     ----------
  Total..............................................$1,132,548      $ 991,461
                                                     ==========     ==========
Amortization expense.................................$  279,750      $ 113,603
                                                     ==========     ==========

6.       BANK CREDIT FACILITIES:

         Bank credit facilities are comprised of the following at December 31, 1999 and 1998,:


                                                                                      1999           1998
                                                                                      ----           ----
AmerBank in Poland, S.A., PKP overdraft credit line, variable
  rate approximately equal to prime, expires June 1, 2000 .....................   $       689    $    25,288
AmerBank in Poland, S.A., IFFP overdraft credit line, variable rate approximately equal to prime, expires April 1, 2000
                                                                                         --              386
AmerBank, IFFP line of credit of $950,000 payable in twenty-nine installments of $32,000 commencing on March 31, 1998 interest payable monthly at 2.75%
  above LIBOR, $22,000
  due at maturity on August 12, 2000 ..........................................       246,000        630,000
AmerBank IFFP revolving credit facility of $1,500,000,
  interest is payable monthly at 2.50% above LIBOR, and principal is payable in thirty-five monthly installments of $41,666 starting in June 2000 with a final payment of
  $41,690 due at maturity on May 18, 2003 .....................................     1,500,000      1,500,000
Totalbank IFFC line of credit of $999,000, interest at 6.5%
  payable quarterly, collateralized by certificates of deposit
  in the amount of $999,990 maturing in August 2000 ...........................       999,000        982,586
Citibank (Poland) S.A. line of credit of $10,000,000 payable
  in December 2002 ............................................................     6,900,583           --
AmerBank, PKP line of credit of $300,000 payable in ten
  quarterly installments of $30,000 commencing on December 26,
  1998, interest payable monthly at 3 1/8% above LIBOR, due at
  maturity on March 26, 2001 ..................................................       146,363        266,362
                                                                                  -----------    -----------
Total bank credit facilities ..................................................     9,792,635      3,404,622
Less: current maturities ......................................................    (1,615,685)    (1,512,260)
                                                                                  -----------    -----------
Long term bank credit facilities ..............................................   $ 8,176,950    $ 1,892,362
                                                                                  ===========    ===========


         On February 24, 1999, IFFP entered into a line of credit agreement with Citibank (Poland) S.A. under which Citibank granted IFFP a loan in the amount of $5,000,000. The purpose of the line of credit was to finance the construction of nine Burger King restaurants. The line of credit is priced at 0.8% above LIBOR and was originally scheduled to mature on January 15, 2000 but was extended to December 2002. In order for IFFP to enter into the credit agreement with Citibank, holders of our outstanding 11% Convertible Senior Subordinated Discount Notes (the "Notes") were required to waive applicable provisions of the note indenture. As compensation for the waiver, the noteholders were issued an aggregate of 204,585 shares of common stock, with a fair value of $.56 per share.

         The line of credit is guaranteed by Burger King Corporation ("BKC") and IFFC granted BKC a security interest in the outstanding shares of IFFP. As a condition to the guarantee, BKC required that IFFC, IFFP and Mitchell Rubinson, the Chairman, Chief Executive Officer and a principal shareholder of the Company ("Rubinson"), enter into a general release in favor of BKC for any and all matters occurring before the date of the guarantee. Additionally, IFFC and IFFP entered into a reimbursement agreement (the "Reimbursement Agreement") under which IFFC agreed to reimburse BKC for any and all amounts paid out by BKC under the guaranty and all costs and expenses incurred by BKC in connection with the enforcement of its rights under the Reimbursement Agreement. BKC also required that IFFC, IFFP and Rubinson execute a general release of BKC relating to any matters that occurred before the execution of the Credit Agreement.

         Additionally, Rubinson entered into a purchase agreement (the "Purchase Agreement") with BKC which provides that if IFFP and IFFC default on the obligations under the Reimbursement Agreement and BKC takes possession of the IFFP shares, Rubinson is required to purchase the IFFP shares from BKC for an amount equal to all amounts paid out by BKC under the guaranty and all costs and expenses incurred by BKC in connection with the enforcement of its rights under the Reimbursement Agreement. Rubinson received a fee of $150,000 from IFFC in connection with the Purchase Agreement. This amount is included in the December 31, 1999 consolidated statement of operations as a component of general and administrative expense.

         In October 1999, IFFP increased the amount of the line of credit to $8,000,000. IFFP may increase the line of credit in increments of $500,000 to an aggregate of $10,000,000 if it meets specified criteria, including monthly debt reduction, as defined in the credit agreement. As of December 31, 1999, IFFP met such criteria. The maturity date of the line of credit was extended to December 2002. As of December 31, 1999 and March 24, 2000, $6,900,583 and $8,000,000 was
outstanding on this facility. Drawings on the line in excess of the original $5,000,000 bear interest at 0.95% above LIBOR. The guarantee automatically terminates in October 2002 and BKC may withdraw its guarantee if the net debt movement, as defined in the Credit Agreement, of IFFP during the 12-month period ending October 2001 is more than 10% less than required. BKC may also withdraw its guarantee of incremental amounts over $8,000,000 if the net debt movement is more than 30% less than required. In connection with the increase of the line of credit, all of the prior transaction documents were re-executed, including the Purchase Agreement and the release. Additionally, as security for the line of credit, BKC required that Rubinson enter into a personal guaranty with BKC and pledge 5,000,000 shares of IFFC common stock owned by him. In connection with these matters, IFFC entered into a reimbursement and fee agreement whereby it agreed to reimburse Rubinson for all amounts paid by him under his personal guaranty and to pay him a fee equal to 3% annually of the amount being guaranteed. As of the date hereof, Rubinson has not been paid under this agreement. In order for IFFP to increase the line of credit, holders of the outstanding Notes were required to waive applicable provisions of the note indenture. The Company granted BKC warrants to purchase 4,000,000 common shares at a price of $2.00 per share in connection with its guarantee of the increase in the line of credit from $5 million to $10 million. The fair market value of the warrants of $2,024,378 has been capitalized as deferred debt costs and is being amortized to interest expense over the term of the credit facility.

7.       9% SUBORDINATED CONVERTIBLE DEBENTURES:

         The Convertible Subordinated Debentures (the "Debentures") mature on December 15, 2007 and provide for the payment of interest at 9% semi-annually until maturity.

         The Debentures are subordinated and subject in right of payment to the prior payment of all Senior Indebtedness. The indenture contains no provision restricting the incurrence of additional debt or the issuance of additional securities. The Debentures may be redeemed together with accrued interest at the option of the Company in whole or in part, at any time on at least 30 days notice to Debenture holders at decreasing redemption prices from 109% in 1993 to 100% in 2002 and thereafter. The Debentures are redeemable through the operation of a sinking fund. Sinking fund payments are reduced for Debentures previously converted or redeemed by the Company. In January 1994, the Company offered to exchange units of Common Stock and warrants to purchase common stock for its outstanding Debentures. The Company exchanged approximately $7.0 million of the Debentures pursuant to such offer and, as a result, is not required to fund the Debenture sinking fund until 2004.

8.       11% CONVERTIBLE SENIOR SUBORDINATED DISCOUNT NOTES:

         On November 5, 1997, the Company sold $27,536,000 of 11% Convertible Senior Subordinated Discount Notes Due October 31, 2007 (the "Notes") in a private offering. The carrying value of the Notes is as follows at December 31:


                                                                              1999           1998
                                                                              ----           ----
Face amount of notes at maturity..................................         $9,636,000      $27,536,000
Unamortized discount to be accreted as interest expense and
  added to the original principal balance of the notes over a
  period of three years...........................................           (817,468)      (4,890,798)
                                                                          -----------      -----------
Carrying value....................................................         $8,818,532      $22,645,202
                                                                          ===========      ===========

         The Company received net proceeds of $17,662,174 after reduction of the face of the notes for unamortized discount of $7,535,908 and placement costs in the amount of $2,337,918. In addition to the placement costs incurred, the Company also issued to the placement agent 500,000 shares of Common Stock which were valued at $150,000. The value of the shares was included in deferred issuance costs on the accompanying consolidated balance sheets and is being amortized using the effective interest method over the life of the Notes.

         The Notes mature on October 31, 2007, and interest is payable semi-annually, in cash, on April 30 and October 31 of each year, commencing April 30, 2001.

         On August 31, 1999, $17,900,000 of the Notes were exchanged for an aggregate of 158,134 shares of Series B Convertible Preferred Stock. Additionally, in October 1999, the remaining holders of the Notes agreed to amend the Notes to provide that interest earned on the Notes from October 31, 2000 to October 31, 2003 will be paid in Notes, rather than cash. Interest payable thereafter will be payable in cash.

         The Notes are redeemable at the option of the Company, in whole or in part, at any time or from time to time on and after October 31, 2002; initially at 105.5% of their accreted value on the date of redemption, plus accrued interest, declining ratably to 100% of their principal amount, plus accrued interest, on and after October 31, 2006.

         The Notes are convertible, at the option of the holder, into Common Stock at any time after November 5, 1998. As of December 31, 1999, none of the Notes had been converted into Common Stock. The number of shares of Common Stock issuable upon conversion of the Notes is equal to the accreted value of the Notes being converted, on the date of conversion, divided by $.70 (the "Conversion Ratio"), subject to adjustment in certain events. Accordingly, the number of shares of Common Stock issuable upon conversion of the Notes will increase as the accreted value of the Notes increases. In addition, (a) if the closing sale price (the "closing price") of the Common Stock on the Nasdaq National Market or other securities exchange or system on which the Common Stock is the traded or (b) if not so traded, then the best bid offered price on the OTC Bulletin Board Service (the "BBS") on the days when transactions in the Common Stock are not effected, or on such days as transactions are effected on the BBS, the highest price at which a trade was executed, during any period described below has exceeded the price for such period for at least 20 consecutive trading days (the "Market Criteria Period"), and a registration statement with respect to the resale of Common Stock to be issued upon conversion of the Notes is effective, all of the Notes will be automatically converted into Common Stock at the close of business on the last day of the Market Criteria Period; provided, however, that if the Market Criteria is satisfied during the third year after the closing date of the offering, the conversion will occur only if the Closing Price or OTC Price, as applicable, of the Common Stock is at least $2.80 on such date:

                                12 MONTHS BEGINNING          CLOSING PRICE
                                -------------------          -------------
                             October 31, 1999...........           $2.80
                             October 31, 2000...........           $3.25

         The Company was obligated to cause a registration statement to be declared effective registering the resale of the shares of Common Stock to be issued upon conversion of the Notes. The registration statement was declared effective on September 10, 1998. If such registration statement, subject to certain exceptions, ceases to be effective, then IFFC is obligated to pay certain liquidated damages to the holders of the Notes ranging from 1/2% to a maximum of 5.0% of the principal balance of such Notes, depending upon the length of the period of time the registration statement is not effective.

         In the event of a change of control, as defined in the Convertible Senior Subordinated Discount Notes Indenture (the "Indenture"), the holders of the Notes will have the right to require the Company to purchase the Notes at a purchase price of 101% of their accreted value on the date of such purchase, plus accrued interest.

         The Indenture contains certain covenants which among other things, restrict the ability of IFFC and its Restricted Subsidiaries (as defined in the Indenture) to: incur additional indebtedness; create liens, pay dividends or make distributions in respect to their capital stock; make investments; or make certain other restricted payments; sell assets, issue or sell stock of Restricted Subsidiaries; enter into transactions with stockholders or affiliates; engage in unrelated lines of business; or consolidate, merge, or sell all or substantially all of IFFC's assets. In addition, Rubinson must remain the Company's Chief Executive Officer.

         The Indenture specifically requires that any temporary cash investments can only be placed in banks that have total capital in excess of $100 million.

9.       FUTURE MATURITIES OF DEBT:

         Future maturities of Bank credit facilities, Debentures and Notes at December 31, 1999 are as follows:

                                   YEARS ENDING
                                   DECEMBER 31,
                                   ------------
                                  2000..........             $1,615,685
                                  2001..........                526,355
                                  2002..........              7,400,575
                                  2003..........                250,020
                                  2004..........                     --
                                  Thereafter....             12,392,000
                                                            -----------
                                                            $22,184,635
                                                            ===========

10.      SHAREHOLDERS' EQUITY:

         In August 1999, IFFC issued 158,134 shares of its Series B Convertible Preferred Stock in connection with the exchange of $14,283,452 ($17,900,000 in stated principal amount at maturity) of the Notes. The following is a summary of the terms of the Series B Convertible Preferred Stock:

         Liquidation Value...........................    $100.00 per share upon the voluntary or involuntary
                                                         liquidation, dissolution or winding up of the Company.
         Dividend....................................    3.0% of the liquidation value per annum beginning on
                                                         December 31, 2001, to be paid in shares of Series B
                                                         Preferred Stock; provided, however, if at any time after
                                                         January 1, 2003, the Common Stock has a Current Market
                                                         Price of $1.28 or higher, the dividend rights of the
                                                         Preferred Stock shall be cancelled.
         Conversion..................................    The Preferred Stock shall be immediately convertible at a
                                                         conversion price of $.66.
         Registration Requirements...................    The Company will be required to file a registration
                                                         statement for the Preferred Stock and the shares of Common
                                                         Stock underlying the Preferred Stock within 180 days after the Exchange Date; provided, however, that if the Company
                                                         fails to file the registration statement prior to such
                                                         time, the dividend rate shall be increased by one-quarter
                                                         of one percent for each subsequent 30-day period that the
                                                         registration statement is not filed.  The Company shall
                                                         use its reasonable business efforts to cause such
                                                         registration statement to be declared effective.

         On November 4, 1999, the Company increased in the number of common shares that may be granted under its 1993 Stock Option Plan (the "Plan") from 2,000,000 to 4,000,000. The Plan provides for the granting of options to qualified employees and directors of the Company. Stock option activity is shown below at December 31:

                                                       WEIGHTED                       WEIGHTED
                                                       AVERAGE                     AVERAGE SHARE
                                           1999      SHARE PRICE        1998           PRICE
                                           ----      -----------        ----           -----
Outstanding at beginning of year..      1,020,000          .52        570,000            $.40
Granted...........................      1,000,000          .66        450,000             .66
Exercised.........................             --           --             --              --
Expired...........................       (350,000)        (.62)            --              --
                                        ---------        -----     ----------           -----
Outstanding at end of year........      1,670,000          .58      1,020,000             .52
                                        =========                  ==========
Exercisable at end of year........        497,500          .45        350,500             .42
                                        =========                  ==========
Price range of options outstanding
   at end of year.................     $.40-- $.61                  $.40 - $.81
   Available for grant at end of year   2,330,000                     980,000

         As permitted by SFAS No. 123, the Company accounts for options issued to employees under Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees." Consequently, no compensation cost has been recognized on options issued to employees because the exercise price of such options was not less than the market value of the Common Stock on the date of grant. Had compensation cost for the Company's stock option plans been determined based upon the fair value methodology prescribed under SFAS No. 123 for options granted in 1999 and 1998, the Company's net loss for those years would have increased by approximately $127,000 and $85,000, respectively. Basic and diluted loss per share would have increased by less than $.01 in each of the years. The fair value of the options granted during 1999 and 1998 are estimated at $599,000 and $271,000, respectively, on the dates of grant using the Black-Scholes option-pricing model with the following assumptions: expected volatility of 107%, expected dividend yield of 0%, risk-free interest rate of 5%, and terms of 8.7 years.

         The Company issued 365,650 shares of Common Stock and 244,840 shares of Common Stock in 1999 and 1998, respectively, in payment of dividends on Series A Convertible Preferred Stock. During the year ended December 31, 1998, 15,500 shares of Common Stock were issued upon conversion of 465 shares of Series A Convertible Preferred Stock.

         At June 30, 2000, IFFC had reserved the following shares of Common Stock for issuance:

Stock option plans..........................................................................         4,000,000
Convertible  Debentures  convertible  into Common Stock at a conversion price of $8.50
  per share on or before December 15, 2007..................................................           324,235
Series A Preferred Stock  convertible into Common Stock at a conversion rate of 33 1/3
  Common Shares per share...................................................................         1,099,500
Series B Preferred  Stock  convertible  into Common Stock at a conversion rate of 151 1/2
  Common Shares per share...................................................................        23,957,301

  Convertible Senior Subordinated  Discount Notes convertible into Common Stock, after
  November 5, 1998, at a conversion price of $.70 per share.................................        13,765,714
Warrants exercisable at $2.00 per share.....................................................         4,000,000
                                                                                                    ----------
Total reserved shares.......................................................................        47,146,750
                                                                                                    ==========

11.      INCOME TAXES:

         The Company follows SFAS No. 109, "Accounting for Income Taxes," which requires, among other things, recognition of future tax benefits measured at enacted rates attributable to deductible temporary differences between financial statement and income tax bases of assets and liabilities and to tax net operating loss carryforwards to the extent that realization of said benefits is more likely than not. As of December 31, 1999 and 1998, the Company had net operating loss carryforwards of approximately $11,858,000 and $9,245,000 respectively, for U.S. tax purposes which expire in various years beginning in 2007 through 2019. As of December 31, 1999 and 1998, the Company's Poland subsidiaries had net operating loss carry-forwards of approximately $5,300,000 and $2,340,000 respectively, which expire in various years through 2004.

         The Company had deferred tax assets of approximately $6,130,000 and $4,412,000 at December 31, 1999 and 1998, respectively, related primarily to net operating loss carryforwards. These deferred tax assets were subject to and presented net of a 100% valuation allowance.

12.      RELATED PARTY TRANSACTIONS:

         In February 1999, IFFP entered into a credit agreement with Citibank (Poland) S.A. under which Citibank granted IFFP a line of credit in the amount of $5,000,000. The line of credit is guaranteed by BKC and the Company granted BKC a security interest in the outstanding shares of IFFP. As a condition to the guarantee, BKC required that IFFC, IFFP and Rubinson enter into a general release in favor of BKC for any and all matters occurring before the date of the guarantee. In order for IFFP to enter into the line of credit, holders of the outstanding Notes were required to waive applicable provisions of the note indenture. As compensation for the waiver, the noteholders were issued an aggregate of 204,585 shares of our common stock at a value of $.56 per share.

         Additionally, in connection with this transaction, Rubinson entered into a purchase agreement with BKC which provides that (1) if IFFC defaults on the line of credit and BKC takes possession of the IFFP shares and (2) IFFC is unable to repurchase the shares of IFFP from BKC, Rubinson is required to purchase the IFFP shares from BKC for an amount equal to all amounts paid out by BKC plus costs and expenses incurred by BKC in connection with the enforcement of its rights under a reimbursement agreement with IFFC. In connection with the purchase agreement, the Company agreed to pay Rubinson a fee of $150,000.

         In October 1999, IFFP increased the amount of the line of credit to $8,000,000. Additionally, the line of credit may be increased to a maximum to $10,000,000 if IFFP meets specified criteria, including monthly debt reduction. As of December 31, 1999, IFFP met such criteria. All of the prior transaction documents were re-executed, including the purchase agreement and the release. Additionally, as security of the line of credit, BKC required that Rubinson enter into a personal guaranty with BKC and pledge 5,000,000 shares of the Company's common stock owned by him. In connection with these matters, IFFC entered into a reimbursement and fee agreement whereby it agreed to reimburse Rubinson for all amounts paid by him under his personal guaranty and to pay him a fee equal to 3% annually of the amount being guaranteed. As of the date hereof, Rubinson has not been paid under this agreement. The Company has accrued approximately $207,000 representing amounts due Rubinson in connection with the Purchase Agreement and guarantee fees. This amount is included in general and administrative expenses in the accompanying 1999 Statement of Operations.

         In order for IFFP to increase the line of credit, holders of the outstanding Notes were required to waive applicable provisions of the note indenture. In addition, the note holders agreed that the Notes would be amended to provide that interest earned on the notes from October 31, 2000 to October 31, 2003 will be paid in additional Notes. Interest payable thereafter will be payable in cash.

13.      COMMITMENTS AND CONTINGENCIES:

         On March 14, 1997, IFFC and BKC entered into a new Development Agreement (the "BKC Development Agreement"), which was then assigned by IFFC to IFFP; IFFC continues to remain liable for the obligations contained in the BKC Development Agreement. The BKC Development Agreement was amended in February 1999 and again in October 1999. Pursuant to the BKC Development Agreement, IFFP has been granted the exclusive right until December 31, 2007 to develop and be franchised to operate Burger King restaurants in Poland with certain exceptions discussed below. Pursuant to the BKC Development Agreement, as amended, IFFC is required to open 73 restaurants during the term of the Agreement. Each traditional Burger King restaurant, in-line Burger King restaurant, or drive-thru Burger King restaurant shall constitute one restaurant. A Burger King kiosk restaurant shall, for purposes of the BKC Development Agreement, be considered one quarter of a restaurant. Beginning January 1, 2000, four of the Development Units opened in each year must be in-line or free-standing restaurants within city centers or shopping mall locations.

         Pursuant to the BKC Development Agreement, IFFC was required to pay BKC a $1 million development fee if gross sales of Burger King restaurants for the twelve months ending September 30, 1999 was less than $9 million. If sales for the period exceeded $9 million but were less than $11 million, IFFC was required to pay a development fee of $250,000. Upon execution of the BKC Development Agreement, IFFC capitalized the $1 million development fee and recorded an offsetting deferred credit, in anticipation of having to pay the amount. The capitalized development fee was included in Burger King Development Rights in the accompanying 1998 consolidated balance sheet, and was being amortized over the life of the agreement.

         Sales for the twelve months ending September 30, 1999 exceeded $9 million but were less than $11 million. As a result, the Company is required to pay BKC a development fee of $250,000 which is reflected in other debt on the accompanying 1999 consolidated balance sheet. The excess $750,000 capitalized upon execution of the BKC Development Agreement was offset against the related deferred credit. Accumulated amortization related to the $750,000 totaling approximately $223,000 has been reversed and is included as a reduction of general and administrative expenses in the accompanying 1999 consolidated statement of operations.

         The development fee was deferred until January 15, 2001 under a deferred payment agreement with BKC executed in October 1999. In January 2001, the Company may, at its option, either pay the development fee or provide BKC with the written and binding undertaking of Rubinson that the Rubinson Group will completely divest itself of any interest in IFFP and the Burger King restaurants opened or operated by IFFP in Poland within six months of the date that the development fee payment is due. Pursuant to the BKC agreement, the "Rubinson Group" has been defined to include any entity of which Rubinson directly or indirectly owns an aggregate interest of 10% or more of the legal or beneficial equity interest and any parent, subsidiary or affiliate of the parent or subsidiary. Divestiture by the Rubinson Group or Rubinson could result in a change in control of the Company under the indenture governing the terms of our currently outstanding Notes. If so, the Company would be required to commence an offer to repurchase the Notes within 30 days of the change in control at a purchase price equal to 101% of the accreted value of the Notes. Rubinson has personally guaranteed payment of the development fee.

         For each restaurant opened, IFFP is obligated to pay BKC an initial fee of up to $40,000 for franchise agreements with a term of 20 years and $25,000 for franchise agreements with a term of ten years. Each such fee is payable not later than 20 days prior to the restaurant's opening. Pursuant to the amendment to the BKC Development Agreement, BKC agreed to defer $280,000 of accrued franchise fees until January 15, 2001. Each franchised restaurant must also pay a percentage of the restaurant's gross sales, irrespective of profitability, as a royalty for the use of the BKC system and BKC trademarks. The annual royalty fee is 5% of gross sales. However, BKC has agreed to reduce the royalty fee to 2% through September 30, 1998 and 3% through December 31, 2002. Thereafter, the annual royalty fee will be 5%. The restaurants must also contribute a monthly advertising and promotion fee of 6% of gross sales to be used for advertising, sales promotion, and public relations. Payment of all amounts due from IFFP to BKC pursuant to the franchise agreements is guaranteed by IFFC.

         BKC may terminate rights granted to IFFC under the BKC Development Agreement, including franchise approvals for restaurants not yet opened, for a variety of possible defaults by IFFC, including, among others, failure to open restaurants in accordance with the schedule set forth in the BKC Development Agreement; failure to obtain BKC site approval prior to the commencement of each restaurant's construction; failure to meet various operational, financial, and legal requirements set forth in the BKC Development Agreement, including maintaining of IFFP's net worth of $7,500,000 beginning on June 1, 1999. As of December 31, 1999, IFFP did not have a net worth of $7.5 million. BKC has agreed to suspend the net worth requirement through December 30, 2000. Upon termination of the BKC Development Agreement, whether resulting from default or expiration of its terms, BKC has the right to license others to develop and operate Burger King restaurants in Poland, or to do so itself.

         Subject to certain exceptions, as long as IFFC is a principal of IFFP, BKC has the right to review and consent to certain types of new stock issuances of IFFC for which the consent will not be unreasonably withheld, provided that IFFC has complied with all reasonable conditions then established by BKC in connection with the proposed sale or issuance of applicable equity securities by IFFC.

         On August 28, 1997, KP entered into a New Master Franchise Agreement with Domino's which granted KP the exclusive right to develop and operate and to sub-license Domino's Pizza stores and to operate a commissary for the Domino's system and the use of the Domino's and related marks in the operation of stores in Poland. IFFC, as a condition to the New Master Franchise Agreement, contributed $2,000,000 to KP in 1997. IFFC also agreed that any additional capital required above such amount will also be dedicated to KP as needed to permit KP to meet its development quotas. The term of the New Master Franchise Agreement will expire on December 31, 2003, and if KP is in compliance with all material provisions of the New Master Franchise Agreement, it may be extended for an additional ten years in accordance with certain minimum development quotas which KP and Domino's may agree upon by execution of an amendment to the New Master Franchise Agreement. Under the terms of the New Master Franchise Agreement, KP is obligated to open 5, 6, 7, 8, 9, and 10 stores, respectively, beginning in 1998 and ending in the year 2003 for a total of 45 new stores. Of such stores, third party franchise stores shall not exceed 25% of the number of open and operating stores and all stores located in Warsaw, Poland shall be corporate stores. IFFC has opened 11 Domino's stores pursuant to the New Master Franchise Agreement and has satisfied its development requirements for 1999.

         During the term of the New Master Franchise Agreement, KP and its controlling shareholders, including the controlling shareholder of IFFC, will not have any interest as an owner, investor, partner, licensee or in any other capacity in any business engaged in sit-down, delivery or carry-out pizza or in any business or entity which franchises or licenses or otherwise grants to others the right to operate a business engaged in such business which is located in Poland. The latter restriction shall apply for a period of one year following the effective date of termination of the New Master Franchise Agreement.

         The Company maintains its executive offices in approximately 2,500 square feet of leased office space. Annual lease payments are approximately $32,200. IFFC has exercised its second of three, two year renewal options.

         IFFP maintains principal offices in Warsaw, Poland in approximately 4,680 square feet of office space. Annual lease payments are $110,000. The term of the lease is for an unlimited period; however, either party may terminate the lease after the first year with six month written notice. IFFP has the right of first refusal to the purchase of the building and will be reimbursed for the net book value of its improvements to the space upon termination of the lease agreement by the landlord.

         On January 1, 2000, IFFC entered into a new employment agreement with the Chairman of the Board and Chief Executive Officer, extending his employment term until December 31, 2002. The minimum annual salary during the first year is $250,000 subject to a 10% annual increase for each of the remaining two years. The agreement provides for an annual incentive bonus in an amount to be determined by the Board of Directors. The agreement also provides for various fringe benefits, certain payments if employment is terminated by reason of death or disability and a severance payment of twice the minimum annual salary then in effect, plus the incentive bonus paid in the prior year, in the event employment is terminated by the Company without cause.

         On November 1, 1999, the Company entered into a new employment agreement with its President and Chief Financial Officer for an initial term of three years, which may be extended by the Company for up to two additional years. Minimum annual salary for the first year is $160,000. The agreement provides for various fringe benefits, a payment of $50,000 in the event employment is terminated by reason of death or disability and a maximum payment of $50,000 if employment is terminated without cause by the Company.

         In connection with the procurement of restaurant sites, IFFP and PKP have entered into various long-term arrangements for restaurant space. The terms of the various agreements range from approximately two to ten years, plus extensions based upon agreement between the parties. The following is a schedule by years of minimum future rentals on noncancellable operating leases as of December 31, 1999, based on the year end exchange rate:

                         YEARS ENDING DECEMBER 31,
                         -------------------------
                                2000...............        $1,151,176
                                2001...............         1,148,094
                                2002...............         1,202,094
                                2003...............         1,124,094
                                2004...............           921,375
                                Thereafter.........         8,357,859
                                                          $13,904,692

         Rent expense for 1999 and 1998 was $1,727,347 and $805,110, respectively.

         IFFP has entered into long-term purchase agreements with its suppliers for its major menu items, which are sourced in Poland. The range of prices and volume of purchases under the agreements vary according to IFFP's demand for the products and fluctuations in market rates.

14.      LITIGATION:

         DISPUTE WITH POLISH FISCAL AUTHORITIES. In 1995, IFFP became subject to penalties for failure to comply with an amended tax law requiring the use of cash registers with calculating and recording capabilities and which are approved for use by the Polish Fiscal Authorities. As a penalty for noncompliance, Polish tax authorities had the right to disallow some value added tax deductions for July and August 1995. Additionally, penalties and interest could have been imposed on these disallowed deductions. Although IFFP's NCR Cash Register System was a modern system, it could not be modified. IFFP replaced the system with a new Siemen's system which complies with Polish regulations. In December 1999, the Polish Tax Court ruled against IFFP but reduced the fine and related penalties to 474,776 Polish zloty or approximately $114,000. The Company reversed the accrual of approximately $426,000 and reflected this amount as a component of interest and other income (net) in the December 31, 1999 consolidated statement of operations.

         REGENESIS MATTER. The Company is a party to the following legal proceeding: ELPOINT COMPANY, LLC AND GENNADY YAKOVLEV vs. MITCHELL RUBINSON, MARILYN RUBINSON, EDDA RUBINSON, NIGEL NORTON, JAMES F. MARTIN, LEON BLUMENTHAL, LAWRENCE RUTSTEIN, SHULMAN & ASSOCIATES, INC., MANNY SCHULMAN, FRANKLYN WEICHSELBAUM, JAMES MIRANTI, INTERNATIONAL FAST FOOD CORPORATION, DOMINO'S PIZZA INTERNATIONAL, INC., REGENESIS HOLDINGS CORPORATION, United States District Court, Northern District of California (Case No. 99-1107 CRB). On March 10, 1999, certain shareholders of Regenesis Holdings Corporation (f/k/a QPQ Corporation) ("Regenesis") filed a complaint against IFFC and certain of its senior management and principal shareholders, including Mitchell Rubinson, IFFC's Chairman of the Board and Chief Executive Officer, and James Martin, IFFC's former President and Chief Financial Officer. Regenesis formerly held the right to develop Domino's Pizza stores in Poland. Certain former officers and principal stockholders of Regenesis are officers and principal shareholders of IFFC. The complaint alleges, among other things, that the defendants fraudulently transferred the Domino's development rights to IFFC, thereby causing Regenesis to lose value. Additionally, the complaint alleges that IFFC engaged in the misappropriation of corporate opportunities of QPQ Corporation. The plaintiffs were seeking unspecified monetary damages, including treble and punitive damages, and reasonable costs and attorney's fees. The parties reached a settlement in this matter and IFFC agreed to pay $300,000. Such amount has been accrued in the 1999 consolidated financial statements.

15.      SEGMENT INFORMATION:

         The Company operates subsidiaries in the fast food industry in the Republic of Poland. The Company, through its two wholly owned subsidiaries, International Fast Food Polska, Sp. zo.o. ("IFFP") and Pizza King Polska Sp. zo.o. ("PKP"), operates franchised Burger King restaurants and Domino's Pizza stores, respectively, in the Republic of Poland. The Company's reportable segments are strategic business units that offer different products. The Company evaluates the performance of its segments based on revenue and operating income. The Company's Burger King restaurants offer dine-in and take out hamburgers, cheeseburgers, chicken sandwiches, fish sandwiches, french fries, soft drinks including milk shakes and ice cream. The Company's Domino's Pizza stores offer its customers take out and delivery service for its pizzas, salads, chicken wings, breadsticks and soft drinks. There is no material intersegment revenue. Interest expense related to working capital and development activity is included in the Company's consolidated statements of operations.

         The following table presents financial information regarding the Company's different industry segments as of and for the years ended December 31, 1999 and 1998 (in thousands):



                                                                   YEAR ENDED DECEMBER 31, 1999
                                                                   ----------------------------
                                                IFFP            PKP          TOTAL        CORPORATE      CONSOLIDATED
                                                ----            ---          -----        ---------      ------------
Revenue..............................       $10,886,141     $4,212,172    $15,098,313             -     $15,098,313
Food and packaging costs.............         4,195,501      1,364,563      5,560,064             -       5,560,064
Restaurant operating expenses........         6,864,959      2,478,604      9,343,563             -       9,343,563
Pre-opening costs....................           466,369        139,153        605,522             -         605,522
Depreciation and amortization........         2,395,050        720,481      3,115,531                     3,115,531
Asset impairment charges.............         1,063,277              -      1,063,277     1,448,033       2,511,310
                                            -----------     ----------    -----------   -----------     -----------
   Loss   from   operations    before
   general     and     administrative        (4,099,015)      (490,629)    (4,589,644)   (1,448,033)     (6,037,677)
   expenses..........................
General and administrative expenses..         1,705,675        553,406      2,259,081     2,574,773       4,833,854
                                            ===========    ===========    ===========   ===========     ============
   Loss from operations..............       $(5,804,690)   $(1,044,035)   $(6,848,725)  $(4,022,806)    $(10,871,531)
                                            ===========    ===========    ===========   ===========     ============

Capital Expenditures                        $  5,175,426   $      886,027 $  6,061,453  $               $   6,061,453
                                                                                                 -

Total Assets                                $18,381,704    $   3,261,300  $21,593,004   $ 4,288,024     $ 25,881,028


                                                                   YEAR ENDED DECEMBER 31, 1998
                                                                   ----------------------------
                                                 IFFP            PKP           TOTAL        CORPORATE    CONSOLIDATED
                                                 ----            ---           -----        ---------    ------------
Revenue.............................         $6,321,644      $2,104,460     $8,426,104              -     $8,426,104
Food and packaging costs............          2,609,902         737,575      3,347,477              -      3,347,477
Restaurant operating expenses.......          3,144,372       1,427,173      4,571,545              -      4,571,545
Depreciation and amortization.......          1,103,031         405,489      1,508,520              -      1,508,520
                                           ------------      ----------     ----------     ----------    -----------
   Loss   from   operations    before
   general     and     administrative          (535,661)       (465,777)    (1,001,438)             -     (1,001,438)
   expenses..........................
General and administrative expenses.          1,410,458         297,223      1,707,681      1,619,316      3,326,997
                                            ------------      ----------     ----------     ----------    -----------
   Loss from operations.............        $(1,946,119)      $(763,000)   $(2,709,119)    (1,619,316)   $(4,328,435)
                                            ===========     ===========    ===========    ===========    ============

Capital Expenditures                        $11,247,000     $2,034,000    $13,281,000   $     10,365    $ 13,291,365

Total Assets                                $18,536,000     $3,406,000    $21,942,000    $9,904,803     $ 31,846,803



16.      ASSET IMPAIRMENT CHARGES

         In the fourth quarter of 1999, the Company recorded asset impairment charges totaling $2,511,310 related to the write-off of costs in excess of the carrying value of assets acquired and asset write-offs related to three store closings.

         As described in Note 2, the Company has a history of net losses and has an accumulated deficit of $35,374,274 as of December 31, 1999. As a result, the Company determined that the carrying value of cost in excess of net assets acquired would not be recoverable and has recorded a $1,448,033 impairment charge to write off the asset.

         During 1999, the Company committed to a plan to close three Burger King locations, of which two were closed in early 2000 and one is scheduled to close in the first half of 2000. In connection with these store closings, the Company recorded asset impairment charges totaling $1,063,277. These charges primarily represent the carrying value of abandoned buildings, fixtures and leasehold improvements for the closed locations totaling $987,471, and the carrying value of franchise fees and other intangibles totaling $75,806. Because the Company's buildings are located on leased properties, the Company will not be able to market and sell the properties.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------




                       INTERNATIONAL FAST FOOD CORPORATION






                        46,145,038 SHARES OF COMMON STOCK

              158,134 SHARE OF SERIES B CONVERTIBLE PREFERRED STOCK






                                   ----------
                                   PROSPECTUS
                                   ----------









--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS



ITEM 24.          INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Company has authority under Section 607.0850 of the Florida Business Corporation Act to indemnify its directors and officers to the extent provided for in such statute. The Company's Amended and Restated Articles of Incorporation provide that the Company shall indemnify its officers and directors to the fullest extent not prohibited by law, including indemnification against liability under the Securities Act. The Company has also entered into indemnification agreements with some directors and executive officers wherein it has agreed to indemnify them to the fullest extent permitted by law.

         The provisions of the Florida Business Corporation Act that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances equitable remedies such as injunctive or other forms of nonmonetary relief will remain available under Florida law. In addition, each director will continue to be subject to liability for (a) violations of criminal laws, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (b) deriving an improper personal benefit from a transaction, (c) voting for or assenting to an unlawful distribution and (d) willful misconduct or conscious disregard for the best interests of the Company in a proceeding by or in the right of the Company to procure a judgment in its favor or in a proceeding by or in the right of a shareholder. The statute does not affect a director's responsibilities under any other law, such as the federal securities laws.

         The effect of the foregoing is to require the Company to indemnify the officers and directors of the Company for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company under the foregoing provisions, the Company has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.



ITEM 25.          OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The estimated expenses in connection with the issuance and distribution of the securities being registered will be borne by the Company, other than underwriting commissions and discounts, and are as follows:

     Securities and Exchange Commission registration fee......      $    7,117
     Legal fees and expenses..................................      $   35,000
     Accounting fees and expenses.............................      $   20,000
     Printing.................................................      $   10,000
     Miscellaneous............................................      $    2,883
     Total....................................................      $   75,000



ITEM 26.          RECENT SALES OF UNREGISTERED SECURITIES

         In June, 2000, the Company issued 273,455 shares of common stock in payment of $98,955 of dividends on the Series A Preferred Stock. Such sales was exempt from the registration requirement under the Act.

ITEM 27.          EXHIBITS.

(a)      Exhibits:

EXHIBIT                 DESCRIPTION
-------                 -----------

3.1 Articles of Incorporation, as amended (Incorporated by reference to the Exhibit 3.1 filed with the Form 10-KSB for the year December 31, 1994)

3.2 Bylaws (Incorporated by reference to the Exhibit 3.2 filed with the Registration Statement on Form S-1 (File No. 33-46784))

3.3      Amendment to Amended and Restated Articles of Incorporation

4.1      Specimen Common Stock Certificate (Incorporated by reference to the
         Exhibit 3.3 filed with the Registration Satement on Form S-1 (File No. 33-46784))

4.3 Form of Indenture relating to 9% Convertible Subordinated Debentures Due 2007 (including form of Debenture) (Incorporated by reference to the Exhibit 4.3 filed with our Registration Statement on Form S-1 (File No. 33-55284))

4.5 Warrant Agreement, dated January 14, 1994, between IFFC and Continental Stock Transfer & Trust Company, including form of Warrants (Incorporated by reference to Exhibit 4.5 of the same number filed with the Form 10-KSB for the year ended December 31, 1993)

4.6 Unit Certificate (Incorporated by reference to Exhibit 4.6 of the same number filed with the Form 10-KSB for the year ended December 31, 1993)

4.7 Series A 6% Convertible Preferred Stock Certificates (Incorporated by reference to Exhibit 4.7 filed with the Form 10-KSB for the year ended December 31, 1994)

10.1* 1993 Stock Option Plan (Incorporated by reference to the Exhibit 10.4 filed with our Registration Statement on Form S-1 (File No. 33-46784))

10.2*    1993 Directors Stock Option Plan (Incorporated by reference to the
         Exhibit 10.5 filed with our Registration Statement on Form S-1 (File No. 33-46784))

10.3 Product Distribution Agreement, dated September 21, 1994, between IFFC and Logistic and Distribution Systems Sp.zo.o (Incorporated by reference to the Exhibit 10.2 filed with the Form 10-QSB for the quarter ended March 31, 1995)

10.4* Form of Indemnification Agreement between IFFC and each of IFFC's Directors and Executive Officers (Incorporated by reference to the Exhibit 10.9 filed with our Registration Statementon Form S-1 (File No. 33-46784))

10.5 Agreement to Assign Litigation Proceeds, dates as of January 25, 1996, among IFFC, IFFP and Funding, with exhibirs including the Escrow Indemnity Agreement among IFFC, IFFP, Funding and Escrow Agent (Incorporated by reference to the Exhibit 10.1 filed the Form 8-K dated January 30, 1996)

10.6 Amendment, dated August 31, 1995, to credit facility, dated January 28, 1993, between IFFP and AmerBank (Incorporated by reference the Exhibit
         10.11 filed with the Form 10-KSB for the year ended December 31, 1995)

10.7 Credit Facility, dated February 1, 1996, between IFFP and AmerBank (Incorporated by reference the Exhibit 10.20 fild with the Form 10-KSB for the year ended December 31, 1995)

10.8 Credit Facility, dated February 12, 1993, between IFFC and AmeriBank in Poland S.A. (Incorporated by reference to Exhibit 10.23 filed with the Form 10-KSB for the fiscal year ended December 31, 1992)

10.9 Credit Facility, dated January 28, 1993, between IFFC and AmerBank in Poland S.A. (Incorporated by reference to Exhibit 10.24 filed with the Form 10-KSB for the fiscal year ended December 31, 1992)

10.10* Stock Option Agreement, dated as of May 21, 1992, between IFFC and Mitchell Rubinson (Incorporated by reference to Exhibit 10.39 of the same number filed with the Form 10-KSB for the year ended December 31,
         1993)

10.11* Stock Option Agreement, dated as of February 1, 1993, between IFFC and Mitchell Rubinson (Incorporated by reference to Exhibit 10.41 of the same number filed with the Form 10-KSB for the year ended December 31,
         1993)

10.12 Management Agreement, dated January 1, 1995, between IFFC and IFFP (Incorporated by reference to Exhibit 10.46 filed with the Form 10-KSB for the year ended December 31, 1994)

10.13 Credit Facility, dated February 23, 1994, between IFFC and American Bank in Poland, S.A. (Incorporated by reference to Exhibit 10.49 filed with the Form 10-KSB for the year ended December 31, 1994)

10.14 Restaurant Development Agreement dated March 14, 1997 between IFFC and BKS (Incorporated by reference to Exhibit 99.1 filed with the Form 8-K dated March 14, 1997)

10.15 Franchise Agreement dated March 14, 1997 between IFFC and BKC (Incorporated by reference to Exhibit 99.2 filed with the Form 8-K dated March 14, 1997)

10.16 Amendment to Agreement to Assign Litigation Proceeds, dated as of July 3, 1996, among IFFC, IFFP and Litigation Funding (Incorporated by reference to Exhibit 10.1 filed with the Form 8-K dated July 3, 1996)

10.17 Agreement to Assign Litigation Proceeds, dated as of September 11, 1996, among IFFC and IFFP (14)

10.18 Promissory Note dated March 11, 1997 by International Fast Food Corporation to Litigation Funding, Inc. (Incorporated by reference to
         Exhibit 10.1 filed with the Form 10-QSB for the quarter ended dated March 31, 1997)

10.19 Second Amendment to Agreement to Assign Litigation Proceeds dated March 13, 1997 between International Fast Food Corporation, International Fast Food Polska Sp.zo.o and Litigation Funding, Inc. (Incorporated by reference to Exhibit 10.2 filed with the Form 10-QSB for the quarter ended dated March 31, 1997)

10.20 Agreement dated May 9, 1997, between Litigation Funding, Inc., International Fast Food Corporation and International Fast Food Polska Sp.zo.o. (Incorporated by reference to Exhibit 10.3 filed with the Form 10-QSB for the quarter ended March 31, 1997)

10.21    Indenture dated November 5, 1997 (Incorporated by reference to Exhibit
         10.01 filed with the Form 10-QSB for the quarter ended September 30,
         1997)

10.22 Securities Purchase Agreement dated November 5,1997 (Incorporated by reference to Exhibit 10.02 filed with the Form 10-QSB for the quarter ended September 30, 1997)

10.23 Registration Rights Agreement dated November 5, 1997 (Incorporated by reference to Exhibit 10.03 filed with the Form 10-QSB for the quarter ended September 30, 1997)

10.24 Voting and Disposition Agreement dated November 5, 1997 (Incorporated by reference to Exhibit 10.04 filed with the Form 10-QSB for the quarter ended September 30, 1997)

10.25 Amendment to Restaurant Development Agreement dated as of February 24, 1999 by and among Burger King Corporation and IFFC (Incorporated by reference to Exhibit 10.75 filed with the Form 10-KSB for the year ended December 31, 1998)

10.26 Reimbursement Agreement dated as of February 24, 1999 by and among IFFC, IFFP and Burger King Corporation (Incorporated by reference to
         Exhibit 10.76 filed with the Form 10-KSB for the year ended December 31, 1998)

10.27 Agreement for the Transfer of Title to Shares By Way of Security dated as of February 24, 1999 by and between IFFC, IFFP and Burger King Corporation (Incorporated by reference to Exhibit 10.77 filed with the Form 10-KSB for the year ended December 31, 1998)

10.28 General Release dated as of February 24, 1999 by and among Burger King Corporation, IFFC, IFFP and Mitchell Rubinson (Incorporated by reference to Exhibit 10.78 filed with the Form 10-KSB for the year ended December 31, 1998)

10.29 Purchase Agreement dated as of February 24, 1999 by and among IFFC, IFFP, Mitchell Rubinson and Burger King Corporation (Incorporated by reference to Exhibit 10.79 filed with the Form 10-KSB for the year ended December 31, 1998)

10.30 Credit Agreement dated February 24, 1999, as amended, between IFFP and Citibank (Poland) S.A. (Incorporated by reference to Exhibit 10.80 filed with the Form 10-KSB for the year ended December 31, 1998)

10.31 Addendum dated March 17, 1999, by and among Burger King Corporation, IFFC, IFFP and Mitchell Rubinson (Incorporated by reference to Exhibit
         10.81 filed with the Form 10-KSB for the year ended December 31, 1998)

10.32 Letter Agreement dated March 18, 1999 between IFFC and Host Marriott Services Corporation (Incorporated by reference to Exhibit 10.82 filed with the Form 10-KSB for the year ended December 31, 1998)

10.33* Employment Agreement dated October 4, 1999 between IFFC and James F. Martin (Incorporated by reference to Exhibit 10.1 filed with the Form 10-QSB for the quarter ended September 30, 1999)

10.34 Amendment to Restaurant Development Agreement dated as of October 21, 1999 by and among Burger King Corporation, IFFC and IFFP (Incorporated by reference to Exhibit 10.2 filed with the Form 10-QSB for the quarter ended September 30, 1999)

10.35 Amended and Restated Reimbursement Agreement dated as of October 21, 1999 by and among IFFC, IFFP and Burger King (Incorporated by reference to Exhibit 10.3 filed with the Form 10-QSB for the quarter ended September 30, 1999)

10.36 Amended and Restated Agreement for the Transfer of Title to Shares by way of security dated as of October 21, 1999 by and between IFFC, IFFP and Burger King Corporation (Incorporated by reference to Exhibit 10.4 filed with the Form 10-QSB for the quarter ended September 30, 1999)

10.37 General Release dated as of October 21, 1999 by and among Burger King Corporation, IFFC, IFFP and Mitchell Rubinson (Incorporated by reference to Exhibit 10.5 filed with the Form 10-QSB for the quarter ended September 30, 1999)

10.38 Amended and Restated Purchase Agreement dated as of October 21, 1999 by and among IFFC, Mitchell Rubinson, IFFP and Burger King Corporation (Incorporated by reference to Exhibit 10.6 filed with the Form 10-QSB for the quarter ended September 30, 1999)

10.39 Guarantee of Future Advances Agreement dated as of October 21, 1999 by and among IFFC, Mitchell Rubinson, IFFP and Burger King Corporation (Incorporated by reference to Exhibit 10.7 filed with the Form 10-QSB for the quarter ended September 30, 1999)

10.40 Deferred Payment Agreement dated as of October 21, 1999 by and among IFFC, IFFP and Burger King Corporation (Incorporated by reference to
         Exhibit 10.8 filed with the Form 10-QSB for the quarter ended September 30, 1999)

10.41 Warrant to Subscribe for and purchase 4,000,000 shares of Common Stock issued to Burger King Corporation (Incorporated by reference to Exhibit
         10.9 filed with the Form 10-QSB for the quarter ended September 30,
         1999)

10.42 Guaranty dated as of October 21, 1999 by and between Mitchell Rubinson and Burger King Corporation (Incorporated by reference to Exhibit 10.10 filed with the Form 10-QSB for the quarter ended September 30, 1999)

10.43 Security and Pledge Agreement dated as of October 21, 1999 by and between Mitchell Rubinson and Burger King Corporation (Incorporated by reference to Exhibit 10.11 filed with the Form 10-QSB for the quarter ended September 30, 1999)

10.44 Reimbursement and Fee Agreement dated as of October 14, 1999 by and among IFFC and Mitchell Rubinson (Incorporated by reference to Exhibit
         10.12 filed with the Form 10-QSB for the quarter ended September 30,
         1999)

10.45* Employment Agreement dated January 1, 2000 between IFFC and Mitchell Rubinson

14.1 Trademark Protection Certificate No. 74441; Trademark [logo] Burger King; Owner: BKC (Incorporated by reference to Exhibit 14.1 filed with the Form 10-KSB for the year ended December 31, 1994)

14.2     Trademark Protection Certificate No. 74442; Trademark [word] Whopper;
         Owner: BKC (Incorporated by reference to Exhibit 14.2 filed with the Form 10-KSB for the year ended December 31, 1994)

14.3 Trademark Protection Certificate No. 74443; Trademark [words] Burger King; Owner: KC (Incorporated by reference to Exhibit 14.3 filed with the Form 10-KSB for the year ended December 31, 1994)

21.1     Subsidiaries of IFFC








ITEM 28.          UNDERTAKINGS.

         The undersigned registrant hereby undertakes to:

     (1) file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

     (i) include any prospectus required by Section 10(a)(3) of the Securities Act.

     (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement;

     (iii) include any additional or changed material information on the plan of distribution;

     (2) for determining liability under the Securities Act, treat each such post-effective amendment as a new registration of the securities offered, and the offering of such securities at that time to be initial bona fide offering; and

     (3) file a post-effective amendment to remove from registration any of the securities that remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Miami, State of Florida on August 31, 2000.

                                     INTERNATIONAL FAST FOOD CORPORATION


                                     By:  /S/ MITCHELL RUBINSON
                                        ---------------------------------------
                                        Mitchell Rubinson,
                                        Chairman of the Board,  Chief Executive
                                        Officer,  President,  Chief
                                        Operating Officer and Chief Financial
                                        Officer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mitchell Rubinson and Larry H. Schatz, and each of them, his true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, including a Registration Statement filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

  SIGNATURES                TITLE(S)                                   DATE

/S/ MITCHELL RUBINSON      Chairman of the Board,              August 31, 2000
-----------------------    Chief Executive
Mitchell Rubinson           Officer, President, Chief Operating
                            Officer and Chief Financial Officer

/S/ LARRY H. SCHATZ         Director                           August 31, 2000
-----------------------
Larry H. Schatz


                                      II-3